            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                AUGUST 4, 1995
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                       --------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       --------------------------------

                              OLD NATIONAL BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         INDIANA                        6021                   35-1539838
- ----------------------------  -------------------------    -------------------
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
   of incorporation or        Industrial Classification    Identification No.)
       organization)                 Code Number)

          420 MAIN STREET, EVANSVILLE, INDIANA  47708,  (812) 464-1434
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JEFFREY L. KNIGHT, ESQ.                       TIMOTHY M. HARDEN, ESQ.
CORPORATE SECRETARY & GENERAL COUNSEL         NICHOLAS J. CHULOS, ESQ.
OLD NATIONAL BANCORP                          KRIEG DEVAULT ALEXANDER & CAPEHART
420 MAIN STREET                               ONE INDIANA SQUARE, SUITE 2800
EVANSVILLE, INDIANA  47708                    INDIANAPOLIS, INDIANA  46204-2017
(812) 464-1363                                (317) 636-4341
(AGENT FOR SERVICE)                           (COPY TO)
- --------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box.  [_]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
  Title of each class        Amount      Proposed maximum    Proposed maximum     Amount of
     of securities           to be        offering price    aggregate offering   registration
   to be registered        registered      per unit (1)          price (1)           fee
- ----------------------------------------------------------------------------------------------
     COMMON STOCK,           UP TO            $  N/A           $2,029,000.00        $699.60
     NO PAR VALUE        140,271 SHARES
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and calculated as of March 1, 1995, in accordance with Rule 457(f)(2) on the basis of the book value of the securities to be exchanged for the common stock to be issued by the registrant.

                       --------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             CROSS-REFERENCE SHEET

                                      FOR

               REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS


Items of Form S-4                                          Headings in Prospectus
- -----------------                                          ----------------------
1.  Forepart of Registration Statement and                 Forepart of Registration Statement;
    Outside Front Cover Page of Prospectus                 Outside Front Cover Page

2.  Inside Front and Outside Back Cover                    Inside Front Cover Page of
    Pages of Prospectus                                    Prospectus

3.  Risk Factors, Ratio of Earnings to                     Summary; Summary of Selected Financial
    Fixed Charges and Other Information                    Data; Comparative Per Share Data

4.  Terms of the Transaction                               Summary; General information; Proposed Affiliation;
                                                           Federal Income Tax Consequences; Comparative Per Share
                                                           Data; Comparison of Common Stock

5.  Pro Forma Financial Information                        Pro Forma Condensed Combined Financial Information

6.  Material Contacts with the Company                     Not Applicable
    Being Acquired

7.  Additional Information Required for                    Not Applicable
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and Counsel                 Not Applicable

9.  Disclosure of Commission Position on                   Not Applicable
    Indemnification for Securities Act Liabilities

10. Information with Respect to S-3 Registrants            Summary of Selected Financial Data;
                                                           Regulatory Considerations; Comparative
                                                           Per Share Data

11. Incorporation of Certain Information                   Incorporation of Certain Documents
    by Reference                                           by Reference

12. Information with Respect to S-2 or                     Not Applicable
    S-3 Registrants

13. Incorporation of Certain Information                   Not Applicable
    by Reference


Items of Form S-4                                          Headings in Prospectus
- -----------------                                          ----------------------
14. Information with Respect to Registrants                Not Applicable
    Other Than S-3 or S-2 Registrants

15. Information with Respect to S-3 Companies              Not Applicable

16. Information with Respect to S-2 or                     Not Applicable
    S-3 Companies

17. Information with Respect to Companies                  Summary of Selected Financial Data; Description
    Other Than S-3 or S-2 Companies                        of Shawnee Bancorp and the Bank; Management's
                                                           Discussion and Analysis of Financial Condition and Results
                                                           of Operations of Shawnee Bancorp and the Bank;
                                                           Regulatory Considerations; Comparative Per Share Data

18. Information if Proxies, Consents or                    General Information; Proposed Affiliation;
    Authorizations are to be Solicited                     Description of ONB; Description of
                                                           Shawnee Bancorp and the Bank

19. Information if Proxies, Consents or                    Not Applicable
    Authorizations are not to be Solicited or
    in an Exchange Offer


                      [SHAWNEE BANCORP, INC. LETTERHEAD]

                 , 1995
- -----------------

Dear Shareholder:

   You are cordially invited to attend a Special Meeting of Shareholders of Shawnee Bancorp, Inc. ("Shawnee Bancorp") to be held at the main office of The Bank of Harrisburg ("Bank"), located at 2 West Walnut Street, Harrisburg, Illinois 62946 on _________________, 1995, at ____:_____ __.m., local time.

   The purpose of the Special Meeting is to consider and vote upon the Agreement of Affiliation and Merger ("Agreement"), dated May 31, 1995, by and among Shawnee Bancorp, Old National Bancorp ("ONB"), The First National Bank of Harrisburg and the Bank. Under the terms of the Agreement, Shawnee Bancorp will merge with and into ONB, and each outstanding share of Shawnee Bancorp common stock will be converted into the right to receive such number of shares of ONB common stock which have a market value equal to Forty-One Dollars ($41.00), as determined pursuant to and as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus.

   The Board of Directors of Shawnee Bancorp believes that the proposed affiliation between ONB and Shawnee Bancorp is in the best interests of the shareholders of Shawnee Bancorp and the customers and employees of the Bank and the communities which the Bank serves. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

   Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders, (ii) a Joint Proxy Statement-Prospectus containing information about the Special Meeting and the proposed affiliation, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope for your use to return your proxy card to Shawnee Bancorp. We encourage you to read the enclosed materials carefully and in their entirety.

   Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special Meeting. If you desire, you may cancel your proxy at any time before it is voted at the special meeting.

   Please give this matter your careful consideration.

                                       Sincerely,



                                       William E. Cook
                                       President

                             SHAWNEE BANCORP, INC.
                             2 WEST WALNUT STREET
                          HARRISBURG, ILLINOIS  62946

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     to be held on _________________, 1995

To Our Shareholders:

   Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of Shawnee Bancorp, Inc. ("Shawnee Bancorp") will be held on _________________, 1995 at ____:______ p.m., local time, at the main office of The Bank of Harrisburg ("Bank"), located at 2 West Walnut Street, Harrisburg, Illinois 62946.

The purposes of the Special Meeting are:

1. To consider and vote upon the Agreement of Affiliation and Merger ("Agreement"), dated May 31, 1995, by and among Old National Bancorp, Evansville, Indiana ("ONB"), Shawnee Bancorp, The First National Bank of Harrisburg and the Bank, pursuant to which Shawnee Bancorp will merge with and into ONB. Under the terms of the Agreement, each outstanding share of Shawnee Bancorp common stock will be converted into the right to receive such number of shares of ONB common stock which have a market value equal to Forty-One Dollars ($41.00), all as determined pursuant to and as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus; and

2. To transact such other business which may properly be presented at the Special Meeting or any adjournment thereof.

   Only shareholders of record at the close of business on __________________, 1995 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

   Notice is also given that Shawnee Bancorp shareholders are entitled to assert dissenters' rights under Illinois law with respect to the proposed merger with ONB, provided that they comply with the provisions of Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, as amended, a copy of which is attached as Appendix B to the accompanying Joint Proxy Statement-Prospectus.

                                       BY ORDER OF THE BOARD OF DIRECTORS
____________________, 1995
                                       WILLIAM E. COOK
                                       PRESIDENT

            YOUR VOTE IS IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY.

                THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST
            TWO-THIRDS OF THE OUTSTANDING SHARES OF SHAWNEE BANCORP COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

        IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
                YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
                  THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      [THE BANK OF HARRISBURG LETTERHEAD]


               , 1995
- ---------------

Dear Shareholder:

   You are cordially invited to attend a Special Meeting of Shareholders of The Bank of Harrisburg ("Bank") to be held at the main office of the Bank, located at 2 West Walnut Street, Harrisburg, Illinois 62946 on __________________, 1995, at ____:_____ __.m., local time.

   The purpose of the Special Meeting is to consider and vote upon the Agreement of Affiliation and Merger ("Agreement"), dated May 31, 1995, by and among the Bank, Old National Bancorp ("ONB"), Shawnee Bancorp, Inc. and The First National Bank of Harrisburg ("First National"). Under the terms of the Agreement, the Bank will merge with and into First National, and each outstanding share of common stock of the Bank held by the individual minority shareholders of the Bank will be converted into the right to receive from ONB cash in the amount of Seventeen Dollars ($17.00), as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus.

   The Board of Directors of the Bank believes that the proposed affiliation between First National and the Bank is in the best interests of the shareholders of the Bank and the customers and employees of the Bank and the communities which the Bank serves. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

   Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders, (ii) a Joint Proxy Statement-Prospectus containing information about the Special Meeting and the proposed affiliation, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope for your use to return your proxy card to the Bank. We encourage you to read the enclosed materials carefully and in their entirety.

   Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special Meeting. If you desire, you may cancel your proxy at any time before it is voted at the special meeting.

   Please give this matter your careful consideration.

                                       Sincerely,



                                       David H. Clemmons
                                       Chairman

                             THE BANK OF HARRISBURG
                              2 WEST WALNUT STREET
                          HARRISBURG, ILLINOIS  62946

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     to be held on _________________, 1995

To Our Shareholders:

   Notice is hereby given that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of The Bank of Harrisburg ("Bank") will be held on __________________, 1995 at ____:______ p.m., local time, at the main office of the Bank, located at 2 West Walnut Street, Harrisburg, Illinois 62946.

The purposes of the Special Meeting are:

1. To consider and vote upon the Agreement of Affiliation and Merger ("Agreement"), dated May 31, 1995, by and among Old National Bancorp, Evansville, Indiana ("ONB"), Shawnee Bancorp, Inc., The First National Bank of Harrisburg ("First National") and the Bank, pursuant to which the Bank will merge with and into First National. Under the terms of the Agreement, each outstanding share of Bank common stock owned by the individual minority shareholders of the Bank will be converted into the right to receive from ONB cash in the amount of Seventeen Dollars ($17.00), as described in the Agreement, a copy of which is attached to the accompanying Proxy Statement-Prospectus; and

2. To transact such other business which may properly be presented at the Special Meeting or any adjournment thereof.

   Only shareholders of record at the close of business on _________________, 1995 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

   Notice is also given that shareholders of the Bank are entitled to assert dissenters' rights under federal law with respect to the proposed merger with First National, provided that they comply with the provisions of Section
215a(b) (d) of the National Bank Act, as amended, a copy of which is attached as Appendix C to the accompanying Joint Proxy Statement-Prospectus.

                                       BY ORDER OF THE BOARD OF DIRECTORS
____________________, 1995
                                       DAVID H. CLEMMONS
                                       CHAIRMAN

            YOUR VOTE IS IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY.

                THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST
                  TWO-THIRDS OF THE OUTSTANDING SHARES OF BANK
            COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

        IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING,
                YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
                  THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                  PROSPECTUS
                                      OF
                             OLD NATIONAL BANCORP
                                   FOR UP TO
                        140,271 SHARES OF COMMON STOCK
                                (NO PAR VALUE)

                             ____________________

                       THIS PROSPECTUS ALSO CONSTITUTES
                           THE JOINT PROXY STATEMENT
                                      OF
                             SHAWNEE BANCORP, INC.
                                      AND
                            THE BANK OF HARRISBURG
                             FOR THEIR RESPECTIVE
                        SPECIAL MEETING OF SHAREHOLDERS
                    EACH TO BE HELD ON ______________, 1995

                             ____________________

   This Joint Proxy Statement-Prospectus ("Proxy Statement") constitutes the Prospectus of Old National Bancorp ("ONB") with respect to a maximum of 140,271 shares of ONB common stock, no par value per share ("ONB Common Stock"), being offered to the shareholders of Shawnee Bancorp, Inc. ("Shawnee Bancorp") in connection with the proposed affiliation of ONB and Shawnee Bancorp, and to the individual minority shareholders of The Bank of Harrisburg ("Bank") in connection with the proposed merger of the Bank into The First National Bank of Harrisburg ("First National"). It also serves as the Joint Proxy Statement of Shawnee Bancorp and the Bank in connection with the solicitation of proxies by the Board of Directors of Shawnee Bancorp and the Bank for use at the respective Special Meeting of Shareholders, each to be held on _________________, 1995, and at any adjournment thereof (collectively, "Special Meetings"), for the purpose of considering and voting upon (1) a proposal to approve the Agreement of Affiliation and Merger ("Agreement"), dated May 31, 1995, by and among ONB, Shawnee Bancorp, First National and the Bank, and (2) any other business which may properly be presented at the Special Meetings or any adjournment thereof.

   As more fully discussed hereinafter, at the effective time of the proposed affiliation of ONB and Shawnee Bancorp ("Affiliation"), Shawnee Bancorp will first merge with and into ONB ("Company Merger") and, immediately thereafter, the Bank will merge with and into First National ("Bank Merger"). Each outstanding share of Shawnee Bancorp common stock, $0.50 par value per share ("Shawnee Bancorp Common Stock"), will be converted into the right to receive such number of shares of ONB Common Stock which have a market value equal to Forty-One Dollars ($41.00), and each outstanding share of Bank common stock, $1.00 par value per share ("Bank Common Stock"), owned by the individual minority shareholders of the Bank will be converted into the right to receive from ONB cash in the amount of Seventeen Dollars ($17.00), except for 178 shares of Shawnee Bancorp Common Stock which will be converted into the right to receive such number of shares of ONB Common Stock which have a market value of Seventeen ($17.00), all as described pursuant to the Agreement. ONB will pay cash for any fractional share interests resulting from the exchange ratio in accordance with the Agreement. The Company Merger and the Bank Merger are each subject to approval by the holders of at least two-thirds (2/3) of the outstanding shares of Shawnee Bancorp Common Stock and Bank Common Stock, respectively. Both mergers require the receipt of required regulatory approvals and the satisfaction of certain other conditions as set forth in the Agreement attached hereto as Appendix A.

                             ____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ____________________

         THE DATE OF THIS PROXY STATEMENT IS _________________, 1995.

                               TABLE OF CONTENTS


                                                                                                   PAGE
                                                                                                   ----
AVAILABLE INFORMATION ........................................................................      iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..............................................      iii

SUMMARY ......................................................................................        v

SUMMARY OF SELECTED FINANCIAL DATA ...........................................................       xi

GENERAL INFORMATION ..........................................................................        1

PROPOSED AFFILIATION .........................................................................
   Description of the Affiliation ............................................................
   Background of and Reasons for the Affiliation .............................................
   Recommendation of the Boards of Directors .................................................
   Exchange of Shawnee Bancorp Common Stock and Bank Common Stock ............................
   Rights of Dissenting Shareholders .........................................................
   Resale of ONB Common Stock by Shawnee Bancorp Affiliates ..................................
   Conditions to Consummation ................................................................
   Termination ...............................................................................
   Restrictions Affecting Shawnee Bancorp ....................................................
   Regulatory Approvals ......................................................................
   Accounting Treatment for the Affiliation ..................................................
   Effective Time ............................................................................
   Management, Personnel and Operations After the Affiliation ................................

FEDERAL INCOME TAX CONSEQUENCES ..............................................................
   Tax Opinion ...............................................................................
   Tax Consequences to ONB, First National, Shawnee Bancorp and the Bank .....................
   Tax Consequences to Shawnee Bancorp Shareholders ..........................................
   Tax Consequences to Shareholders of the Bank ..............................................

COMPARATIVE PER SHARE DATA ...................................................................
   Nature of Trading Market ..................................................................
   Dividends .................................................................................
   Existing and Pro Forma Per Share Information ..............................................
   Tax Consequences to Shareholders of the bank ..............................................

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ...........................................

DESCRIPTION OF ONB AND FIRST NATIONAL ........................................................
   Business ..................................................................................
   Acquisition Policy and Pending Transactions ...............................................
   Incorporation of Certain Information by Reference .........................................


                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                   PAGE
                                                                                                   ----
DESCRIPTION OF SHAWNEE BANCORP AND THE BANK
   Business ..................................................................................
   Properties ................................................................................
   Litigation ................................................................................
   Employees .................................................................................
   Management ................................................................................
   Security Ownership of Management ..........................................................
   Principal Shareholders ....................................................................
   Certain Relationships and Related Transactions ............................................

MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF SHAWNEE
 BANCORP AND THE BANK FOR THE THREE MONTHS
 ENDED MARCH 31, 1995 AND 1994, AND FOR THE YEARS ENDED
 DECEMBER 31, 1994, 1993 AND 1992 ............................................................

REGULATORY CONSIDERATIONS ....................................................................
   Bank Holding Company Regulation ...........................................................
   Capital Adequacy Guidelines for Bank Holding Companies ....................................
   Bank Regulation ...........................................................................
   Bank Capital Requirement ..................................................................
   Branches and Affiliates ...................................................................
   FDICIA ....................................................................................
   Deposit Insurance .........................................................................
   Recent Legislation ........................................................................
   Additional Matters ........................................................................

COMPARISON OF COMMON STOCK ...................................................................
   Authorized But Unissued Shares ............................................................
   Preemptive Rights .........................................................................
   Dividend Rights ...........................................................................
   Voting Right ..............................................................................
   Dissenters' Rights ........................................................................
   Liquidation Rights ........................................................................
   Assessment and Redemption .................................................................
   Anti-Takeover Provisions ..................................................................
   Director Liability ........................................................................
   Director Nominations ......................................................................

LEGAL OPINIONS ...............................................................................

EXPERTS ......................................................................................


                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE
                                                                          ----

OTHER MATTERS..........................................................

INDEX TO FINANCIAL STATEMENTS..........................................   F-1

APPENDICES

   A. Agreement of Affiliation and Merger..............................   A-1
   B. Illinois Business Corporation Act of 1983, as amended,
        Sections 11.65 and 11.70 (Dissenters' Rights)..................   B-1
   C. 12 United States Code Section 215a(b)-(d) (Dissenters' Rights
        for Shawnee Bancorp)...........................................   C-1
   D. Banking Circular 259 of the Comptroller of the Currency..........   D-1

                             AVAILABLE INFORMATION

   ONB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and may also be inspected and copied at prescribed rates at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. ONB common stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information concerning ONB are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

   ONB has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of ONB Common Stock to be issued in connection with its affiliation with Shawnee Bancorp. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

   All information contained in this Proxy Statement with respect to Shawnee Bancorp and the Bank has been supplied by Shawnee Bancorp and the Bank, respectively, and all information contained in this Proxy Statement with respect to ONB and First National has been supplied by ONB and First National, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO JEFFREY L. KNIGHT, CORPORATE SECRETARY AND GENERAL COUNSEL, OLD NATIONAL BANCORP, 420 MAIN STREET, P.O. BOX 718, EVANSVILLE, INDIANA 47705,
(812) 464-1363. IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ___________________, 1995.

   The following documents previously filed by ONB (SEC File No. 0-10888) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

   1.  ONB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

   2. ONB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

   3. ONB's Annual Report to Shareholders for the fiscal year ended December 31, 1994.

   4. The description of ONB's common stock contained in ONB's Current Report on Form 8-K, dated January 6, 1983, and the description of ONB's Preferred Stock Purchase Rights contained in ONB's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee.

   All documents subsequently filed by ONB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Special Meeting is held shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ONB, SHAWNEE BANCORP, FIRST NATIONAL OR THE BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT.

                                    SUMMARY

   The following is a brief summary of certain information contained elsewhere herein and was prepared to assist the shareholders of Shawnee Bancorp and the Bank in their review of the Proxy Statement. This summary does not purport to be complete and is qualified in all respects by reference to the full text of this Proxy Statement and the appendices hereto.



SPECIAL MEETINGS:


Date, Time and Place of          ________________, 1995, at the main office of
Special Meetings                 The Bank of Harrisburg ("Bank"), located at 2
                                 West Walnut Street, Harrisburg, Illinois 62946, with the Shawnee Bancorp Special Meeting to begin at ___:___ __.m., local time, and the Bank Special Meeting to begin at ___:___ __.m., local time.

Purpose of Special               To consider and vote upon the Agreement, under
Meetings                         the terms of which Shawnee Bancorp will first
                                 merge with and into ONB ("Company Merger") and, immediately thereafter, the Bank will merge with and into First National ("Bank Merger"). A copy of the Agreement, which is incorporated herein by reference, is attached to this Proxy
                                 Statement as Appendix A. See "NOTICE OF SPECIAL
                                 MEETINGS OF SHAREHOLDERS" and the discussions under the captions "GENERAL INFORMATION" and "PROPOSED AFFILIATION".


Required Shareholder Vote        The approval of the Agreement requires the
                                 affirmative vote, in person or by proxy, of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Shawnee
                                 Bancorp Common Stock and Bank Common Stock, respectively. Members of the Board of Directors of Shawnee Bancorp beneficially own in the aggregate, directly and indirectly, approximately 80.51% of the outstanding shares of Shawnee Bancorp Common Stock. Members of the
                                 Board of Directors of the Bank beneficially own in the aggregate, directly and indirectly, approximately 0.01% of the outstanding shares of Bank Common Stock. Shawnee Bancorp beneficially owns 439,080 shares of Bank Common
                                 Stock, or approximately 98.5% of the
                                 outstanding shares of Bank Common Stock. See
                                 "GENERAL INFORMATION", "PROPOSED AFFILIATION --
                                 Conditions to Consummation" and "DESCRIPTION OF
                                 SHAWNEE BANCORP AND THE BANK -- Security
                                 Ownership of Management".

Shares Outstanding and           As of March 31, 1995, there were 118,000 shares
Entitled to Vote                 of Shawnee Bancorp Common Stock outstanding,
                                 and 445,766 shares of Bank Common Stock
                                 outstanding. Shareholders of Shawnee Bancorp and the Bank of record at the close of business on ______________, 1995 are entitled to notice of, and to vote at, the Special Meetings. See
                                 "GENERAL INFORMATION".

Proxies Proxies are revocable at any time before they are exercised by a later dated proxy delivered to Shawnee Bancorp or the Bank or by written notice delivered to the Secretary of Shawnee Bancorp or the Cashier of the Bank. See "GENERAL INFORMATION".


THE PARTIES TO THE
 TRANSACTION:

Old National Bancorp             As the largest independent bank holding
420 Main Street                  company headquartered in the State of Indiana,
Evansville, Indiana 47708        ONB owns and operates 23 affiliate banks with
(812) 464-1434                   [123] offices located in the three state area
                                 of Indiana, Illinois, and Kentucky. As of March
                                 31, 1995, ONB had total assets of approximately
                                 $4.2 billion and its ratio of total capital to risk-adjusted assets was 16.07%. This capital ratio is well in excess of applicable regulatory requirements. See "DESCRIPTION OF
                                 ONB".

                                 ONB has entered into definitive agreements to acquire (i) First United Savings Bank, f.s.b. ("First United"), located in Greencastle and Bloomington, Indiana, and (ii) City National Bancorp, Inc. ("City National"), Fulton, Kentucky, and its wholly-owned subsidiary, City National Bank. See "DESCRIPTION OF ONB -- Acquisition Policy and Pending Affiliations".

The First National Bank          First National is a national banking
  of Harrisburg                  association located in Harrisburg, Illinois and
2 East Locust Street             a wholly-owned subsidiary of ONB.  As of
Harrisburg, Illinois  62946      March 31, 1995, First National had total
(618) 253-7611                   assets of approximately $170 million.

Shawnee Bancorp, Inc.            Shawnee Bancorp is an Illinois corporation and
2 West Walnut Street             a bank holding company located in Harrisburg,
Harrisburg, Illinois 62946       Illinois and owns 98.5% of the outstanding
(618) 253-7693                   shares of Bank Common Stock. As of March 31,
                                 1995, Shawnee Bancorp had total assets of approximately $30.0 million and its ratio of total capital to risk-adjusted assets was 9.33%. See "DESCRIPTION OF SHAWNEE BANCORP AND
                                 THE BANK".

The Bank of Harrisburg           The Bank is an Illinois state chartered bank
2 West Walnut Street             located in Harrisburg, Illinois.  Shawnee
Harrisburg, Illinois  62946      Bancorp owns 98.5% of the outstanding shares
(618) 253-7693                   of Bank Common Stock. As of March 31, 1995, the
                                 Bank had total assets of approximately $29.7 million.


THE AFFILIATION:

Description of the               The affiliation involves the merger of
Affiliation                      Shawnee Bancorp with and into ONB and,
                                 immediately thereafter, the merger of the Bank with and into First National ("Affiliation").
                                 ONB will be the surviving corporation in the Company Merger and, upon consummation of the Company Merger, the separate corporate existence of Shawnee

                                 Bancorp will cease. First National will survive the Bank Merger and, upon consummation of the Bank Merger, the separate corporate existence of the Bank will cease.



Exchange of Shawnee Bancorp      At the effective time of the Company Merger,
and Bank Common Stock            each outstanding share of Shawnee Bancorp
                                 Common Stock will be converted into the right to receive such number of shares of ONB Common
                                 Stock which have a market value equal to Forty-
                                 One Dollars ($41.00), all as determined
                                 pursuant to the Agreement. At the effective time of the Bank Merger, each outstanding share of Bank Common Stock issued to and beneficially owned by the individual minority shareholders of the Bank will be converted into the right to receive from ONB an amount of Seventeen Dollars
                                 ($17.00) in cash, except two (2) minority shareholders of the Bank who are also shareholders of Shawnee Bancorp, may exchange their shares of Bank Common Stock for such number of shares of ONB Common Stock which have a Market Value of Seventeen Dollars ($17.00).
                                 No fractional shares of ONB Common Stock will be issued and ONB will pay cash for any fractional share interests resulting from the exchange ratio in the Company Merger in accordance with the terms of the Agreement. The price at which ONB Common Stock traded on _______________, 1995, as reported by the
                                 NASDAQ National Market System, was $_________ per share. See "PROPOSED AFFILIATION --Exchange of Shawnee Bancorp Common Stock and Bank Common
                                 Stock" and Appendix A to this Proxy Statement.

Reasons for the                  In considering the affiliation with ONB, the
Affiliation                      Board of Directors of Shawnee Bancorp and the
                                 Bank collected and evaluated a variety of economic, financial and market information regarding ONB and its affiliate banks, their respective businesses and ONB's reputation and future prospects. In the opinion of the Board of Directors of Shawnee Bancorp and the Bank, favorable factors included ONB's strong earnings and stock performance, its management, the compatibility of its markets to those of the Bank and the attractiveness of ONB's offer from a financial perspective. Consideration was further given to the potential benefits of ownership of ONB Common Stock, which is traded in the over-the-counter market and reported on the NASDAQ National Market System, as compared to Shawnee Bancorp Common Stock which has no established public trading market. The Boards of Directors of Shawnee Bancorp and the Bank also determined that the Affiliation would have a positive, long-term impact on the Bank's customers and employees and the communities served by the Bank. See "PROPOSED AFFILIATION
                                 -- Background of and Reasons for the
                                 Affiliation".

Recommendation of the            In the opinion of the Boards of Directors of
Boards of Directors of           Shawnee Bancorp and the Bank, the Affiliation
Shawnee Bancorp and              is in the best interests of the shareholders
the Bank                         of Shawnee Bancorp and the shareholders,
                                 employees and customers of the Bank and the communities which it serves. Accordingly, the Boards of Directors of Shawnee Bancorp and the Bank have unanimously approved the Affiliation and recommend that their shareholders approve the Agreement and the Affiliation provided for therein. See "PROPOSED AFFILIATION --
                                 Recommendation of the Boards of Directors".

Conditions to the                Consummation of the Affiliation is subject
Affiliation                      to certain conditions which include, among
                                 others, (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Shawnee Bancorp Common Stock and Bank Common
                                 Stock, respectively, (2) receipt of certain regulatory approvals, (3) the Federal Deposit
                                 Insurance Corporation ("FDIC") shall have modified, released or terminated the FDIC
                                 Assistance Agreement, dated September 16, 1991, to the reasonable satisfaction of ONB, and (4) receipt of an opinion of counsel with respect to certain income tax matters. See "PROPOSED
                                 AFFILIATION -- Conditions to Consummation".

Termination of the               The Agreement may be terminated before the
Affiliation                      Affiliation becomes effective upon the
                                 occurrence of certain events which include, among others, (1) a misrepresentation or breach of any warranty set forth in the Agreement by ONB or Shawnee Bancorp, (2) a breach of or failure to comply with any covenant set forth in the Agreement by ONB or Shawnee Bancorp, (3) the commencement or threat of certain claims, proceedings or litigation, (4) a material adverse change in ONB, Shawnee Bancorp or the Bank since December 31, 1994, and (5) the
                                 Affiliation not having been consummated by January 31, 1996. See "PROPOSED AFFILIATION --
                                 Termination".

Effective Time of the            ONB and Shawnee Bancorp anticipate that the
Affiliation                      Affiliation will be completed during the fourth
                                 quarter of 1995. See "PROPOSED AFFILIATION --
                                 Effective Time".


Management, Personnel and        ONB will be the surviving corporation in the
Operations After the             Company Merger and, upon consummation, Shawnee
Affiliation                      Bancorp's separate corporate existence will
                                 cease. First National will be the surviving bank in the Bank Merger and, upon consummation, the Bank's separate corporate existence will cease. The Board of Directors of First National and the Bank serving at the effective time of the Bank Merger will continue as the Board of Directors of First National after the effective time of the Bank Merger. Following the effective time of the Bank Merger, ONB, as the sole shareholder of First National, will have the ability to elect the Board of Directors of First National. The officers of First National serving at the effective time of the Bank
                                 Merger will
                                 continue in their respective positions after the effective time, until the Board of Directors of First National determines otherwise. Following the Affiliation, employees of the Bank will receive benefits in accordance with the current policies and employee benefit plans of ONB. See "PROPOSED AFFILIATION --
                                 Description of the Affiliation",
                                 "-- Management, Personnel and Operations After the Affiliation" and "DESCRIPTION OF SHAWNEE
                                 BANCORP AND THE BANK -- Management".

Federal Income Tax               ONB, Shawnee Bancorp, First National and the
Consequences to Shareholders     Bank will receive an opinion of counsel to the
of Shawnee Bancorp and           effect that the Affiliation should constitute
the Bank                         a tax-free reorganization.  In general,
                                 shareholders of Shawnee Bancorp and the Bank who receive solely ONB Common Stock in exchange for their shares of Shawnee Bancorp Common
                                 Stock and Bank Common Stock will not recognize gain or loss as a result of the exchange.
                                 Shareholders receiving cash in exchange for their Bank Common Stock or Shawnee Bancorp
                                 Common Stock will recognize capital gain or loss on such exchange. Shareholders are urged to consult with their tax advisors with respect to the tax consequences of the Affiliation to them. See "FEDERAL INCOME TAX CONSEQUENCES".

Dissenters' Rights               Shareholders of Shawnee Bancorp have
                                 dissenters' rights established by Illinois law which entitle them to receive cash for their shares of Shawnee Bancorp Common Stock. In the event that holders of greater than 10% of the outstanding shares of Shawnee Bancorp Common
                                 Stock become entitled, by exercise of
                                 dissenters' rights or otherwise, to receive cash instead of ONB Common Stock, the Affiliation will not qualify as a pooling-of-interests transaction for accounting purposes and ONB would have the right to terminate the Agreement. Shareholders of the Bank have statutory dissenter's rights and, upon exercise of these rights, the right to receive payment of the value of their shares of Bank Common
                                 Stock. Shareholders of Shawnee Bancorp and the
                                 Bank wishing to exercise such rights must follow certain statutory procedures. See
                                 "PROPOSED AFFILIATION -- Rights of Dissenting
                                 Shareholders of Shawnee Bancorp and the Bank" and Appendices B, C and D to this Proxy
                                 Statement.

Resale of ONB                    Certain resale restrictions apply to the sale
Common Stock                     or transfer of shares of ONB Common Stock
                                 issued to directors, executive officers and 10% shareholders of Shawnee Bancorp in exchange for their shares of Shawnee Bancorp Common Stock.
                                 See "PROPOSED AFFILIATION -- Resale of ONB
                                 Common Stock by Affiliates of Shawnee Bancorp".

Comparative Shareholder          The rights of shareholders of ONB and Shawnee
Rights                           Bancorp differ in some respects. Upon
                                 consummation of the Affiliation, shareholders of Shawnee Bancorp who receive ONB Common Stock will take such stock subject to its terms and conditions. The Articles of

                                 Incorporation of ONB contain certain anti-takeover measures which may discourage or render more difficult a subsequent takeover of ONB by another corporation. See "COMPARISON OF COMMON STOCK".

Trading Market for Common        There is presently no established public
Stock                            trading market for shares of Shawnee Bancorp
                                 Common Stock or Bank Common Stock. Shares of
                                 ONB Common Stock are traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. The closing price of ONB Common Stock as reported by the NASDAQ National Market System was $34.75 per share on February 22, 1995, the business day before the Affiliation was publicly announced, and was $_______ per share on ________________,
                                 1995. Assuming the Affiliation had been
                                 consummated on ___________________, 1995,
                                 Shawnee Bancorp shareholders entitled to receive ONB Common Stock would have received, in exchange for all of the shares of Shawnee
                                 Bancorp Common Stock, shares of ONB Common
                                 Stock having a total market value of
                                 $4,838,000, which represents $41.00 per share of Shawnee Bancorp Common Stock (including cash received in lieu of any fractional share interest). See "COMPARATIVE PER SHARE DATA".

                   SUMMARY OF SELECTED FINANCIAL DATA -- ONB
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

   The following summary sets forth selected consolidated financial information relating to ONB. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.

                                                                                 Twelve Months ended December 31,
                                                                 ---------------------------------------------------------------
                                                                     1994         1993         1992         1991         1990
                                                                 ------------  -----------  -----------  -----------  ----------
Results of Operations
  (Taxable equivalent basis)
  Interest income                                                 $  308,636   $  302,728   $  315,087   $  348,575   $  356,156
  Interest expense                                                   126,109      124,958      144,908      190,721      210,573
                                                                  ----------   ----------   ----------   ----------   ----------
  Net interest income                                                182,527      177,770      170,179      157,854      145,583
  Provision for loan losses                                            6,241        9,989       11,731       11,514       10,025
                                                                  ----------   ----------   ----------   ----------   ----------
  Net interest income after provision for loan losses                176,286      167,781      158,448      146,340      135,558
  Noninterest income                                                  33,656       32,451       28,082       25,452       22,935
  Noninterest expense                                                134,774      125,525      113,548      108,022      101,773
                                                                  ----------   ----------   ----------   ----------   ----------
  Income before income taxes                                          75,168       74,707       72,982       63,770       56,720
  Income taxes                                                        27,190       28,534       28,245       23,918       21,365
                                                                  ----------   ----------   ----------   ----------   ----------
  Net income                                                      $   47,978   $   46,173   $   44,737   $   39,852   $   35,355
                                                                  ==========   ==========   ==========   ==========   ==========
Year-End Balances
  Total assets                                                    $4,386,839   $4,233,780   $3,949,725   $3,917,024   $3,857,020
  Total loans--net of unearned income                              2,718,041    2,456,946    2,279,245    2,264,064    2,244,545
  Total deposits                                                   3,469,753    3,484,294    3,343,146    3,223,359    3,200,193
  Shareholders' equity                                               391,223      383,367      356,890      329,892      314,378

Per Share Data (1)
  Net income - primary                                            $     2.03   $     1.95   $     1.88   $     1.67   $     1.43

  Net income - fully diluted (2)                                        1.98         1.90         1.82         1.62         1.43
  Cash dividends paid                                                   0.88         0.76         0.72         0.69         0.66
  Book value at year-end                                               16.75        16.18        15.00        13.72        12.65

Selected Performance Ratios
(based on averages)
  Return on assets                                                      1.12%        1.12%        1.14%        1.04%        0.95%
  Return on equity                                                     12.29        12.56        13.06        12.45        11.32
  Equity to assets                                                      9.14         8.89         8.75         8.39         8.38
  Primary capital to assets                                            10.12         9.83         9.65         9.23         9.21
  Net charge-offs to average loans                                      0.31         0.27         0.35         0.41         0.55
  Allowance for loan losses to average loans                            1.62         1.65         1.56         1.42         1.44

(1)  Restated for all stock dividends.
(2)  Assumes the conversion of ONB's subordinated debentures.
     In years prior to 1991, the assumed conversion would not be significant.

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 Three Months ended March 31,
                                                 ---------------------------
                                                      1995           1994
                                                      ----           ----
Results of Operations
- ---------------------
   (Taxable equivalent basis)
   Interest income                                 $   83,235   $   73,660
   Interest expense                                    37,383       29,594
                                                   ----------   ----------
   Net interest income                                 45,852       44,066
   Provision for loan losses                            1,064        1,247
                                                   ----------   ----------
   Net interest income after provision
       for loan losses                                 44,788       42,819
   Noninterest income                                   9,093        8,139
   Noninterest expense                                 34,293       32,183
                                                   ----------   ----------
   Income before income taxes                          19,588       18,775
   Income taxes                                         7,615        7,201
                                                   ----------   ----------
   Net income                                      $   11,973   $   11,574
                                                   ==========   ==========

Period-End Balances
- -------------------
   Total assets                                    $4,383,562   $4,252,713
   Total loans--net of unearned income              2,746,352    2,470,754
   Total deposits                                   3,513,776    3,482,956
   Shareholders' equity                               390,943      388,324

Per Share Data (1)
- ------------------
   Net income - primary                            $     0.51   $     0.49
   Net income - fully diluted (2)                        0.50         0.47
   Cash dividends paid                                   0.23         0.22
   Book value at period-end                             16.96        16.43

Selected Performance Ratios
- ---------------------------
   (based on averages)
   Return on assets                                      1.10%        1.10%
   Return on equity                                     12.23        12.01
   Equity to assets                                      9.01         9.18
   Primary capital to assets                             9.94        10.17
   Net charge-offs to average loans                      0.06         0.00
   Allowance for loan losses to average loans            1.47         1.69

  (1) Restated for all stock dividends.
  (2) Assumes the conversion of ONB's subordinated debentures.

             SUMMARY OF SELECTED FINANCIAL DATA -- SHAWNEE BANCORP

       The following table presents financial data for Shawnee Bancorp. This summary should be read in conjunction with the consolidated financial statements and the notes thereto of Shawnee Bancorp and the Bank contained elsewhere herein. The data presented for the year ended December 31, 1994 is derived from audited consolidated financial statements; the data presented for the other periods are derived from consolidated financial statements which have not been audited. In the opinion of Shawnee Bancorp and the Bank, the unaudited data presented reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods.


                                                                        YEAR ENDED DECEMBER 31,
                                                                        ----------------------
                                                               1994      1993      1992      1991*     1990*
                                                               ----      ----      ----      ----      ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Interest income                                             1,859     1,779     1,839     2,138     3,156
  Interest expense                                              874       844       999     1,446     2,279
                                                            -------    ------    ------    ------    ------
      Net interest income                                       985       935       840       692       877
  Provision for possible loan losses                              2        (6)      (44)      190        41
                                                            -------    ------    ------    ------    ------
  Net interest income after provision for
    possible loan losses                                        983       941       884       502       836
  Noninterest income                                            177       183       179       240       259
  Noninterest expense                                           853       835       858     1,258     1,269
                                                            -------    ------    ------    ------    ------
      Income before income taxes                                307       289       205      (516)     (174)
  Income tax expense                                             67        71        61         -         -
                                                            -------    ------    ------    ------    ------
      Net income                                            $   240       218       144      (516)     (174)
                                                            =======    ======    ======    ======    ======
PER SHARE DATA:
   Dividends declared                                             -         -         -         -         -
   Book value per common share (2)                            16.66     14.67     12.93     38.37         -
                                                            =======    ======    ======    ======    ======
BALANCE SHEET DATA:
   Total assets                                              29,709    29,058    26,268    24,770    32,709
   Investments in debt securities:
      Available-for-sale                                        842         -         -         -         -
      Held-to-maturity                                       12,543    10,619     7,438     7,325     9,939
                                                            -------    ------    ------    ------    ------
        Total investments in debt securities                 13,385    10,619     7,438     7,325     9,939
   Loans, net of unearned interest                           13,791    14,667    15,066    13,885    18,888
   Allowance for possible loan losses                           245       234       230       200       616
   Deposits:
      Non-interest bearing                                    2,385     2,663     1,981     2,015     2,639
      Interest-bearing                                       22,685    21,261    20,146    19,267    27,395
                                                            -------    ------    ------    ------    ------
        Total deposits                                       25,070    23,924    22,127    21,282    30,034
   Stockholders' equity                                       1,966     1,731     1,513     1,263     2,220
                                                            =======    ======    ======    ======    ======
EARNINGS PERFORMANCE RATIOS:
   Net interest rate margin (1)                                3.96%     3.81%     3.68%     2.85%     2.57%
   Net overhead burden                                         3.19      3.25      3.75      5.18      3.71
   Return on average assets                                     .83       .78       .56     (1.88)     (.46)
   Return on average equity                                   12.98     13.44     10.37    (46.44)    (7.40)
                                                            =======    ======    ======    ======    ======
ASSET QUALITY RATIOS:
   Net loan charge-offs (recoveries) to average loans          (.06)%    (.07)%     (49)%    3.35%     8.98%
   Allowance for possible loan losses to loans                 1.77      1.59      1.52      1.44      3.26
   Allowance for possible loan losses to
     nonperforming loans                                     245.00     54.04     46.18     24.60     34.49
   Nonperforming loans to loans                                 .72      2.95      3.30      5.86      9.46
   Nonperforming assets to loans plus
     foreclosed property                                        .88      3.10      3.91      8.88     13.77
                                                            =======    ======    ======    ======    ======
CAPITAL RATIOS:
     Tier 1 capital to risk-adjusted assets                    8.10%     7.96%     6.85%     5.25%     9.21%
     Total capital to risk-adjusted assets                     9.26      9.26      8.19      6.35     11.77
     Leverage ratio                                            5.76      4.95      4.49      3.88      6.79
                                                            =======    ======    ======    ======    ======


*Information for periods prior to September 16, 1991, represents the Bank only.
(1) Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 34%.
(2) Shawnee Bancorp was incorporated on December 27, 1990 for the purpose of acquiring a majority ownership in the Bank. The Bank was acquired on September 16, 1991. The book value per common share for the year ended December 31, 1991 was calculated based on the average outstanding shares for the period September 16, 1991 to December 31, 1991.


                                                                              THREE MONTHS ENDED MARCH 31,
                                                                              ----------------------------
                                                                                     1995       1994
                                                                                    -------     ------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
      Interest income                                                               $   534        438
      Interest expense                                                                  266        204
                                                                                    -------     ------
      Net interest income                                                               268        234
      Provision for possible loan losses                                                 (2)         1
                                                                                    -------     ------
      Net interest income after provision for possible loan losses                      270        233
      Noninterest income                                                                 43         41
      Noninterest expense                                                               232        200
                                                                                    -------     ------
      Income before income taxes                                                         81         74
      Income tax expense                                                                 24         17
                                                                                    -------     ------
      Net income                                                                    $    57         57
                                                                                    =======     ======
PER SHARE DATA:
      Dividends declared                                                                  -          -
      Book value per common share                                                   $ 17.19      15.19
                                                                                    =======     ======
BALANCE SHEET DATA:
      Total assets                                                                  $29,977     29,502
      Investments in debt securities:
         Available-for-sale                                                             602      1,200
         Held-to-maturity                                                            13,128     10,002
                                                                                    -------     ------
          Total investments in debt securities                                       13,730     11,202
      Loans, net of unearned interest                                                13,922     14,759
      Allowance for possible loan losses                                                235        241
      Deposits:
         Non-interest bearing                                                         2,262      2,441
         Interest-bearing                                                            22,749     21,831
                                                                                    -------     ------
          Total deposits                                                             25,011     24,272
      Stockholders' equity                                                            2,029      1,793
                                                                                    =======     ======
EARNINGS PERFORMANCE RATIOS (2):
      Net interest rate margin (1)                                                     3.85%      3.50%
      Net overhead burden                                                              3.33       2.99
      Return on average assets                                                          .76        .79
      Return on average equity                                                        11.41      12.94
                                                                                    =======     ======
ASSET QUALITY RATIOS:
      Net loan charge-offs (recoveries) to average loans                                .06%      (.04)%
      Allowance for possible loan losses to loans                                      1.69       1.63
      Allowance for possible loan losses to nonperforming loans                      235.00     122.96
      Nonperforming loans to loans                                                      .72       1.33
      Nonperforming assets to loans plus foreclosed property                            .87       1.49
                                                                                    =======     ======
CAPITAL RATIOS:
         Tier 1 capital to risk-adjusted assets                                        8.24%      6.53%
         Total capital to risk-adjusted assets                                         9.33       7.57
         Leverage ratio                                                                5.95       5.11
                                                                                    =======     ======

  (1) Based on interest income on a fully tax-equivalent basis assuming an income tax rate of 34%.
  (2) Ratios for the three months ended March 31, 1995 and 1994 are annualized.

     PROSPECTUS                                       JOINT PROXY STATEMENT
         OF                                                    OF
OLD NATIONAL BANCORP                                  SHAWNEE BANCORP, INC.
                                                               AND
                                                      THE BANK OF HARRISBURG

                         -----------------------------

                        SPECIAL MEETINGS OF SHAREHOLDERS
                                       OF
                             SHAWNEE BANCORP, INC.
                                      AND
                             THE BANK OF HARRISBURG

                     TO BE HELD ON                 , 1995
                                   ----------------

                         -----------------------------

                              GENERAL INFORMATION

       This Proxy Statement is furnished to the shareholders of Shawnee Bancorp and the Bank in connection with the solicitation by their respective Boards of Directors of proxies for use at the Special Meetings of Shareholders each to be held on ______________, 1995, at the main office of the Bank, located at 2 West Walnut Street, Harrisburg, Illinois 62946, with the Shawnee Bancorp Special Meeting to begin at ___:___ __.m., local time, and the Bank Special Meeting to begin at ___:___ __.m., local time. This Proxy Statement is first being mailed to shareholders of Shawnee Bancorp and the Bank on ______________, 1995.

       The purposes of the Special Meetings of Shareholders are to (1) consider and vote upon the Agreement, under the terms of which Shawnee Bancorp will merge into ONB and, immediately thereafter, the Bank will merge into First National and each outstanding share of Shawnee Bancorp Common Stock will be converted into the right to receive such number of shares of ONB Common Stock which have a market value equal to Forty-One Dollars ($41.00), and each outstanding share of Bank Common Stock beneficially owned by 103 individual minority shareholders of the Bank will be converted into the right to receive from ONB an amount of Seventeen Dollars ($17.00) in cash, all as determined pursuant to the Agreement, and (2) transact such other business which may properly be presented at the Special Meetings or any adjournment thereof. See "PROPOSED AFFILIATION - Exchange of Shawnee Bancorp Common Stock and Bank Common Stock".

       The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Shawnee Bancorp Common Stock and Bank Common Stock, respectively, is required for approval of the Agreement. Only holders of Shawnee Bancorp Common Stock and Bank Common Stock of record at the close of business on ______________, 1995 ("Record Date") are entitled to notice of, and to vote at, the Special Meetings. There were 118,000 shares of Shawnee Bancorp Common Stock and 445,766 shares of Bank Common Stock outstanding on the Record Date, which were held of record by approximately 10 and 106 shareholders, respectively. For each matter to be voted on at the Special Meetings, each share of Shawnee Bancorp Common Stock and Bank Common Stock is entitled to one vote.

       The cost of soliciting proxies will be borne by Shawnee Bancorp and the Bank. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of Shawnee Bancorp and the Bank, who will not be specially compensated for such soliciting.

       The shares represented by proxies properly signed and returned will be voted at the Special Meetings as instructed by the shareholders of Shawnee Bancorp and the Bank giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Agreement described in this Proxy Statement and in accordance with the recommendation of the Board of Directors of Shawnee Bancorp and the Bank, as the case may be, with respect to any other matter which may properly be presented at the Special Meetings. See "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders of Shawnee Bancorp and the Bank". Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends either Special Meeting. Revocation may be made by a later dated proxy delivered to Shawnee Bancorp and the Bank, by written notice received by the Secretary of Shawnee Bancorp or Cashier of the Bank prior to the Special Meetings, or by written notice delivered to the Secretary of Shawnee Bancorp or Cashier of the Bank at the Special Meetings. To be effective, any revocation must be received before the proxy is exercised.


                              PROPOSED AFFILIATION

       At the Special Meetings, the shareholders of Shawnee Bancorp and the Bank will consider and vote upon the Agreement, certain features of which are summarized below. The following summary of certain aspects of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

  DESCRIPTION OF THE AFFILIATION

       Under the terms of the Agreement, Shawnee Bancorp will affiliate with ONB through a statutory merger of Shawnee Bancorp into ONB under the laws of the State of Indiana and, immediately thereafter, the Bank will affiliate with First National through a statutory merger of the Bank into First National under the laws of the United States of America. ONB will be the surviving corporation in the Company Merger and, at the effective time of the Company Merger, the separate corporate existence of Shawnee Bancorp will cease. First National will be the surviving bank in the Bank Merger and, at the effective time of the Bank Merger, the separate corporate existence of the Bank will cease.

       As of March 31, 1995, Shawnee Bancorp had consolidated assets of $30.0 million, consolidated deposits of $25.0 million, consolidated shareholders' equity of $2.0 million and consolidated net income for the three months then ended of $57,000. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Affiliation had been consummated on March 31, 1995, Shawnee Bancorp represented as of such date 0.7% of the consolidated assets of ONB, 0.7% of its consolidated deposits, 0.5% of its consolidated shareholders' equity and, for the three month period then ended, 0.5% of its consolidated net income. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

       As of March 31, 1995, the Bank had assets of $29.7 million, deposits of $25.1 million, shareholders' equity of $2.4 million and net income for the three months then ended of $103,000. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Affiliation had been consummated on March 31, 1995, the Bank represented as of such date 0.7% of the consolidated assets of ONB, 0.7% of its consolidated deposits, 0.5% of its consolidated shareholders' equity and, for the three month period then ended, 0.9% of its consolidated net income.

  BACKGROUND OF AND REASONS FOR THE AFFILIATION

       Until 1985, Indiana banking laws prohibited banks located in Indiana from expanding outside of their home counties. The changes since that time have been swift, first permitting in-state acquisitions by bank holding companies, then permitting regional interstate acquisitions and currently permitting virtual nationwide expansion opportunities. These developments stimulated aggressive acquisition activity among financial institutions located in Indiana and neighboring states, resulting in the entry of large bank holding companies into virtually every attractive market in the midwestern United States. Moreover, developments and deregulation in the financial services industry generally have led to further increases in competition for bank services. Compounded by the significant increase in bank regulatory burdens over the past several years, these competitive factors have created an environment in which it is increasingly difficult for community banks such as the Bank to achieve the economies of scale necessary to compete effectively.

       In response to these competitive and regulatory factors and after evaluation of financial, economic, legal and market considerations, the Boards of Directors of Shawnee Bancorp and the Bank approved the Affiliation as being in the best interests of Shawnee Bancorp and the Bank and their respective shareholders. Whether to remain independent or whether to pursue an affiliation with another financial institution was the subject of a number of discussions among the directors of Shawnee Bancorp and the Bank. Discussions regarding a possible affiliation between ONB and Shawnee Bancorp began in the fourth quarter of 1994, and continued intermittently through the following months. The Boards of Directors of Shawnee Bancorp and the Bank met on December 26, 1994, to consider a merger proposal from ONB. At such time, the Boards of Directors authorized Shawnee Bancorp's and the Bank's management to negotiate the terms of a merger with ONB. On February 6, 1995, the parties executed a non-binding written letter of intent. The Boards of Directors of Shawnee Bancorp and the Bank discussed the proposed affiliation again on April 24, 1995 and approved the Affiliation. After a business investigation by ONB and Shawnee Bancorp of each other, the parties executed a definitive merger agreement on May 31, 1995. In determining to pursue the Affiliation, the Boards of Directors of Shawnee Bancorp and the Bank specifically considered financial, managerial and other information regarding ONB and its affiliate banks. In particular, the Boards of Directors of Shawnee Bancorp and the Bank evaluated ONB's, Shawnee Bancorp's and the Bank's respective businesses, financial condition, reputation and future prospects. The earnings history and stock performance of ONB were carefully reviewed with a view towards the investment potential for shareholders of Shawnee Bancorp.

       Among other items considered in this evaluation were the prospects of Shawnee Bancorp and the Bank, as separate institutions and as combined with ONB; the compatibility of ONB's affiliate bank's markets to those of the Bank's market; the price offered by ONB to Shawnee Bancorp shareholders and the Bank shareholders and the anticipated tax-free nature of the Affiliation to the shareholders of Shawnee Bancorp receiving solely ONB Common Stock in exchange for their shares of Shawnee Bancorp Common Stock; the possibility of increased liquidity through ownership of ONB Common Stock as compared to Shawnee Bancorp Common Stock because ONB Common Stock is traded in the over-the-counter market and share prices are reported on the NASDAQ National Market System; regulatory requirements; relevant price information involving recent comparable bank acquisitions which occurred in the midwest United States; and an analysis of alternatives to affiliating with ONB, including other potential acquirors.

       The Boards of Directors of Shawnee Bancorp and the Bank also considered the impact of the Affiliation on the Bank's customers and employees and the communities served by the Bank. ONB's historical practice of retaining employees of acquired institutions with competitive salary and benefit programs was considered, as was the opportunity for training, education, growth and advancement of the Bank's employees within ONB or one of its affiliates. The Boards of Directors of Shawnee Bancorp and the Bank examined ONB's continuing commitment to the communities served by institutions previously acquired by ONB. Further, from the standpoint of the Bank's customers, it was anticipated that more products and services would become available because of ONB's greater resources.

       Based upon the foregoing factors, the Boards of Directors of Shawnee Bancorp and the Bank concluded that it was advantageous to affiliate with ONB. The importance of the various factors relative to one another cannot be precisely determined or stated.

  RECOMMENDATION OF THE BOARDS OF DIRECTORS

       THE BOARDS OF DIRECTORS OF SHAWNEE BANCORP AND THE BANK HAVE CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS OF SHAWNEE BANCORP AND THE BANK APPROVE THE AGREEMENT.

  EXCHANGE OF SHAWNEE BANCORP COMMON STOCK AND BANK COMMON STOCK

       Under the terms of the Agreement, shareholders of Shawnee Bancorp of record upon consummation of the Company Merger will be entitled to receive such number of ONB Common Stock equal to the quotient arrived at by dividing
  (a) Forty-One Dollars ($41.00) by (b) the Market Value (as defined below) of ONB Common Stock ("Exchange Ratio") and subject to further adjustment, if any, for stock splits, stock dividends or any similar recapitalization of ONB. The Market Value of ONB Common Stock shall be the average of the per share closing prices of ONB Common Stock, as reported on the NASDAQ National Market System for the first five (5) business days on which shares of ONB Common Stock are traded within the ten (10) calendar days immediately preceding the effective time of the Affiliation. As of ____________, 1995, the closing price of ONB Common Stock was $________ per share, as reported by the NASDAQ National Market System. If the Affiliation had been consummated on that date, the number of shares of ONB Common Stock and cash exchanged in the Affiliation would have been ______________, with an aggregate value of approximately $4,841,026.

       Under the terms of the Agreement, each of the minority shareholders of the Bank of record upon consummation of the Bank Merger will be entitled to receive from ONB Seventeen Dollars ($17.00) in cash per share of Bank Common Stock, except, to preserve the pooling-of-interests method of accounting treatment for the Affiliation, two (2) minority shareholders of the Bank who are also shareholders of Shawnee Bancorp, may exchange their shares of Bank Common Stock for such number of shares of ONB Common Stock which have a Market Value of Seventeen Dollars ($17.00).

       No fractional shares of ONB Common Stock will be issued to shareholders of Shawnee Bancorp and the Bank in connection with the Affiliation. Each shareholder of Shawnee Bancorp and the Bank who otherwise would be entitled to a fractional interest in a share of ONB Common Stock as a result of the Exchange Ratio will be paid a cash amount equal to such fractional interest multiplied by the Market Value of ONB Common Stock.

       After the effective time of the Affiliation, stock certificates previously representing Shawnee Bancorp Common Stock will represent only the right to receive shares of ONB Common Stock and cash for any fractional shares, and stock certificates previously representing Bank Common Stock will represent only the right to receive cash, except for two (2) shareholders of the Bank who are also shareholders of Shawnee Bank whose stock certificates of Bank Common Stock may represent the right to receive shares of ONB Common Stock and cash for any fractional shares. Following the effective time of the Affiliation and prior to the surrender by holders of Shawnee Bancorp of their stock certificates to ONB in exchange for ONB Common Stock, such holders will not be entitled to receive payment of dividends or other distributions declared on shares of ONB Common Stock. Upon the subsequent exchange of such certificates, however, any accumulated dividends or other distributions previously declared and withheld on the shares of ONB Common Stock will be paid, without interest. At the effective time of the Affiliation, the stock transfer books of Shawnee Bancorp and the Bank will be closed and no transfers of shares of Shawnee Bancorp Common Stock and Bank Common Stock will thereafter be made. If, after the effective time of the Affiliation, certificates representing shares of Shawnee Bancorp Common Stock and Bank Common Stock are presented for registration or transfer, they will be canceled and exchanged for shares of ONB Common Stock or cash, as the case may be.

       Distribution of cash (without interest) to shareholders of the Bank, stock certificates representing shares of ONB Common Stock and any cash payment for fractional shares (without interest) will be made, after the effective time of the Affiliation, to each former shareholder of Shawnee Bancorp and the Bank within ten (10) business days following the shareholder's delivery to ONB of his or her certificate(s) representing shares of Shawnee Bancorp Common Stock or Bank Common Stock. Instructions as to delivery of stock certificates of Shawnee Bancorp and the Bank to ONB will be sent to each shareholder of Shawnee Bancorp and the Bank shortly after the effective time of the Affiliation.

  DISSENTERS' RIGHTS

       Rights of Dissenting Shareholders of Shawnee Bancorp. The Illinois Business Corporation Act of 1983, as amended ("IBCA"), provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of shareholders of Shawnee Bancorp are set forth in Sections 11.65 and
  11.70 of the IBCA, a copy of which is attached to this Proxy Statement as Appendix B. Shareholders will not be entitled to assert dissenters' rights absent strict compliance with the procedures of Illinois law.

       Section 11.65 of the IBCA provides that shareholders of Shawnee Bancorp have the right to demand payment for the fair market value of their shares of Shawnee Bancorp Common Stock immediately before the Company Merger becomes effective. To claim its right, the shareholder must first:

       (a) deliver to Shawnee Bancorp before the vote is taken a written demand for payment for the shareholder's shares if the merger is effectuated, and

       (b) not vote in favor of the Company Merger in person or by proxy.

  Dissenting shareholders may send their written notice to William E. Cook, President, Shawnee Bancorp, Inc., 2 West Walnut Street, Harrisburg, Illinois 62946.

       If the Company Merger is approved by the shareholders of Shawnee Bancorp, ONB will send a statement to those shareholders satisfying the above conditions within ten (10) days of the effective date of the Company Merger or thirty (30) days after the shareholder delivers his/her written demand for payment, whichever is later. The statement shall set forth the opinion of ONB as to the estimated value of shares, Shawnee Bancorp's latest balance sheet as of the end of the fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay for the shares of the dissenting shareholder at the estimated value thereof upon transmittal to ONB of the share certificates or other evidence of ownership with respect to such shares. The notice will state the procedures the dissenting shareholder thereafter must follow to exercise dissenters' rights in accordance with Illinois law.

       A Shawnee Bancorp shareholder who is sent such a statement and does not agree with the opinion of ONB as to the estimated value of the Shawnee Bancorp shares must notify ONB in writing of the shareholder's estimate of value of the Shawnee Bancorp shares and demand payment for the difference between the shareholder's estimated value of the Shawnee Bancorp shares and the amount of the payment offered by ONB. Shawnee Bancorp shareholders who do not notify ONB of their fair value estimate and demand payment as required and within applicable time periods are considered to have voted the shareholders' shares of Shawnee Bancorp Common Stock in favor of the Company Merger and are not entitled to receive payment for the shareholder's shares under Section 11.65 of the IBCA.

       Rights of Dissenting Shareholders of the Bank. In accordance with Title 12, Section 215a of the United States Code, a copy of which is attached hereto as Appendix C, shareholders of the Bank have the right to dissent from the Bank Merger and to receive the value of their Bank Common Stock. In order to perfect dissenters' rights, a shareholder must take the following steps: (i) either vote against the Agreement at the Special Meeting or give written notice to the officer presiding at the Special Meeting prior to or at the Special Meeting that the shareholder dissents from approval of the Agreement;
  (ii) submit a written request for payment of the value of his or her shares of Bank Common Stock to First National at any time before thirty (30) days after the consummation of the Bank Merger; and (iii) surrender to First National the certificates representing his or her shares of Bank Common Stock at the time of making the foregoing request. ONB will mail notice of the date of consummation of the Affiliation to each person listed as a shareholder of the Bank on such date.

       The "value" of a dissenting shareholder's shares of Bank Common Stock (determined as of the effective date of the Bank Merger) will be determined in accordance with the following procedure, which is contained in Title 12,
  Section 215a of the United States Code. Three appraisers will be appointed, one to be elected by the vote of a majority of the shareholders of the Bank who have perfected their right to dissent as set forth above, one to be selected by the Board of Directors of First National, and the third to be selected by the other two appraisers. The valuation agreed upon by any two of the three appraisers shall govern. If the value of Bank Common Stock established by the appraisers is not satisfactory to any dissenting shareholder, such dissenting shareholder may, within five (5) days after being notified of the appraised value of the shares, appeal to the Office of the Comptroller of the Currency ("OCC") which shall cause a reappraisal to be made, and such reappraisal will be final and binding upon the dissenting shareholder so appealing. The value of the shares as determined by the OCC shall be promptly paid by First National to the dissenting shareholder. All expenses of the OCC in making an appraisal or a reappraisal will be paid by First National.

       If, within ninety (90) days of the date of consummation of the Bank Merger, one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares of Bank Common Stock, then the OCC will upon written request of any dissenting shareholder cause an appraisal to be performed, which will be binding upon all parties. The value of the shares of Bank Common Stock determined by the appraisers or the OCC must be promptly paid by First National to the dissenting shareholders.

       The OCC also has issued a Circular dated March 5, 1992 relating to its valuation methods used for appraisals in connection with mergers such as the Bank Merger. A copy of such Circular is attached hereto as Appendix D.

       THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE DISSENTERS' RIGHTS STATUTES, UNDER THE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA, RESPECTIVELY, BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED HERETO AS APPENDICES B AND C. THE DISSENTERS' RIGHTS RELATING TO SHAREHOLDERS OF THE BANK SHOULD BE READ IN CONJUNCTION WITH THE OCC'S CIRCULAR ATTACHED HERETO AS APPENDIX D.

       A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS, AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

  RESALE OF ONB COMMON STOCK BY AFFILIATES OF SHAWNEE BANCORP

       No restrictions on the sale or transfer of the shares of ONB Common Stock issued pursuant to the Affiliation will be imposed solely as a result of the Affiliation, other than restrictions on the transfer of such shares issued to any shareholder of Shawnee Bancorp who may be deemed to be an "affiliate" of Shawnee Bancorp for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

       The Agreement provides that Shawnee Bancorp will provide ONB with a list identifying each affiliate of Shawnee Bancorp. The Agreement also requires that each affiliate of Shawnee Bancorp deliver to ONB, prior to the effective time of the Affiliation, a written agreement to the effect that such affiliate
  (1) has not sold, pledged, transferred, disposed of or otherwise reduced the affiliate's market risk with respect to the shares of Shawnee Bancorp Common Stock directly or indirectly owned or held by such person during the thirty
  (30) day period prior to the effective time, and (2) will not sell, pledge, transfer or otherwise dispose of or reduce the affiliate's market risk with respect to the shares of ONB Common Stock to be received by such person pursuant to the Agreement (i) until such time as financial results covering at least thirty (30) days of combined operations of Shawnee Bancorp and ONB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies and (ii) unless done pursuant to an effective registration statement under the Securities Act or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing ONB Common Stock issued to affiliates of Shawnee Bancorp in the Affiliation may contain a legend indicating these resale restrictions.

       This is only a general statement of certain restrictions regarding the sale or transfer of the shares of ONB Common Stock to be issued in the Affiliation. Therefore, those shareholders of Shawnee Bancorp who may be deemed to be affiliates of Shawnee Bancorp should consult with their legal counsel regarding the resale restrictions that may apply to them.

  CONDITIONS TO CONSUMMATION

       Consummation of the Affiliation is conditioned upon, among other items,
  (1) approval of the Agreement by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Shawnee Bancorp Common Stock and Bank Common Stock, respectively, (2) receipt by ONB and Shawnee Bancorp, First National and the Bank of all applicable regulatory approvals required for the Affiliation, (3) receipt of an opinion of counsel with respect to certain federal income tax matters, (4) receipt by ONB of certain undertakings from affiliates of Shawnee Bancorp, (5) receipt by ONB and Shawnee Bancorp of certain officers' certificates and other legal opinions,
  (6) the accuracy at the effective time of the Affiliation of representations and warranties contained in the Agreement, (7) the FDIC shall have modified, released, or terminated the FDIC Assistance Agreement dated September 16, 1991 ("Assistance Agreement"), to the reasonable satisfaction of ONB, and (8) the fulfillment of certain covenants set forth in the Agreement. The conditions to consummation of the Affiliation, which are more fully enumerated in the Agreement, are requirements subject to unilateral waiver by the party entitled to the benefit of such conditions, as set forth in the Agreement. See "PROPOSED AFFILIATION -- Resale of ONB Common Stock by Shawnee Bancorp Affiliates", "-- Regulatory Approvals", "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

  TERMINATION

       The Agreement may be terminated before consummation of the Affiliation by either ONB or Shawnee Bancorp (as set forth in the Agreement) if, among other reasons, (1) there has been a misrepresentation or a breach of any warranty set forth in the Agreement by Shawnee Bancorp or ONB which has had or could be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Shawnee Bancorp, the Bank or ONB, (2) ONB, Shawnee Bancorp or the Bank has breached or failed to comply with any covenant set forth in the Agreement, (3) consummation of the Affiliation has become inadvisable or impracticable due to the commencement or threat of any claim, litigation or proceeding against ONB, Shawnee Bancorp, the Bank or any subsidiary of ONB relating to the Agreement or which is likely to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB, Shawnee Bancorp or the Bank, (4) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of ONB, Shawnee Bancorp or the Bank, as of the effective time of the Affiliation as compared to that in existence as of December 31, 1994, (5) ONB cannot utilize the pooling-of-interests method of accounting for the Affiliation, or (6) consummation of the Affiliation has not occurred by January 31, 1996. Upon termination for any of these reasons, the Agreement will be of no further force or effect. See Appendix A.

  RESTRICTIONS AFFECTING SHAWNEE BANCORP

       The Agreement contains a number of restrictions regarding the conduct of business of Shawnee Bancorp and the Bank pending consummation of the Affiliation. Among other items, Shawnee Bancorp and the Bank may not, without the prior written consent of ONB, (1) change their capital stock accounts, (2) distribute or pay any dividends, except that the Bank may pay cash dividends to Shawnee Bancorp in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Shawnee Bancorp and for expenses incurred in connection with the Affiliation, (3) amend their respective Articles of Incorporation and Charter or By-Laws, (4) carry on their business other than substantially in the manner as conducted as of the date of the Agreement and in the ordinary course of business, or (5) negotiate or discuss with third parties relative to a merger, combination or sale of Shawnee Bancorp or the Bank, except under certain limited circumstances. See Appendix A.

  REGULATORY APPROVALS

       The Company Merger requires the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and the Illinois Commissioner of Banks and Trust Companies ("Illinois Commissioner") under the Illinois Bank Holding Company Act of 1957, as amended. The Bank Merger requires the prior approval of the FDIC pursuant to the Assistance Agreement, and the OCC under the National Bank Act, as amended. ONB has filed applications with the Federal Reserve and the Illinois Commissioner for their prior approval of the Company Merger. First National has also filed an application with the OCC for its prior approval of the Bank Merger. ONB and the Bank are in the process of obtaining the FDIC's prior approval of the Bank Merger.

       Approval of the Affiliation by the Federal Reserve, FDIC, OCC and the Illinois Commissioner is not to be interpreted as the opinion of these regulatory authorities that the Affiliation is favorable to the shareholders of Shawnee Bancorp or the Bank from a financial point of view or that those regulatory authorities have considered the adequacy of the terms of the Affiliation. An approval by the Federal Reserve, FDIC, OCC or the Illinois Commissioner in no way constitutes an endorsement or a recommendation of the Affiliation by such regulatory authorities.

  ACCOUNTING TREATMENT FOR THE AFFILIATION

       It is anticipated that the Affiliation will be accounted for as a "pooling-of-interests" transaction. Under this method of accounting, shareholders of ONB, Shawnee Bancorp and the Bank will be deemed to have combined their existing voting common stock interests. See "SUMMARY OF SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

       In order for the Affiliation to qualify for pooling-of-interests accounting treatment, among other items, 90% or more of the outstanding shares of Shawnee Bancorp Common Stock must be exchanged for ONB Common Stock. In the event the holders representing more than 10% of the outstanding shares of Shawnee Bancorp Common Stock become entitled by the exercise of dissenters' rights or otherwise to receive cash instead of ONB Common Stock, the Affiliation would not qualify for pooling-of-interests method of accounting and ONB would have the right to terminate the Agreement. See "PROPOSED AFFILIATION --Rights of Dissenting Shareholders" and "PROPOSED AFFILIATION -- Termination".

  EFFECTIVE TIME

       The Company Merger will become effective at the close of business on the day specified in the Articles of Merger of Shawnee Bancorp with and into ONB as filed with both the Indiana Secretary of State and the Illinois Secretary of State, and the Bank Merger will become effective at the close of business on the day specified in the Articles of Merger of the Bank with and into First National as filed with the OCC. The effective time of the Affiliation will occur on the last business day of the month following (1) the fulfillment of all conditions precedent to the Affiliation set forth in the Agreement and (2) the expiration of all waiting periods in connection with the bank regulatory applications filed for approval of the Affiliation, unless otherwise mutually agreed to by ONB, Shawnee Bancorp, First National and the Bank.

       ONB and Shawnee Bancorp currently anticipate that Affiliation will be consummated during the fourth quarter of 1995.

  MANAGEMENT, PERSONNEL AND OPERATIONS AFTER THE AFFILIATION

       ONB will be the surviving corporation in the Company Merger and, upon consummation of the Company Merger, the separate corporate existence of Shawnee Bancorp will cease. Consequently, the directors and officers of Shawnee Bancorp will no longer serve in such capacities after the effective time of the Company Merger.

       First National will be the surviving bank in the Bank Merger and, upon consummation of the Bank Merger, the separate corporation existence of the Bank will cease. The Board of Directors of First National and the Bank serving at the effective time of the Bank Merger will continue as the Board of Directors of First National after the effective time of the Bank Merger. Following the effective time of the Bank Merger, ONB, as the sole shareholder of First National, will have the ability to elect the Board of Directors of First National. The officers of First National serving at the effective time of the Bank Merger will continue in their respective positions after the effective time, until the Board of Directors of First National determines otherwise.

       Those persons who are full-time officers or employees of the Bank as of the effective time of the Affiliation, provided that these persons continue as full-time officers or employees of First National or any other subsidiary of ONB after the effective time of the Affiliation, will receive substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. In addition, years of service of an employee of the Bank prior to the effective time of the Affiliation will be credited to each such employee for purposes of eligibility under ONB's employee welfare benefit plans and for purposes of eligibility and vesting, but not for accrual or contributions, under the ONB Employees' Retirement Plan ("ONB Pension Plan") and the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan").

       Those officers and employees of the Bank who otherwise meet the eligibility requirements of the ONB Pension Plan and the ONB Profit Sharing Plan, based upon their age and years of service to the Bank shall become participants thereunder on the January 1st which coincides with or next follows the effective time of the Affiliation. Those officers and employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such date shall become participants thereunder on the on the first "plan entry date" (as defined in the ONB Pension Plan or ONB Profit Sharing Plan, as the case may be) which coincides with or next follows the date on which such eligibility requirements are satisfied.


                        FEDERAL INCOME TAX CONSEQUENCES

       The following discussion summarizes certain federal income tax aspects of the Affiliation. This discussion does not purport to cover all federal income tax consequences relating to the Affiliation and does not contain any information with respect to state, local or other tax laws.

  TAX OPINION

       ONB and Shawnee Bancorp have requested the law firm of Krieg DeVault Alexander & Capehart to render an opinion that the Affiliation constitutes a tax-free reorganization and, with respect to certain federal income tax consequences of the Affiliation, substantially to the effect that the mergers to be effected pursuant to the Affiliation constitute tax-free reorganizations under the Internal Revenue Code of 1986, as amended ("Code") to each party thereto and to the shareholders of Shawnee Bancorp, except with respect to (a) cash received by Shawnee Bancorp's shareholders (i) for fractional share interests of ONB Common Stock or (ii) pursuant to the exercise of dissenters' rights, and (b) cash received by the minority shareholders of the Bank (i) in the Bank Merger, (ii) for fractional share interests of ONB common stock, or (iii) pursuant to the exercise of dissenters' rights.

       The opinion rendered by Krieg DeVault Alexander & Capehart will be based upon the assumption of certain facts to be stated in the opinion. Under the Agreement, the obligations of each of ONB and Shawnee Bancorp to consummate the Affiliation is conditioned upon the receipt of an opinion of counsel substantially to the effect as set forth above.

  TAX CONSEQUENCES TO ONB, FIRST NATIONAL, SHAWNEE BANCORP AND THE BANK

       The merger of Shawnee Bancorp with and into ONB and the merger of the Bank with and into First National constitute statutory mergers under applicable law. Consequently, based upon the assumption of certain facts to be stated in the opinion, the merger of Shawnee Bancorp with and into ONB and the merger of the Bank with and into First National should constitute a tax-free reorganization. As a result, ONB, First National, Shawnee Bancorp and the Bank will recognize neither gain nor loss as a result of the Affiliation for federal income tax purposes.

  TAX CONSEQUENCES TO SHAWNEE BANCORP SHAREHOLDERS

       A.   Shawnee Bancorp Shareholders Receiving Solely ONB Common Stock
            --------------------------------------------------------------

       A Shawnee Bancorp shareholder who receives solely ONB Common Stock in exchange for all of the shares of Shawnee Bancorp Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See paragraph C. following for a discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of ONB Common Stock.

       B.   Dissenting Shawnee Bancorp Shareholders Receiving Solely Cash
            -------------------------------------------------------------

       The transaction will result in income being recognized for federal income tax purposes for Shawnee Bancorp shareholders who dissent to the Company Merger and receive solely cash in exchange for their shares of Shawnee Bancorp Common Stock. A shareholder who receives solely cash for the shareholder's shares of Shawnee Bancorp Common Stock pursuant to the Company Merger through the exercise of dissenters' rights and, as a result of the surrender of all of the shareholder's shares of Shawnee Bancorp Common Stock, owns no Shawnee Bancorp Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the Shawnee Bancorp Common Stock is held by such shareholder as a capital asset) equal to the difference between the amount of the cash received and the shareholder's tax basis of its shares of Shawnee Bancorp Common Stock.

       C.   Cash Received in Lieu of Fractional Shares
            ------------------------------------------

       A Shawnee Bancorp shareholder who receives cash in lieu of a fractional share interest of ONB Common Stock will be treated as having received such fraction of a share of ONB Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of
  Section 302 of the Code.

  TAX CONSEQUENCES TO SHAREHOLDERS OF THE BANK

       A.   Shareholders of the Bank Receiving Solely ONB Common Stock
            ----------------------------------------------------------

       A shareholder of the Bank who receives solely ONB Common Stock in exchange for all of the shares of Bank Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See paragraph C. following for a discussion of the tax consequences of the receipt of cash in lieu of fractional share interests of ONB Common Stock.

       B.   Shareholders of the Bank Receiving Solely Cash
            ----------------------------------------------

       The transaction will result in income being recognized for federal income tax purposes for shareholders of the Bank who exchange their shares solely for cash, or who exercise dissenters' rights to the Affiliation and receive solely cash in exchange for their shares of Bank Common Stock. A shareholder who receives solely cash for the shareholder's shares of Bank Common Stock pursuant to the Bank Merger through the exchange of his shares solely for cash or through the exercise of dissenters' rights and, as a result of the surrender of all of the shareholder's shares of Bank Common Stock, owns no Bank Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the Bank Common Stock is held by such shareholder as a capital asset) equal to the difference between the amount of the cash received and the shareholder's tax basis of his shares of Bank Common Stock.

       C.   Cash Received in Lieu of Fractional Shares
            ------------------------------------------

       A shareholder of the Bank who receives cash in lieu of a fractional share interest of ONB Common Stock will be treated as having received such fraction of a share of ONB Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of Section 302 of the Code.

       THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE, IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER OF SHAWNEE BANCORP OR THE BANK. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE RECEIVED AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES OF THE AFFILIATION TO THEM, INCLUDING THE EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND ANY OTHER TAX CONSEQUENCES.

                          COMPARATIVE PER SHARE DATA

  NATURE OF TRADING MARKET

       Shares of ONB Common Stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol OLDB. On February 22, 1995, the business day immediately preceding the public announcement of the Affiliation, the closing price of ONB Common Stock reported by the NASDAQ National Market System was $34.75 per share. On ______________, 1995, the closing price of ONB Common Stock reported by the NASDAQ National Market System was $________ per share. The following table sets forth, for the periods indicated, the high and low per share closing prices of ONB Common Stock as reported by the NASDAQ National Market System. The prices shown below have been adjusted for all stock splits and stock dividends paid by ONB.


                                  HIGH        LOW
                                  ----        ---

                  1991
                  ----
              First Quarter      19-5/8     $18-3/4
              Second Quarter     19-3/4      19
              Third Quarter      23-1/8      19-7/8
              Fourth Quarter     24-5/8      22-5/8

                  1992
                  ----

              First Quarter     $26-5/8     $24-3/4
              Second Quarter     26-3/8      25-3/8
              Third Quarter      27-5/8      25-3/4
              Fourth Quarter     28-1/8      26-5/8

                  1993
                  ----

              First Quarter     $30-3/8     $27-5/8
              Second Quarter     31-1/2      29-5/8
              Third Quarter      33-5/8      30-7/8
              Fourth Quarter     36-1/8      33-1/4

                  1994
                  ----

              First Quarter     $35-7/8     $34-1/2
              Second Quarter     34-3/4      34-1/4
              Third Quarter      35-1/2      34-1/4
              Fourth Quarter     35-1/4      34-3/4

                  1995
                  ----

              First Quarter     $35-7/8     $34-1/2
              Second Quarter     34-3/4      34


       There is no established public trading market for shares of Shawnee Bancorp Common Stock or Bank Common Stock and shares of Shawnee Bancorp Common Stock and Bank Common Stock are traded in limited quantities in private transactions. Since there are no market makers for Shawnee Bancorp Common Stock or Bank Common Stock and no recognized exchanges on which shares of Shawnee Bancorp Common Stock and Bank Common Stock are traded, there is no published source of prices relating to transactions in Shawnee Bancorp Common Stock or Bank Common Stock. Most trades occur as a result of private negotiations in isolated transactions, with the result that management of Shawnee Bancorp and Bank Common Stock is not directly informed of the number of trades or prices at which shares of Shawnee Bancorp Common Stock and Bank Common Stock are traded. Because of the limited market for shares of Shawnee Bancorp Common Stock and Bank Common Stock, the actual per share trade prices shown below may not necessarily be indicative of the value of a share of Shawnee Bancorp Common Stock and Bank Common Stock.

       The last trade of Shawnee Bancorp Common Stock, the terms of which management of Shawnee Bancorp is aware, occurred on or about November 3, 1993, and involved the sale of 12,500 shares of Shawnee Bancorp Common Stock at a price of $12 per share. The last trade of Bank Common Stock, the terms of which management of the Bank is aware, occurred on or about March 15, 1995, and involved the sale of seventy-five (75) shares at an unknown price. The table below sets forth, for the periods indicated, the high and low trade prices for shares of Shawnee Bancorp Common Stock and Bank Common Stock, respectively, the number of shares traded and the number of trades of Shawnee Bancorp Common Stock and Bank Common Stock, respectively, based upon information received by management of Shawnee Bancorp and the Bank.

       As of the Record Date, there were approximately 10 and 106 holders of Shawnee Bancorp Common Stock and of Bank Common Stock, respectively.

       Management of Shawnee Bancorp and the Bank have not verified the accuracy of the following share prices. Further, these prices may not be a reliable indicator of the price at which more than a limited number of shares of Shawnee Bancorp Common Stock and Bank Common Stock would trade, and there may have been additional shares of Shawnee Bancorp Common Stock and Bank Common Stock traded at higher or lower prices of which the management of Shawnee Bancorp and the Bank is unaware.

                                SHAWNEE BANCORP
                                ---------------


                                     NUMBER         TOTAL
                                    OF SHARES       NUMBER
                   HIGH     LOW      TRADED       OF TRADES
                   ----     ---     ---------     ---------
       1992        $12       -        3,000            1
       ----

       1993         12       -       12,500            3
       ----

       1994                                         None
       ----

       1995                                         None
       ----
       (through
       May 10,
       1995)


                                     BANK
                                     ----
                                                NUMBER            TOTAL
                                               OF SHARES         NUMBER
                        HIGH        LOW         TRADED          OF TRADES
                        ----        ---        ---------        ---------

     1992               $N/A        $N/A         1,075              4

     1993                N/A         N/A           113              1

     1994                N/A         N/A           401              3

     1995                N/A         N/A           337              3
     (through
      May 10,
      1995)

     "NA" means the information is not available to management of the Bank.


  DIVIDENDS

       The following table sets forth the per share cash dividends paid on shares of ONB Common Stock, Shawnee Bancorp Common Stock and Bank Common Stock since January 1, 1991. All dividends have been adjusted to give effect to their respective stock dividends and stock splits (if any).


                               ONB           SHAWNEE BANCORP         BANK
                          COMMON STOCK (1)   COMMON STOCK (2)    COMMON STOCK(2)
                          ----------------   ----------------    ---------------
         1991
         ----
     First Quarter             $.17                -0-                  -0-
     Second Quarter             .17                -0-                  -0-
     Third Quarter              .17                -0-                  -0-
     Fourth Quarter             .17                -0-                  -0-

         1992
         ----
     First Quarter             $.18                -0-                  -0-
     Second Quarter             .18                -0-                   $.16
     Third Quarter              .18                -0-                   $.13
     Fourth Quarter             .18                -0-                   $.13


         1993
         ----
     First Quarter             $.19                -0-                  -0-
     Second Quarter             .19                -0-                   $.13
     Third Quarter              .19                -0-                   $.13
     Fourth Quarter             .19                -0-                   $.13

         1994
         ----
     First Quarter             $.22                -0-                  -0-
     Second Quarter             .22                -0-                   $.13
     Third Quarter              .22                -0-                   $.17
     Fourth Quarter             .22                -0-                   $.17

         1995
         ----
     First Quarter             $.23                -0-                   $.17
     Second Quarter             .23                -0-                   $.17

  (1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of ONB Common Stock since dividend policies are subject to the discretion of the Board of Directors of ONB, general business conditions and dividends paid to ONB by its affiliate banks. For certain restrictions on the payment of dividends on shares of ONB Common Stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights".

  (2) The Agreement provides that the shareholders of Shawnee Bancorp and the Bank may not receive any dividends, except that the Bank may pay cash dividends to Shawnee Bancorp in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Shawnee Bancorp and for expenses incurred in connection with the Affiliation. The Bank's ability to pay dividends is restricted by the FDIC under the Assistance Agreement which has the effect of restricting the ability of Shawnee Bancorp to pay dividends to its shareholders.

EXISTING AND PRO FORMA PER SHARE INFORMATION

     The following table sets forth certain historical, pro forma and equivalent information, giving effect to the pending affiliations with First United and City National. The data is based on historical financial statements and the pro forma financial information included on pages 19 through 25 and has been restated to give effect to all stock dividends, including the 5% stock dividend issued by ONB on February 10, 1995. Equivalent per share data is calculated by multiplying the pro forma ONB information by the Exchange Ratio under the Agreement, based upon a stock price of $34.50 per share.

                                                  As Reported
                                ----------------------------------------------
                                                    Cash         Book Value at
      ONB                        Net Income       Dividends       Period End
- ----------------                -------------     ----------     -------------
Three Months Ended
 March 31, 1995                     $0.51            $0.23           $16.96

Year Ended December 31,
  1994                               2.03             0.88            16.76
  1993                               1.95             0.76            16.18
  1992                               1.88             0.72            15.00

 Shawnee Bancorp
- -----------------
Three Months Ended
 March 31, 1995                     $0.48             -0-            $17.19

Year Ended December 31,
  1994                               2.03             -0-             16.66
  1993                               1.85             -0-             14.67
  1992                               1.23             -0-             12.93

                                        Net Income
                        -------------------------------------------
                            ONB       Shawnee Bancorp      ONB       Shawnee Bancorp
                        Pro Forma(1)   Equivalent(1)   Pro Forma(2)   Equivalent(2)
                        ------------  ---------------  ------------  ---------------
Three Months Ended
 March 31, 1995             $0.51          $0.61           $0.51          $0.61

Year Ended December 31,
  1994                       2.03           2.41            1.84           2.19
  1993                       1.95           2.32            1.93           2.29
  1992                       1.88           2.23            1.84           2.19

                                      Cash Dividends
                        -------------------------------------------
                            ONB       Shawnee Bancorp      ONB       Shawnee Bancorp
                        Pro Forma(1)   Equivalent(1)   Pro Forma(2)   Equivalent(2)
                        ------------  ---------------  ------------  ---------------
Three Months Ended
 March 31, 1995             $0.23          $0.27           $0.23          $0.27

Year Ended December 31,
  1994                       0.88           1.05            0.88           1.05
  1993                       0.76           0.90            0.76           0.90
  1992                       0.72           0.86            0.72           0.86

                                    Shareholders' Equity
                        -------------------------------------------
                            ONB       Shawnee Bancorp      ONB       Shawnee Bancorp
                        Pro Forma(1)   Equivalent(1)   Pro Forma(2)   Equivalent(2)
                        ------------  ---------------  ------------  ---------------
As of March 31, 1995       $16.95         $20.14          $16.84         $20.01

As of December 31, 1994     16.74          19.89           16.61          19.73


                                                 Market Value of Common Stock
                                         -------------------------------------------
                                                              Shawnee Bancorp
                                                       -----------------------------
                                              ONB       Historical(4)    Equivalent
                                         ------------  ---------------  ------------
As of February 22, 1995(3)                  $34.75          $17.19         $41.28

(1) Considers the pending merger with Shawnee Bancorp. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".
(2) Considers the pending merger with Shawnee Bancorp, as well as the pending mergers with First United and City National. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".
(3) Represents the last business day prior to the public announcement of the proposed merger with Shawnee Bancorp.
(4) Based upon the per share book value of Shawnee Bancorp Common Stock as of March 31, 1995.

                             OLD NATIONAL BANCORP
              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The accompanying financial statements present a Pro Forma Condensed Combined Balance Sheet of ONB as of March 31, 1995 and Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992.

     The Pro Forma Condensed Combined Balance Sheet as of March 31, 1995 is presented giving effect to the mergers pending as of March 31, 1995 with First United and City National. The Pro Forma Condensed Combined Statements of Income for the three months ended March 31, 1995 and the years ended December 31, 1994, 1993 and 1992 are presented giving effect to each of these pending mergers as of January 1 of each of the years presented.

     The pro forma information is based upon historical financial statements. The assumptions give effect to the proposed mergers under the pooling-of-interests method of accounting. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only. The information does not purport to be indicative of the results that actually would have occurred had the mergers been effected on January 1 of the years presented.

                              OLD NATIONAL BANCORP
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1995
                       (Unaudited - Dollars in Thousands)

                                                SHAWNEE                                FIRST       CITY
ASSETS                                ONB       BANCORP   Adjustments   Pro Forma      UNITED    NATIONAL   Adjustments  PRO FORMA
                                  -----------   -------   -----------  ------------    -------   --------   -----------  ----------
Cash and due from banks....       $   154,349   $ 1,129                 $   155,478   $    618   $  2,337               $   158,433
Money market investments...            49,283                                49,283      4,713      4,975                    58,971
Investment securities......         1,318,959    13,730                   1,332,689      5,377     52,506                 1,390,572
Loans......................         2,746,352    13,922                   2,760,274    118,932     39,692                 2,918,898
Reserve for loan losses....           (40,465)     (235)                    (40,700)      (728)      (496)                  (41,924)
Excess cost over assets
  acquired.................            13,196                                13,196        308        317                    13,821
Other intangibles..........             1,337                                 1,337                                           1,337
Premises and equipment.....            63,127       729                      63,856      3,080      1,081                    68,017
Other assets...............            77,424       702                      78,126      3,796      3,198                    85,120
                                  -----------   -------            --   -----------   --------   --------           --  -----------
                                  $ 4,383,562   $29,977            $0   $ 4,413,539   $136,096   $103,610           $0  $ 4,653,245
                                  ===========   =======            ==   ===========   ========   ========           ==  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits...................       $ 3,513,776   $25,011                 $ 3,538,787   $109,675   $ 89,260               $ 3,737,722
Medium term notes..........            32,000                                32,000                     0                    32,000
Subordinated debentures....            36,350                                36,350                     0                    36,350
Other borrowings...........           284,590     2,540                     287,130     17,000      5,685                   309,815
Other liabilities..........           125,903       397                     126,300      1,753        728                   128,781
                                  -----------   -------            --   -----------   --------   --------           --  -----------
        Total Liabilities..         3,992,619    27,948             0     4,020,567    128,428     95,673            0    4,244,668
                                  -----------   -------            --   -----------   --------   --------           --  -----------
Common stock...............            23,049        59         79 (a)       23,187          5        360    707 (b)(c)      24,259
Capital surplus............           218,152     1,357        (79)(a)      219,430      4,958      1,140   (707)(b)(c)     224,821
Retained earnings..........           152,753       612                     153,365      2,705      7,229                   163,299
Net unrealized loss........            (3,011)        1                      (3,010)                 (792)                   (3,802)
                                  -----------   -------            --   -----------   --------   --------           --  -----------
       Total shareholders'
        equity.............           390,943     2,029             0       392,972      7,668      7,937            0      408,577
                                  -----------   -------            --   -----------   --------   --------           --  -----------
                                  $ 4,383,562   $29,977            $0   $ 4,413,539   $136,096   $103,610           $0  $ 4,653,245
                                  ===========   =======            ==   ===========   ========   ========           ==  ===========
Outstanding common shares..        23,049,205                            23,187,405                                      24,258,615
                                  ===========                           ===========                                      ==========
Shareholders' equity per
 share.....................             16.96                                 16.95                                           16.84
                                  ===========                           ===========                                      ==========

See Notes to Pro Forma Financial Information.

                              OLD NATIONAL BANCORP
                 PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 1995
       (Unaudited - Dollars in Thousands, Except Share and Per Share Data)

                                                     As Reported                                 As Reported
                                                     -----------                                 -----------

                                                ONB  SHAWNEE BANCORP     PRO FORMA  FIRST UNITED  CITY NATIONAL    PRO FORMA
                                                ---  ---------------     ---------  ------------  -------------    ---------
Interest income.......................  $    80,102             $534   $    80,636        $2,447         $1,816  $    84,899
Interest expense......................       37,383              266        37,649         1,507          1,007       40,163
                                        -----------             ----   -----------        ------         ------  -----------
Net Interest income...................       42,719              268        42,987           940            809       44,736
Provision for loan losses.............        1,064               (2)        1,062            23             15        1,100
                                        -----------             ----   -----------        ------         ------  -----------
Net interest income after provision
 for loan losses......................       41,655              270        41,925           918            794       43,636

Noninterest income....................        9,093               43         9,136           166            104        9,406
Noninterest expense...................       34,293              232        34,525           816            564       35,905
                                        -----------             ----   -----------        ------         ------  -----------
Income (loss) before income
 taxes................................       16,455               81        16,536           268            334       17,137

Provision for income taxes............        4,482               24         4,506           130             60        4,696
                                        -----------             ----   -----------        ------         ------  -----------
Net income (loss).....................  $    11,973             $ 57   $    12,030        $  138         $  274  $    12,441
                                        ===========             ====   ===========        ======         ======  ===========
Net income per common share: (d)
    Assuming no dilution..............        $0.51                          $0.51                               $      0.51
                                        ===========                    ===========                               ===========
    Assuming full dilution............        $0.50                          $0.50                               $      0.50
                                        ===========                    ===========                               ===========
Weighted average common shares
   outstanding: (d)
    Assuming no dilution..............   23,249,139                     23,387,339                                24,458,549
                                        ===========                    ===========                               ===========
    Assuming full dilution............   24,794,632                     24,932,832                                26,004,042
                                        ===========                    ===========                               ===========

  See Notes to Pro Forma Financial Information.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED DECEMBER 31, 1994
        (Unaudited - Dollars in Thousands, Except Share and Per Share Data)

                                                             As Reported                         As Reported
                                                             -----------                         -----------
                                                ONB  SHAWNEE BANCORP    PRO FORMA  FIRST UNITED   CITY NATIONAL    PRO FORMA
                                                ---  ---------------  -----------  ------------   -------------    ---------
Interest income.......................  $   295,946           $1,859  $   297,805      $  8,646          $6,193  $   312,644
Interest expense......................      126,109              874      126,983         5,266           3,083      135,332
                                        -----------           ------  -----------      --------          ------  -----------
Net Interest income...................      169,837              985      170,822         3,380           3,110      177,312
Provision for loan losses.............        6,241                2        6,243           619              60        6,922
                                        -----------           ------  -----------      --------          ------  -----------
Net interest income after provision
 for loan losses......................      163,596              983      164,579         2,761           3,050      170,390

Noninterest income....................       33,656              177       33,833           524             386       34,743
Noninterest expense...................      134,774              853      135,627         6,505           2,126      144,258
                                        -----------           ------  -----------      --------          ------  -----------
Income (loss) before income taxes.....       62,478              307       62,785        (3,220)          1,310       60,875
Provision for income taxes............       14,500               67       14,567           306             255       15,128
                                        -----------           ------  -----------      --------          ------  -----------
Net income (loss).....................  $    47,978           $  240  $    48,218       ($3,526)         $1,055  $    45,747
                                        ===========           ======  ===========      ========          ======  ===========
Net income per common share: (d)
    Assuming no dilution..............        $2.03                         $2.03                                $      1.84
                                        ===========                   ===========                                ===========
    Assuming full dilution............        $1.98                         $1.97                                $      1.80
                                        ===========                   ===========                                ===========
Weighted average common shares
   outstanding: (d)
    Assuming no dilution..............   23,595,468                    23,733,668                                 24,804,878
                                        ===========                   ===========                                ===========
    Assuming full dilution............   25,213,197                    25,351,397                                 26,422,607
                                        ===========                   ===========                                ===========

  See notes to Pro Forma Financial Information.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993
      (Unaudited - Dollars in Thousands, Except Share and Per Share Data)

                                                       As Reported                             As Reported
                                                       -----------                             -----------
                                                ONB  SHAWNEE BANCORP     PRO FORMA  FIRST UNITED  CITY NATIONAL    PRO FORMA
                                                ---  ---------------     ---------  ------------  -------------    ---------
Interest income.......................  $   291,077           $1,779   $   292,856        $9,045         $5,900  $   307,801
Interest expense......................      124,958              844       125,802         5,841          2,841      134,484
                                        -----------           ------   -----------        ------         ------  -----------
Net Interest income...................      166,119              935       167,054         3,204          3,059      173,317
Provision for loan losses.............        9,989               (6)        9,983           106            100       10,189
                                        -----------           ------   -----------        ------         ------  -----------
Net interest income after provision
 for loan losses......................      156,130              941       157,071         3,098          2,959      163,128

Noninterest income....................       32,451              183        32,634           640            325       33,599
Noninterest expense...................      125,525              835       126,360         2,813          1,924      131,097
                                        -----------           ------   -----------        ------         ------  -----------
Income (loss) before income taxes.....       63,056              289        63,345           925          1,360       65,630
Provision for income taxes............       16,883               71        16,954           329            316       17,599
                                        -----------           ------   -----------        ------         ------  -----------
Net income (loss).....................  $    46,173           $  218   $    46,391        $  596         $1,044  $    48,031
                                        ===========           ======   ===========        ======         ======  ===========
Net income per common share: (d)
    Assuming no dilution..............  $     $1.95                    $     $1.95                               $      1.93
                                        ===========                    ===========                               ===========
    Assuming full dilution............  $     $1.90                    $     $1.90                               $      1.88
                                        ===========                    ===========                               ===========
Weighted average common shares
   outstanding: (d)
    Assuming no dilution..............   23,632,680                     23,770,880                                24,842,090
                                        ===========                    ===========                               ===========
    Assuming full dilution............   25,335,954                     25,474,154                                26,545,364
                                        ===========                    ===========                               ===========

  See notes to Pro Forma Financial Information

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992
      (Unaudited - Dollars in Thousands, Except Share and Per Share Data)

                                                 As Reported                                As Reported
                                                 -----------                                -----------

                                                ONB  SHAWNEE BANCORP     PRO FORMA  FIRST UNITED   CITY NATIONAL    PRO FORMA
                                                ---  ---------------     ---------  ------------   -------------    ---------
Interest income.......................  $   304,695           $1,839   $   306,534        $9,712          $6,231  $   322,477
Interest expense......................      144,908              999       145,907         6,785           3,364      156,056
                                        -----------           ------   -----------        ------          ------  -----------
Net Interest income...................      159,787              840       160,627         2,927           2,867      166,421
Provision for loan losses.............       11,731              (44)       11,687            93              60       11,840
                                        -----------           ------   -----------        ------          ------  -----------
Net interest income after provision
 for loan losses......................      148,056              884       148,940         2,834           2,807      154,581

Noninterest income....................       28,082              179        28,261           598             293       29,152
Noninterest expense...................      113,548              858       114,406         3,473           1,768      119,647
                                        -----------           ------   -----------        ------          ------  -----------
Income (loss) before income taxes.....       62,590              205        62,795           (41)          1,332       64,086
Provision for income taxes............       17,853               61        17,914          (127)            324       18,111
                                        -----------           ------   -----------        ------          ------  -----------
Net income (loss).....................  $    44,737           $  144   $    44,881        $   86          $1,008  $    45,975
                                        ===========           ======   ===========        ======          ======  ===========
Net income per common share: (d)
      Assuming no dilution............        $1.88                          $1.88                                      $1.84
                                        ===========                    ===========                                ===========
      Assuming full dilution..........        $1.82                          $1.82                                      $1.79
                                        ===========                    ===========                                ===========
Weighted average common shares
      outstanding: (d)
      Assuming no dilution............   23,772,874                     23,911,074                                 24,982,284
                                        ===========                    ===========                                ===========
      Assuming full dilution..........   25,781,590                     25,919,790                                 26,991,000
                                        ===========                    ===========                                ===========

See notes to Pro Forma Financial Information.

                              OLD NATIONAL BANCORP
          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


  (a) Exchange of 100% of Shawnee Bancorp for 138,200 shares of ONB Common
      Stock.

  (b) Exchange of 100% of First United common stock for 519,613 shares of ONB Common Stock.

  (c) Exchange of 100% of City National common stock for 551,597 shares of ONB Common Stock.

  (d) Net income per share on a fully diluted basis assumes the conversion of ONB's convertible subordinated debentures.












                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                     DESCRIPTION OF ONB AND FIRST NATIONAL

  BUSINESS

       ONB is a multi-bank holding company with 23 affiliate banks located in the tri-state area comprised of southwestern Indiana and neighboring portions of Illinois and Kentucky. With total consolidated assets of $4.2 billion as of March 31, 1995, ONB is the largest independent bank holding company headquartered in the State of Indiana. Since 1985, ONB has acquired 31 financial institutions, 9 of which were combined with existing affiliate banks, and has increased its banking offices to [123].

       ONB is implementing plans for future expansion through pending affiliations with First United and City National. ONB anticipates that it will continue its policy of geographic expansion through strategic affiliations with additional commercial banks and thrifts. See "DESCRIPTION OF ONB AND FIRST NATIONAL -- Acquisition Policy and Pending Affiliations".

       The principal activity of ONB is to own, manage and supervise its affiliate banks and its non-bank subsidiaries, each of which is held by ONB as a separate wholly-owned subsidiary. The primary sources of ONB's revenues are dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the affiliate banks may finance, pay dividends to or otherwise supply funds to ONB. See "REGULATORY
  CONSIDERATIONS" and "COMPARISON OF COMMON STOCK -- Dividend Rights".

       ONB's affiliate banks engage in a wide range of commercial and consumer banking activities and provide other services relating to the general banking business. Set forth below is a list of ONB's affiliate banks by state.

          Indiana                             Kentucky                 Illinois
- ------------------------------         --------------------------  --------------------

Bank of Western Indiana                Farmers Bank & Trust        First National Bank
  (Covington)                            Company (Henderson)         (Harrisburg)
Citizens National Bank                 Farmers Bank & Trust        First National Bank
  (Tell City)                            Company (Madisonville)      (Oblong)
Clinton State Bank First State Bank    Palmer-American               National Bank
Dubois County Bank (Jasper)              (Greenville)                (Danville)
First-Citizens Bank &                  Morganfield National Bank   Peoples National
  Trust Company                                                      (Lawrenceville)
  (Greencastle)                                                    Security Bank & Bank
Gibson County Bank (Princeton)                                       Trust Company
Indiana State Bank (Terre Haute)                                     (Mt. Carmel)
Merchants National Bank
  (Terre Haute)
Old National Bank
  (Evansville)
Orange County Bank (Paoli)
  People's Bank & Trust
  Company (Mt. Vernon)
Rockville National Bank
Security Bank & Trust Company
  (Vincennes)
United Southwest Bank (Washington)

       In addition to these affiliate banks, ONB has six (6) non-bank affiliates. Indiana Old National Insurance Company reinsures credit life, accident and health insurance of installment consumer borrowers of ONB's affiliate banks; Old National Realty Company, Inc. owns real properties which are incidental to ONB's operations; and Old National Service Corporation provides data processing services to ONB's affiliate banks and to third parties. ONB's other three (3) non-banking subsidiaries include Old National Trust Company, Old National Trust Company -- Illinois and Old National Trust Company -- Kentucky, all of which provide trust services.

       First National is a national banking association located in Harrisburg, Illinois and a wholly-owned subsidiary of ONB. As of March 31, 1995, First National had total assets of approximately $170 million.

  ACQUISITION POLICY AND PENDING TRANSACTIONS

       ONB anticipates that it will continue its policy of geographic expansion through consideration of acquisitions of financial institutions located in Indiana, Kentucky and Illinois. Management of ONB currently is reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations preliminary to letters of intent or agreements in principle concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated transactions.

       As of the date of this Proxy Statement, ONB is a party to a definitive agreement to acquire First United and City National. Under these agreements, ONB proposes to issue approximately 1,071,210 shares of ONB Common Stock.

  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The foregoing information concerning ONB does not purport to be complete. For additional information, see the documents filed by ONB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                  DESCRIPTION OF SHAWNEE BANCORP AND THE BANK

  BUSINESS

       Shawnee Bancorp is an Illinois corporation and a bank holding company headquartered in Harrisburg, Illinois. Shawnee Bancorp owns 98.5% of the issued and outstanding shares of the Bank, and its business consists primarily of the ownership, supervision and control of the Bank. The common stock of the Bank is Shawnee Bancorp's principal asset and dividends paid by the Bank are Shawnee Bancorp's principal source of income.

       The Bank is an Illinois chartered bank originally organized and chartered in May, 1965. The Bank has been in continuous operation since that date. The Bank is a full-service commercial bank, offering banking services to the commercial and residential areas which it serves throughout Saline County, Illinois. Services include commercial; real estate and personal loans; money market accounts; checking, savings, and time deposit accounts; and trust services.

       The lending portion of the Bank's business relates primarily to real estate, the activities of small to medium-sized businesses and local community residences.

       Shawnee Bancorp is subject to vigorous competition from major banking institutions, as well as other financial institutions in its principal service area, such as savings and loan associations, insurance companies, and finance companies.

       Shawnee Bancorp, Shawnee Bancorp shareholders, the Bank, and the FDIC entered into an Assistance Agreement on September 16, 1991. The Assistance Agreement, among other matters, provides for assistance from the FDIC in the re-capitalization of the Bank, guarantees the recovery of certain loan charge-offs and related collection expenses on loans originated by prior management, restricts the sale of Shawnee Bancorp and Bank Common Stock, requires the maintenance of specified capital ratios, and limits dividends paid by the Bank. The total amount of assistance the FDIC provided under the Assistance Agreement is limited to $673,000. The Assistance Agreement expires on September 16, 1996, except for the loan recovery guaranty which expired on September 16, 1994. The terms of the Assistance Agreement require the approval of the FDIC of the affiliation of Shawnee Bancorp and the Bank with ONB.

  PROPERTIES

       Shawnee Bancorp's and the Bank's principal banking office is located at 2 West Walnut Street, Harrisburg, Illinois 62946. The Bank also operates a branch facility at Parker Plaza Shopping Center, Harrisburg, Illinois 62946. The Bank owns its principal banking office and leases the land on which the branch facility is located for $3,000 annually. The original term of the lease expired on July 31, 1995; however, the Bank has the option to renew the lease for two five-year terms for $3,000 annually plus 30% of the increase in the Consumer Price Index for U.S. City Averages since the inception of the lease on July 31, 1985. The Bank has exercised its option to renew the lease for an additional five (5) year term.

  LITIGATION

       There is no pending litigation of a material nature in which Shawnee Bancorp or the Bank is a party or to which any of their respective property is subject. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or affiliate of Shawnee Bancorp or the Bank, or any associate of any such director, executive officer, principal shareholder or affiliate, is a party or has a material interest adverse to Shawnee Bancorp or the Bank. None of the ordinary routine litigation in which Shawnee Bancorp or the Bank is involved is expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Shawnee Bancorp or the Bank.

  EMPLOYEES

       Shawnee Bancorp has no employees. As of June 9, 1995, the Bank had fifteen (15) full-time and three (3) part-time employees to whom the Bank provides a variety of benefits. Management of the Bank considers relations with its employees to be good.

  MANAGEMENT

       The following table contains certain information about each director and executive officer of the Bank and Shawnee Bancorp as of the date of this Proxy
  Statement:


DIRECTORS:
                                                                     SERVED AS
                                                                    DIRECTOR OF
                                                                   THE BANK AND
                                                                 SHAWNEE BANCORP
                                    PRINCIPAL OCCUPATION           CONTINUOUSLY
NAME                     AGE        DURING PAST 5 YEARS                SINCE
- ----                     ---      ------------------------       ---------------
David H. Clemmons        53       Vice President of Barnes              1991
                                  Lumber Co., Inc.

William E. Cook          63       President of the Bank and             1991
                                  Shawnee Bancorp

Fred G. Denny            55       Owner of Denny Simpson                1992
                                  Trucking, Denny Simpson
                                  Stone Co., Equality Mining
                                  and Bob Barnett Redi-Mix

Lannie Gribble           52       General Superintendent                1991
                                  of Southern Illinois
                                  Asphalt Company; Real Estate
                                  Developer

Larry J. Perrotto        57       President & CEO of American           1991
                                  Publishing Co.

George R. Rawlinson                            57           Owner & CEO of Rawlinson &                        1991
                                                            Associates, Inc. and Engineering
                                                            Consulting Co.

Charles E. Seten, M.D.                         53           Physician                                         1991

EXECUTIVE OFFICERS:
- -------------------

      NAME                                    AGE           OFFICE AND BUSINESS EXPERIENCE
      ----                                    ---           ------------------------------
William E. Cook                                63           President of the Bank and Shawnee Bancorp since
                                                            1991

David H. Clemmons                              53           Chairman of the Board of the Bank since 1991.
                                                            Vice President of Barnes Lumber Co., Inc.

       All of the directors of Shawnee Bancorp and the Bank hold office for a term of one (1) year and their executive officers hold office for a term of one
(1) year. There are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of the Bank's or Shawnee Bancorp's directors or executive officers have been selected for their respective positions. See "PROPOSED AFFILIATION -- Interests of Certain Persons in the Affiliation".

SECURITY OWNERSHIP OF MANAGEMENT

       The table below sets forth as of the Record Date the total number of shares of Shawnee Bancorp Common Stock and Bank Common Stock beneficially owned by each director and executive officer of Shawnee Bancorp and the Bank and by all of their directors and executive officers as a group.


                                      SHAWNEE BANCORP                    BANK
                                        COMMON STOCK                 COMMON STOCK
                                        BENEFICIALLY    PERCENT OF   BENEFICIALLY   PERCENT OF
NAME OF BENEFICIAL OWNER                 OWNED (1)       CLASS (2)     OWNED (3)     CLASS (4)
- ------------------------              ---------------   ----------   ------------   ----------
David H. Clemmons                          15,000         12.71%          -0-           -0-

William E. Cook                            15,000         12.71           -0-           -0-

Fred G. Denny (5)                          10,000          8.48           59          0.01%

Lannie Gribble                             15,000         12.71           -0-           -0-

Larry J. Perrotto                          15,000         12.71           -0-           -0-

George R. Rawlinson                        10,000          8.48           -0-           -0-

Charles E. Seten, M.D.                     15,000         12.71                         -0-

All directors and executive
officers as a group (7) individuals        95,000         80.51%          59         0.01%

(1) The number of shares shown as being beneficially owned are those over which the director or executive officer has either sole or shared voting or investment power. The information contained in this column is based upon shareholder records of Shawnee Bancorp and information furnished to Shawnee Bancorp by the individuals listed.

(2) Calculated based upon 118,000 shares of Shawnee Bancorp Common Stock outstanding as of the Record Date.

(3) The number of shares shown as being beneficially owned are those over which the director or executive officer has either sole or shared voting or investment power. The information contained in this column is based upon shareholder records of the Bank and information furnished to the Bank by the individuals listed.

(4) Calculated based upon 445,766 shares of Bank Common Stock outstanding as of the Record Date.

(5) Includes shares of Bank Common Stock owned by Denny & Simpson Stone Co., Inc., of which Mr. Denny is an affiliate.

PRINCIPAL SHAREHOLDERS

       The following table sets forth, as of the Record Date, certain information about each person known to the management of Shawnee Bancorp to be beneficial owners of more than 5% of the outstanding shares of Shawnee Bancorp Common Stock. Shawnee Bancorp has no class of stock authorized, issued or outstanding other than the Shawnee Bancorp Common Stock.


NAME AND ADDRESS                      AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP (1)                  PERCENT OF CLASS (2)
- -------------------                 ------------------------                  --------------------
David H. Clemmons                             15,000                                 12.71
6 Dogwood Place
Harrisburg, Illinois  62946

William E. Cook                               15,000                                 12.71
1006 E. Clark
Marion, Illinois  62959

Fred G. Denny                                 10,000                                  8.48
10 Dogwood Place
Harrisburg, Illinois  62949

Lannie Gribble                                15,000                                 12.71
RR #7
Marion, Illinois  62959

Larry J. Perrotto                             15,000                                 12.71
47 Frankfort Drive
West Frankfort, Illinois  62896




George R. Rawlinson                                  10,000                 8.48
60A Technical Center
Crossville, Illinois  62827

John H. Satterwhite                                  15,000                12.71
729 South Avenue
Bradford, Pennsylvania  16701

Charles E. Seten, M.D.                               15,000                12.71
22 Dogwood Place
Harrisburg, Illinois  62946


(1) The number of shares shown as being beneficially owned are those shares over which the shareholder has either sole or shared voting or investment power. The information contained in this column is based upon information obtained from shareholder records of Shawnee Bancorp and information furnished to Shawnee Bancorp by the person listed.

(2) Calculated based upon 118,000 shares of Shawnee Bancorp Common Stock outstanding as of the Record Date.

     As of the Record Date, Shawnee Bancorp beneficially owns 98.5% of the outstanding shares of Bank Common Stock and is the only shareholder of the Bank who beneficially owns more than 5% of the outstanding shares of Bank Common Stock. The Bank has no class of stock authorized, issued or outstanding other than the Bank Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and executive officers of Shawnee Bancorp and the Bank and their associates are customers of and have had transactions with Shawnee Bancorp and the Bank from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.

STATISTICAL INFORMATION ABOUT SHAWNEE BANCORP

     In the following pages, various statistical information about Shawnee Bancorp and the Bank is presented. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Shawnee Bancorp and the Bank" and the consolidated financial statements included elsewhere herein.

DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY, AND INTEREST RATES

     The following table shows the condensed average balance sheets for the periods presented and the percentage of each principal category of assets, liabilities, and stockholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on interest-bearing liabilities for each of the periods presented.

                                                                 YEAR ENDED DECEMBER 31,
                     --------------------------------------------------------------------------------------------------------------
                                     1994                                1993                                 1992
                     -----------------------------------  -----------------------------------  ------------------------------------
                              PERCENT  INTEREST  AVERAGE           PERCENT  INTEREST  AVERAGE           PERCENT   INTEREST  AVERAGE
                     AVERAGE  OF TOTAL  INCOME/   YIELD/  AVERAGE  OF TOTAL  INCOME/   YIELD/  AVERAGE  OF TOTAL   INCOME/   YIELD/
                     BALANCE   ASSETS   EXPENSE    RATE   BALANCE   ASSETS   EXPENSE    RATE   BALANCE   ASSETS    EXPENSE    RATE
                     -------  --------  -------  -------  -------  -------  --------  -------  -------  --------  ---------  ------
                                                             (DOLLARS IN THOUSANDS)
Assets:
  Interest-earning
   assets:
     Loans (1)       $14,405     49.55% $1,176     8.16%  $15,335    54.73%  $1,201     7.83%  $15,208     59.03%   $1,303    8.57%
     Taxable
      investment
      securities       8,837     30.39     494     5.59     7,862    28.06      453     5.76     6,732     26.13       505    7.50
     Nontaxable
      investment
      securities (2)   2,592      8.92     224     8.64     1,034     3.69      126    12.19        41       .16         5   12.20
     Federal funds
      sold               939      3.23      41     4.37     1,445     5.16       42     2.91       886      3.44        28    3.16
                     -------    ------  ------            -------   ------   ------            -------    ------    ------
       Total
        interest-
        earning
        assets        26,773     92.09   1,935     7.23    25,676    91.64    1,822     7.10    22,867     88.76     1,841    8.05
                                        ======     ====                      ======    =====                        ======   =====
   Non-interest-
     earning assets:
     Cash and due
      from banks       1,108      3.81                        961     3.43                         966      3.75
     Premises and
      equipment          727      2.50                        741     2.65                         770      2.99
     Other assets        709      2.44                        872     3.11                       1,226      4.76
     Allowance for
      possible loan
      losses            (243)     (.84)                      (232)    (.83)                        (68)     (.26)
                     -------    ------                    -------   ------                     -------    ------
        Total
        assets       $29,074    100.00%                   $28,018   100.00%                    $25,761    100.00%
                     =======    ======                    =======   ======                     =======    ======

Liabilities and
 stockholders'
 equity:
   Interest-bearing
    liabilities:
     Interest-
      bearing
      demand
      deposits       $ 6,475     22.27%    163     2.52%  $ 5,847    20.87%     152     2.60%    4,704     18.26    $  166    3.53%
     Savings
      deposits         2,969     10.21      74     2.49     3,034    10.83       79     2.60     2,662     10.33       102    3.83
     Time deposits    12,352     42.49     495     4.01    12,141    43.33      491     4.04    12,480     48.45       636    5.10
     Securities sold
      under agreements
      to repurchase
      and other short-
      term borrowings  1,917      6.59      80     4.17     1.506     5.37       57     3.78       637      2.47        20    3.14
     Note payable        825      2.84      62     7.52     1,055     3.77       65     6.16     1,180      4.58        75    6.36
                     -------    ------  ------            -------   ------   ------            -------    ------    ------
       Total
       interest-
       bearing
       liabilities    24,538     84.40     874     3.56    23,583    84.17      844     3.58    21,663     84.09       999    4.61
                                        ------     ----                      ------    -----                        ------   -----
   Non-interest-bearing
    liabilities:
     Demand
      deposits         2,344      8.06                      2,491     8.89                       2,248      8.73
     Other
      liabilities        343      1.18                        322     1.15                         462      1.79
                     -------    ------                    -------   ------                     -------    ------
      Total
       liabilities    27,225     93.64                     26,396    94.21                      24,373     94.61
     Stockholders'
       equity          1,849      6.36                      1,622     5.79                       1,388      5.39
                     -------    ------                    -------   ------                     -------    ------
      Total
       liabilities
       and Stockholders
       equity        $29,074    100.00%                   $28,018   100.00%                    $25,761    100.00%
                     =======    ======                    =======   ======                     =======    ======
Net interest
income                                  $1,061                               $  978                                 $  842
                                        ======                               ======                                 ======
Interest rate spread                               3.67%                                3.52%                                 3.44%
                                                   ====                                =====                                 =====
Net interest rate margin                           3.96%                                3.81%                                 3.68%
                                                   ====                                =====                                 =====

- -------------------
  (1) Average balances include nonaccrual loans. The income on such loans is included in interest but is recognized only upon receipt.
  (2) Nontaxable investment income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

INTEREST DIFFERENTIAL

     The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in yields/rates:


                                                         AMOUNT OF INCREASE (DECREASE)
                                           1994 COMPARED TO 1993    1993 COMPARED TO 1992
                                            INCREASE (DECREASE)      INCREASE (DECREASE)
                                                   DUE TO                   DUE TO
                                           ---------------------    ----------------------
                                           VOLUME    RATE           VOLUME    RATE
                                            (1)       (2)    NET     (1)       (2)     NET
                                           ------    ----    ---    ------    ----    ----
                                                        (DOLLARS IN THOUSANDS)
Interest earned on:
  Loans                                     $(74)      49    (25)      11    (113)    (102)
  Taxable investment securities               55      (14)    41       77    (129)     (52)
  Nontaxable investment securities (3)       144      (46)    98      121       -      121
  Federal funds sold                         (18)      17     (1)      16      (2)      14
                                            ----      ---    ---      ---    ----     ----
       Total interest-earning assets         107        6    113      225    (244)     (19)
                                            ----      ---    ---      ---    ----     ----
Interest paid on:
  Interest-bearing demand deposits            16       (5)    11       35     (49)     (14)
  Savings deposits                            (2)      (3)    (5)      13     (36)     (23)
  Time deposits                                8       (4)     4      (17)   (128)    (145)
  Securities sold under agreements to
   repurchase and other short-term
   borrowings                                 17        6     23       32       5       37
  Note payable                               (16)      13     (3)      (8)     (2)     (10)
                                            ----      ---    ---      ---    ----     ----
                                              23        7     30       55    (210)    (155)
                                            ----      ---    ---      ---    ----     ----
       Net interest income                  $ 84       (1)    83      170     (34)     136
                                            ====      ===    ===      ===    ====     ====

- ------------------------
(1) Change in volume multiplied by yield/rate of prior period.
(2) Change in yield/rate multiplied by volume of prior period.
(3) Nontaxable investment securities are presented on a fully tax-equivalent basis assuming a tax rate of 34%.

NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  INVESTMENT PORTFOLIO

       The book value of investment securities is summarized as follows:


                                                                         DECEMBER 31
                                                     ----------------------------------------------------
                                                          1994               1993              1992
                                                     --------------    ----------------   ---------------
                                                            PERCENT             PERCENT           PERCENT
                                                               OF                 OF                OF
                                                             TOTAL               TOTAL             TOTAL
                                                             SECURI-            SECURI-           SECURI-
                                                     AMOUNT   TIES     AMOUNT     TIES    AMOUNT   TIES
                                                    ------- -------    ------   -------   ------  -------
                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury and other U.S. government
   agencies and corporations                        $10,065    75.2%  $ 8,373      78.9%  $6,391    85.9%
Obligations of states and political subdivisions      2,968    22.2     1,842      17.3       40      .5
Other debt securities                                   352     2.6       404       3.8    1,007    13.6
                                                    -------   -----   -------     -----   ------   -----
      Total                                         $13,385   100.0%  $10,619     100.0%  $7,438   100.0%
                                                    =======   =====   =======     =====   ======   =====

       The following table summarizes maturity and yield information on the investment portfolio at December 31, 1994:

                                               AFTER ONE        AFTER FIVE
                                IN ONE YEAR     THROUGH          THROUGH           AFTER
                                  OR LESS     FIVE YEARS        TEN YEARS       TEN YEARS
                                ----------    ----------        ----------      ----------
                                        YIELD         YIELD             YIELD            YIELD
                              AMOUNT     (1)  AMOUNT    (1)   AMOUNT     (1)    AMOUNT    (1)
                              ------   -----  ------  -----   ------    ----    ------   -----
                                                 (DOLLARS IN THOUSANDS)
U.S. Treasury and other
   U.S. government agencies
   and corporations           $1,251     5.1% $5,945    6.4%  $  833     5.9%   $2,036     5.2%
Obligation of states and
   political subdivisions         10     8.5     367    6.8    2,016     4.8       575     5.6
Other debt securities              -       -     352    7.5        -       -         -       -
                              ------          ------          ------            ------
      Total                   $1,261     5.6  $6,664    6.4   $2,849     5.0    $2,611     5.4
                              ======     ===  ======    ===   ======     ===    ======     ===

- ------------
  (1) Presented on a fully tax-equivalent basis assuming a tax rate of 34%.

  LOAN PORTFOLIO

       TYPES OF LOANS

       The composition of the loan portfolio is summarized as follows:

                                                                   DECEMBER 31,
                                           --------------------------------------------------------
                                                 1994               1993               1992
                                           ----------------  -------------------  -----------------
                                                    PERCENT            PERCENT             PERCENT
                                                    OF TOTAL           OF TOTAL            OF TOTAL
                                           AMOUNT    LOANS    AMOUNT    LOANS     AMOUNT    LOANS
                                           -------  -------   ------   --------   -------  --------
                                                           (DOLLARS IN THOUSANDS)
Commercial, financial, and agricultural    $ 3,286    23.8%  $ 3,559     24.2%    $ 2,554    16.9%
Real estate:
  Commercial                                 5,254    38.0     5,238     35.6       4,965    32.8
  Residential                                3,466    25.0     3,953     26.9       3,893    25.8
                                           -------   -----   -------    -----     -------   -----
      Total                                  8,720    63.0     9,191     62.5       8,858    58.6
                                           -------   -----   -------    -----     -------   -----
Consumer                                     1,508    10.9     1,631     11.1       3,412    22.6
Industrial revenue bonds                       320     2.3       320      2.2         282     1.9
                                           -------   -----   -------    -----     -------   -----
         Total loans                       $13,834   100.0%  $14,701    100.0%    $15,106   100.0%
                                           =======   =====   =======    =====     =======   =====

       The following table sets forth the maturities and sensitivities composition of total loans at December 31, 1994:


       FIXED-RATE LOANS


                                                   DECEMBER 31, 1994 MATURING
                                           -------------------------------------------
                                                         AFTER ONE
                                              IN ONE      THROUGH      AFTER
                                           YEAR OR LESS  FIVE YEARS  FIVE YEARS  TOTAL
                                           ------------  ----------  ----------  -----
                                                     (DOLLARS IN THOUSANDS)
Commercial, financial, and agricultural      $1,074        $  993          -      2,067
Real estate:
  Commercial                                  1,298           757        769      2,824
  Residential                                 1,772         1,148        156      3,076
                                             ------        ------      -----      -----
      Total                                   3,070         1,905        925      5,900
                                             ------        ------      -----      -----
Consumer                                        927           464         93      1,484
Industrial revenue bonds                          -             -        320        320
                                             ------        ------      -----      -----
                                             $5,071        $3,362      1,338      9,771
                                             ======        ======      =====      =====

       VARIABLE-RATE LOANS


                                                   DECEMBER 31, 1994 MATURING
                                           -------------------------------------------
                                                         AFTER ONE
                                              IN ONE      THROUGH      AFTER
                                           YEAR OR LESS  FIVE YEARS  FIVE YEARS  TOTAL
                                           ------------  ----------  ----------  -----
                                                     (DOLLARS IN THOUSANDS)
Commercial, financial, and agricultural      $  913        $215          91       1,219
Real estate:
         Commercial                             561         317       1,552       2,430
         Residential                              -         194         196         390
                                             ------        ----       -----       -----
           Total                                561         511       1,748       2,820
                                             ------        ----       -----       -----
Consumer                                         10          14           -          24
                                             ------        ----       -----       -----
                                             $1,484        $740       1,839       4,063
                                             ======        ====       =====       =====

       The following table summarizes maturity information for the loan portfolio as of December 31, 1994:


                                                    DECEMBER 31, 1994 MATURING
                                           --------------------------------------------
                                                         AFTER ONE
                                              IN ONE      THROUGH      AFTER
                                           YEAR OR LESS  FIVE YEARS  FIVE YEARS  TOTAL
                                           ------------  ----------  ----------  ------
                                                      (DOLLARS IN THOUSANDS)
Commercial, financial, and agricultural       $1,987      $1,208          91      3,286
Real estate:
         Commercial                            1,859       1,074       2,321      5,254
         Residential                           1,772       1,342         352      3,466
                                              ------      ------       -----     ------
           Total                               3,631       2,416       2,673      8,720
Consumer                                         937         478          93      1,508
Industrial revenue bonds                           -           -         320        320
                                              ------      ------       -----     ------
                                              $6,555      $4,102       3,177     13,834
                                              ======      ======       =====     ======

       RISK ELEMENTS INVOLVED IN LENDING ACTIVITIES

       The following table details the nonperforming asset information for the periods presented:

                                                              DECEMBER 31,
                                                          --------------------
                                                           1994   1993   1992
                                                          ------  -----  -----
                                                              (DOLLARS IN
                                                               THOUSANDS)
Nonaccrual loans                                          $  28    360    376
Loans past due 90 days or more                               72     73    122
Restructured loans                                            -      -      -
                                                          -----   ----   ----
     Total nonperforming loans                              100    433    498
Foreclosed property                                          22     24     96
                                                          -----   ----   ----
     Total nonperforming assets                           $ 122    457    594
                                                          =====   ====   ====

Nonperforming loans to loans                                .72%  2.95%  3.30%
Nonperforming assets to loans plus foreclosed property      .88   3.10   3.91
Nonperforming assets to total assets                        .41   1.57   2.26

       It is generally the policy of Shawnee Bancorp and the Bank to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection.

       POTENTIAL PROBLEM LOANS

       Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans are less than 90 days past due, or in many cases current, the borrowers presently have or have had a history of financial difficulties and management has concern as to the borrower's ability to comply with present loan repayment terms. As such, these loans may result in classification at some future point as nonperforming. At December 31, 1994, such loans (excluding all nonperforming loans described above) amounted to $109,000.

       FOREIGN OUTSTANDINGS

       Shawnee Bancorp and the Bank had no loans to any foreign countries on any of the dates specified in the tables.

       LOAN CONCENTRATIONS

       Shawnee Bancorp and the Bank do not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated and secured by real estate. The ability of Shawnee Bancorp's and the Bank's borrowers to honor their contractual obligations is dependent on the local economy and its effect on the real estate market.

OTHER INTEREST-BEARING ASSETS

     Other interest-bearing assets, consisting of federal funds sold, would not be considered nonperforming at December 31, 1994 and 1993 if such assets were loans.


SUMMARY OF LOAN LOSS EXPERIENCE

     The following table summarizes changes in the allowance for possible loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category and additions to the allowance that have been charged to expense:


                                                                 DECEMBER 31,
                                                    -------------------------------------
                                                     1994           1993            1992
                                                    ------         ------          ------
                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period                      $  234         $  230          $  200
                                                    -------        ------          ------
Loans charged-off:
         Commercial, financial, and agricultural        11             74              74
         Real estate:
              Commercial                                43              2              45
               Residential                               2             36              74
                                                   -------         ------          ------
       Total real estate                                45             38             119
                                                   -------         ------          ------
         Consumer                                       10             27               6
                                                   -------         ------          ------
       Total charge-offs                                66            139             199
                                                   -------         ------          ------
Recoveries of loans previously charged-off:
         Commercial, financial, and agricultural        20             87             148
         Real estate:
               Commercial                               43              2              45
                Residential                              2             36              74
                                                    ------         ------          ------
       Total real estate                                45             38             119
                                                    ------         ------          ------
         Consumer                                       10             24               6
                                                    ------         ------          ------
       Total recoveries                                 75            149             273
                                                    ------         ------          ------
       Net loans charged-off (recoveries)               (9)           (10)            (74)
                                                    ------         ------          ------
Additions (reductions) to reserve charged to
  operations                                             2             (6)            (44)
                                                    ------         ------          ------
Balance at end of period                            $  245         $  234          $  230
                                                    ======         ======          ======

Net loan charge-offs (recoveries) to average
  loans                                               (.06)%         (.07)%          (.49)%
Allowance for possible loan losses to loans           1.77           1.59            1.52
Allowance for possible loan losses to
  nonperforming loans                               245.00          54.04           46.18
                                                    ======         ======          ======

       In determining an adequate balance in the allowance for possible loan losses, Shawnee Bancorp's and the Bank's management places its emphasis as follows: evaluation of the loan portfolio with regard to potential future exposure on loans to specific customers and industries, reevaluation of each nonperforming loan or loans classified by supervisory authorities, and an overall review of the remaining portfolio in light of past loan loss experience.

     Under the terms of the Assistance Agreement with the FDIC, the Bank was entitled to recover 100% of charge-offs on loans originated under prior management. These reimbursements received for charge-offs subject to the Assistance Agreement totaled approximately $63,000, $135,000, and $183,000 for the years ended December 31, 1994, 1993, and 1992, respectively. Charge-offs on loans originated under current management were not recoverable under the Assistance Agreement. Recoveries of charge-offs on loans originated under prior management, and costs of collection with respect to these recoveries, were equally divided between the Bank and the FDIC. The portion of the Assistance Agreement relating to reimbursements for charge-offs expired on September 16, 1994; recoveries on these charged-off loans and the related costs of collection will continue to be divided equally between the Bank and the FDIC until the expiration of the Assistance Agreement on September 16, 1996. Of the maximum assistance the FDIC would provide under the Assistance Agreement of $673,000, the Bank has collected, for the period September 16, 1991, through the expiration of this portion of the Assistance Agreement on September 16, 1994, approximately $669,000, representing recoveries of charge-offs on loans originated by prior management and costs of collection incurred on recovery efforts from the borrower of those loans.

     Management views the allowance for possible loan losses as being available for all potential or previously unidentified loan losses which may occur in the future. The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review of adequacy, Shawnee Bancorp and Bank management has estimated those portions of the allowance that could be attributable to major categories of loans as detailed in the table below:

                                                                    DECEMBER 31,
                                           --------------------------------------------------------------
                                                  1994                  1993                  1992
                                           ------------------    ------------------    ------------------
                                                      PERCENT               PERCENT               PERCENT
                                                     OF LOANS              OF LOANS              OF LOANS
                                                      IN EACH               IN EACH               IN EACH
                                                     CATEGORY              CATEGORY              CATEGORY
                                           ALLOW-    TO TOTAL    ALLOW-    TO TOTAL    ALLOW-    TO TOTAL
                                            ANCE       LOANS      ANCE       LOANS      ANCE      LOANS
                                           ------    --------    ------    --------    ------    --------
                                                               (DOLLARS IN THOUSANDS)
Commercial, financial, and agricultural     $ 74       23.8%      $ 70       24.2%     $ 69        16.9%
Real estate:
         Commercial                           74       38.0         70       35.6        69        32.8
         Residential                          49       25.0         47       26.9        46        25.8
                                            ----      -----       ----      -----      ----       -----
    Total real estate                        123       63.0        117       62.5       115        58.6
                                            ----      -----       ----      -----      ----       -----
Consumer                                      37       10.9         35       11.1        35        22.6
Industrial revenue bonds                       -        2.3          -        2.2         -         1.9
Not allocated                                 11          -         12          -        11           -
                                            ----      -----       ----      -----      ----       -----
                                            $245      100.0%      $234      100.0%     $230       100.0%
                                            ====      =====       ====      =====      ====       =====

     Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will necessarily be incurred. The allocation does not restrict future loan losses attributable to other categories. The risk factors considered when determining the overall level of the allowance are the same when estimating the allocation by major category, as specified in the allowance category.

DEPOSITS

     The following table shows, for each type of deposit, the average monthly amount and the average rate paid on each type of deposit for the years ended December 31, 1994, 1993, and 1992:

                                              1994             1993              1992
                                        --------------    --------------    --------------
                                        AVERAGE           AVERAGE           AVERAGE
                                        BALANCE   RATE    BALANCE   RATE    BALANCE   RATE
                                        --------  -----   -------   -----   -------   ----
                                                             (DOLLARS IN THOUSANDS)
Non-interest-bearing demand deposits     $ 2,344    -  %  $ 2,491     - %   $ 2,248     - %
Interest-bearing demand deposits           6,475   2.52     5,847   2.60      4,704   3.53
Savings deposits                           2,969   2.49     3,034   2.60      2,662   3.83
Time deposits                             12,352   4.01    12,141   4.04     12,480   5.10
                                         -------          -------           -------
                                         $24,140   3.03   $23,513   3.07    $22,094   4.09
                                         =======   ====   =======   ====    =======   ====

     The following table shows the maturity of time deposits of $100,000 or more at December 31, 1994 (dollars in thousands):

          Three months or less                                $  673
          Over three through six months                          200
          Over six through twelve months                         576
          Over twelve months                                     300
                                                              ------
                                                              $1,749
                                                              ======

RETURN ON EQUITY AND ASSETS

     The following ratios are among those commonly used in analyzing banks and bank holding companies:

                                                        DECEMBER 31,
                                             ---------------------------------
                                             1994          1993          1992
                                             -----         -----         -----
Return on average assets                       .83%          .78%          .56%
Return on average equity                     12.98         13.44         10.37
Dividend payout ratio                          -             -             -
Average equity to average assets ratio        6.36          5.79          5.39

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      FINANCIAL CONDITION AND RESULTS OF
                   OPERATION OF SHAWNEE BANCORP AND THE BANK

              FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                      AND
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

INTRODUCTION

     The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of Shawnee Bancorp and the Bank for the three months ended March 31, 1995 and 1994 and the three-year period ended December 31, 1994. It provides a more comprehensive review which is not otherwise apparent from the consolidated financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere herein for an understanding of the following review.

NET INCOME ANALYSIS

     Shawnee Bancorp's net income for 1994 was $240,000 as compared to $218,000 for 1993 and $144,000 for 1992. The increase in net income for 1994 as compared to 1993 was due primarily to an increase in net interest income of $50,000, partially offset by a $18,000 increase in noninterest expense. The increase in net income for 1993 as compared to 1992 was primarily due to a $95,000 increase in net interest income, partially offset by a decrease of $38,000 in the negative provision for possible loan losses. The negative provision for possible loan losses in 1993 and 1992 is due to recoveries exceeding charge-offs primarily resulting from the Assistance Agreement discussed in the "Provision for Possible Loan Losses" section below.

     For the three months ended March 31, 1995 and 1994, net income was $57,000. Although there was no significant fluctuation in net income, interest income increased by $96,000. This increase was offset by a $62,000 increase in interest expense and a $32,000 increase in noninterest expense.

NET INTEREST INCOME

     Net interest income is the largest component of earnings and is affected by the volume of the sources and uses of funds, the respective rates earned and paid on those funds, the mix of those funds, and the volume of nonperforming assets. Shawnee Bancorp's net interest income increased 5.3% to $985,000 during 1994 after an increase of 11.3% in 1993. The net interest margin, which is calculated by dividing tax-equivalent net interest income by average interest-earning assets, was 3.96% in 1994 as compared to 3.81% and 3.68% in 1993 and 1992, respectively. The increase in the net interest margin during 1994 primarily resulted from the overall rise in the level of interest rates in the economy during 1994. The Bank increased its average yield on loans from 7.83% in 1993 to 8.16% in 1994 while decreasing the average rates paid on deposits from 3.43% in 1993 to 3.36% in 1994. Like most financial institutions during 1994, the Bank managed to hold interest rates lower on its deposits for most of the year. The Bank shifted funds into investments due to a decrease in loan demand and an increase in customer deposits. However, the average yield on investment securities declined from 6.51% in 1993 to 6.28% in 1994. The increase in the net interest margin during 1993 primarily resulted from a $2,809,000 increase in average interest-earning assets, offset by a $1,920,000 increase in average interest-bearing liabilities. Additionally, the mix of interest-bearing liabilities changed as maturing time deposits were reinvested in demand deposits which generally yield lower rates as customers sought increased flexibility with their deposit accounts due to the potential need to access their funds for a higher rate in other investments when they would come available. As a result of this change in mix and the decline in interest rates in 1992 which remained low throughout 1993, interest paid on liabilities decreased approximately $155,000 during 1993.

     During 1994, increases in the average volume of taxable and nontaxable investment securities resulted in an increase in interest income of $199,000. This increase was partially offset by a $92,000 decrease in interest income associated with a decrease in the average volume of loans and federal funds sold. Changes in interest rates on the average volume of all interest-earning assets increased interest income by $6,000. Decreases in the average balance of savings deposits and the note payable resulted in a decrease in interest expense of $18,000. This decrease was offset by a $41,000 increase due to the volume of interest-bearing demand deposit accounts, time deposits, and securities sold under agreements to repurchase and other short-term borrowings. Changes in interest rates on the average volume of interest-bearing liabilities resulted in an increase in interest expense of $7,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1994 as compared to 1993 increased interest income by $113,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $30,000.

     During 1993, increases in the average volume of all interest-earning assets resulted in an increase in interest income of $225,000. Changes in interest rates on the average volume of loans, taxable investment securities, and federal funds sold resulted in a decrease in interest income of $244,000. Increases in the average balance of interest-bearing demand deposit accounts and savings resulted in an increase in interest expense of $48,000. Changes in interest rates on the average volume of interest-bearing liabilities resulted in a decrease in interest expense of $181,000. The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1993 as compared to 1992 lowered interest income $19,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities lowered interest expense by $154,000.

     Net interest income was $268,000 for the first three months of 1995, a 14.5% increase from the same period of 1994. Interest income increased $96,000 for the first three months of 1995 and interest expense increased $62,000. This increase is primarily attributable to the overall rise in the level of interest rates in the economy during 1994 and 1995. The increase is also attributable to the level of earning assets representing 92.24% of total assets as of March 31, 1995 compared to 88.00% as of March 31, 1994.


PROVISION FOR POSSIBLE LOAN LOSSES

     The provision for possible loan losses charged to expense was $2,000 in 1994. During 1993 and 1992, the negative provision of $6,000 and $44,000, respectively, was recorded representing management's determination that the allowance for possible loan losses exceeded losses inherent in the loan portfolio for those years. On September 16, 1991, Shawnee Bancorp and the Bank, under new management and ownership, entered into the Assistance Agreement with the FDIC. Under the terms of the Assistance Agreement, Shawnee Bancorp and the Bank were entitled to recover 100% of charge-offs on loans originated under prior management. Charge-offs on loans originated under current management were not recoverable under the Assistance Agreement. Recoveries of charge-offs on loans originated under prior management, and costs of collection with respect to these recoveries, were equally divided between Shawnee Bancorp and the Bank and the FDIC. The portion of the Assistance Agreement relating to reimbursements for charge-offs expired on September 16, 1994; recoveries on these charged-off loans and the related costs of collection will continue to be divided equally between the Bank and the FDIC until the expiration of the Assistance Agreement on September 16, 1996. Of the total assistance available under the Assistance Agreement of $673,000, and the Bank collected approximately $669,000, representing recoveries of charge-offs on loans originated by prior management and costs of collection incurred on recovery efforts from the borrowers on those loans for the period September 16, 1991, through September 16, 1994.

     The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses. The provision for possible loan losses is based on a periodic analysis, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral, and payment experience. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

     Management believes the allowance for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for possible loan losses. Such agencies may require Shawnee Bancorp and the Bank to increase the allowance for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

     The allowance for possible loan losses is a valuation account available to absorb future loan losses. The following table includes pertinent ratios which describe trends in the allowance for possible loan losses during the three-year period ended:


                                                          DECEMBER 31,
                                               ---------------------------------
                                                1994         1993         1992
                                               ------       ------       ------
Nonperforming loans/loans                         .72%        2.95%        3.30%
Allowance for possible loan losses/loans         1.77         1.59         1.52
Allowance for possible loan losses/
  non-performing loans                         245.00        54.04        46.18
Net charge-offs (recoveries)/average loans       (.06)        (.07)        (.49)


     The decrease in nonperforming loans to loans since 1992 is a result of a more aggressive approach to account collections and the effectiveness of new management in working with the problem credits created by prior management. During 1994, 1993, and 1992, the Bank was in a net recovery position.

     The provision for possible loan losses was a credit of $2,000 in the first three months of 1995 compared to a charge of $1,000 in the same period for 1994.


NONINTEREST INCOME

     Shawnee Bancorp's 1994 noninterest income was $177,000, representing a 3.3% decrease from 1993 results, while 1993 noninterest income represented an increase of 2.2% over 1992 results. Lower average balances on commercial non-interest-bearing checking accounts resulted in a 2.9% decrease in service charge income for 1994 as compared to 1993. Other noninterest income, comprised mainly of miscellaneous fees for bank services, increased by a combined 4.2% during 1994 compared to an increase of 7.5% during 1993. The increase in 1994 is primarily the result of increases in trust fees due to termination fees charged to customers.

     Noninterest income for the first three months of 1995 was $43,000, an increase of $2,000 over the same period in 1994 which is attributable to a $2,000 increase in other income, comprised primarily of miscellaneous fees for bank services.

NONINTEREST EXPENSE

     Shawnee Bancorp's noninterest expense increased 2.2% in 1994 and decreased 2.7% in 1993. Salaries and employee benefits, the largest component of noninterest expense, increased $23,000 or 6.5% in 1994 and $33,000 or 10.3% in 1993. These increases are attributed to normal compensation increases. As a percentage of average assets, total noninterest expense for 1994 was 2.9% following 2.9% and 3.3% in 1993 and 1992, respectively. Noninterest expense items other than salaries and employee benefits show a decline of 1% from 1994 to 1993 and a decline of 1% from 1993 to 1992. Decreases in occupancy expenses and data processing fees, partially offset by increases in FDIC insurance assessments, have contributed to the decrease in noninterest expense categories exclusive of salaries and employee benefits.

     Noninterest expense was $232,000 in the first three months of 1995 compared to $200,000 in the first three months of 1994. Salaries and employee benefits increased by $2,000, or 2.3%, reflecting normal increases in compensation. Increases in other expenses, comprised of professional fees and miscellaneous expenses, has contributed to the increase in noninterest expense exclusive of salaries and employee benefits.

INCOME TAXES

     Shawnee Bancorp recorded income tax expense of $67,000 for 1994, $71,000 for 1993, and $61,000 for 1992. Income tax expense of $24,000 and $17,000 was recorded for the three months ended March 31, 1995 and 1994, respectively. The effective income tax rate was 21.8%, 24.6%, and 29.8% for the years ended December 31, 1994, 1993, and 1992, respectively. The decrease in the effective income tax rate is primarily a result of an increase in the percentage of nontaxable income on investment securities to income before income tax expense. The effective income tax rate was 29.6% and 23.0% for the three months ended March 31, 1995 and 1994, respectively. See note 7 to the consolidated financial statements with respect to the components of income taxes.

     In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 is effective for fiscal years beginning after December 15, 1992, and may be applied through retroactive restatement of previously issued financial statements, or through reporting the cumulative effect of applying the changes in the period of its initial application. Shawnee Bancorp and the Bank implemented SFAS 109 during the first quarter of 1993 on a prospective basis; however, no adjustment was necessary to reflect the cumulative effect of adoption in Shawnee Bancorp's and the Bank's 1993 consolidated statement of income.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity is provided to Shawnee Bancorp and the Bank through earning assets including short-term investments in federal funds sold and through maturities in the investment portfolio.

     The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is a dynamic process essential to minimizing the effect of interest rate fluctuations on net interest income. The following table reflects Shawnee Bancorp's and the Bank's GAP analysis (rate-sensitive assets minus rate-sensitive liabilities) as of December 31, 1994:

                                                           OVER         OVER
                                                         3 MONTHS     ONE YEAR
                                             3 MONTHS   THROUGH 12     THROUGH      AFTER
                                              OR LESS     MONTHS     FIVE YEARS   FIVE YEARS  TOTAL
                                             ---------  -----------  -----------  ----------  ------
                                                             (DOLLARS IN THOUSANDS)
Assets:
     Investments in debt securities           $ 3,072       2,951       5,097        2,265    13,385
     Loans                                      5,865       4,260       2,852          857    13,834
     Federal funds sold                           450           -           -            -       450
                                              -------      ------       -----        -----    ------
           Total interest-sensitive assets      9,387       7,211       7,949        3,122    27,669
                                              -------      ------       -----        -----    ------
Liabilities:
     Money market deposits                      7,525           -           -            -     7,525
     Savings deposits                               -           -       2,693            -     2,693
     Time deposits                              3,748       5,239       3,480            -    12,467
     Note payable                                 700           -           -            -       700
     Securities sold under agreements to
         repurchase                               917         150         537            -     1,604
                                              -------      ------       -----        -----    ------
           Total interest-sensitive
             liabilities                       12,890       5,389       6,710            -    24,989
                                              -------      ------       -----        -----    ------
Interest-sensitivity gap at
    December 31, 1994:
         Incremental                          $(3,503)      1,822       1,239        3,122     2,680
                                              =======      ======       =====        =====    ======
         Cumulative                           $(3,503)     (1,681)       (442)       2,680
                                              =======      ======       =====        =====

     As is indicated in the preceding table, Shawnee Bancorp and the Bank were liability sensitive on a cumulative basis in the near term (3 months or less) at December 31, 1994 based on contractual maturities. In this regard, an increase in the general level of interest rates would generally have a negative effect on Shawnee Bancorp's and the Bank's net interest income as the repricing of the larger volume of interest-sensitive liabilities would create a larger amount of interest expense than the additional amount of interest income created by the repricing of the smaller volume of interest sensitive assets.

     The following table summarizes certain trends in Shawnee Bancorp's consolidated balance sheet during the three-year period ended:


                                                      DECEMBER 31,
                                        ---------------------------------------
                                         1994             1993            1992
                                        -------          ------          ------
                                                 (DOLLARS IN THOUSANDS)
Total assets                            $29,709          29,058          26,268
Earning assets                           27,626          27,021          23,799
Deposits                                 25,070          23,924          22,128
Loans to deposits                         55.01%          61.31%          68.09%
Loans to total assets                     46.42           50.47           57.35
Debt securities to total assets           45.05           36.54           28.32
                                        =======          ======          ======


     The composition of total assets and earning assets changed during 1994 as funds were shifted into investments due to a decrease in loan demand and an increase in customer deposits. Investment securities were $13,385,000 at December 31, 1994 as compared to $10,619,000 and $7,438,000 at December 31, 1993 and 1992, respectively, while loans, net of unearned discount, decreased to $13,791,000 at December 31, 1994 from $14,667,000 and $15,066,000 at December
31, 1993 and 1992, respectively.

     During 1993, the composition of total assets and earning assets remained relatively unchanged. However, as discussed above, investment securities increased $3,181,000 and loans, net of unearned discount, decreased $399,000 during this period. The net increase in these earning assets resulted from increased customer deposits being invested in investment securities as loan demand was lower during 1993 than during 1992. Additionally, Shawnee Bancorp and the Bank experienced a change in the deposit mix during 1993 as average interest-bearing demand, savings, and market rate deposits increased approximately $1,515,000, while average time deposits decreased approximately $339,000. This trend was primarily attributable to the lower interest rate environment experienced during 1993 as maturing, longer-term time deposits were reinvested in more liquid instruments.

     Shawnee Bancorp's earning assets increased $605,000 from December 31,
1993 to December 31, 1994 while total assets increased $651,000 during the same period. Interest-bearing deposits increased $1,424,000 while total deposits increased $1,146,000. The increase in deposits was largely due to an increase in money market demand accounts due to a promotion offered by the Bank.

     Shawnee Bancorp's earning assets increased $475,000 from December 31,
1994 to March 31, 1995 while total assets increased $268,000 during the same period. Interest-bearing deposits increased $64,000 while total deposits decreased $59,000. This disintermediation in interest-bearing deposits compared to total deposits is due to the current interest rate environment.

CAPITAL ADEQUACY

     Shawnee Bancorp's equity capital was $2,029,000 at March 31, 1995. This represented an increase of 3.2% over equity capital at December 31, 1994 and resulted from net income for the first three months of 1995 of $57,000 and a $6,000 unrealized gain on investment securities available-for-sale.

     Shawnee Bancorp's equity capital was $1,966,000, $1,731,000, and $1,513,000 at December 31, 1994, 1993, and 1992, respectively. During 1994, equity capital increased $235,000, or 13.6% as a result of net income of $240,000 and a $5,000 unrealized loss on investment securities available-for-sale. During 1993, equity capital increased $218,000, or 14.4%. This increase was solely attributable to net income.

     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators. Currently, the risk-based capital guidelines require Shawnee Bancorp and the Bank to meet a minimum total capital ratio of 8.0% of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of (a) common stockholders' equity, (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC, and (c) minority interests in the equity accounts of consolidated securities less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

     The following table summarizes on a consolidated basis Shawnee Bancorp's risk-based capital and leverage ratios:


                           RISK-BASED CAPITAL RATIOS
- -------------------------------------------------------------------------------
                TOTAL                                     TIER 1
- -------------------------------------      ------------------------------------
                    DECEMBER 31,                              DECEMBER 31,
MARCH 31,      ----------------------      MARCH 31,     ----------------------
  1995         1994     1993     1992        1995        1994     1993     1992
- ---------      ----     ----     ----      ---------     ----     ----     ----

  9.33%        9.30%    9.26%    8.20%       8.24%       8.14%    7.96%    6.86%
  ====         ====     ====     ====        ====        ====     ====     ====

                                LEVERAGE RATIOS
- --------------------------------------------------------------------------------
MARCH 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993     DECEMBER 31, 1992
- --------------     -----------------     -----------------     -----------------

    5.95%                5.76%                 4.95%                 4.49%
    ====                 ====                  ====                  ====


     Additionally, financial analysts often track primary capital levels as an indicator of capital adequacy. Primary capital includes equity capital, allowance for possible loan losses, and debt considered equity for regulatory capital purposes. Tangible primary capital represents primary capital reduced by total intangible assets included in the balance sheet. At December 31, 1994, on a consolidated basis Shawnee Bancorp's primary capital was $2,211,000 compared to $1,965,000 and $1,743,000 at December 31, 1993 and 1992,
 respectively. Shawnee Bancorp's primary capital to assets ratio on a consolidated basis was 7.44%, 6.76%, and 6.64% at December 31, 1994, 1993, and 1992, respectively. Tangible primary capital at year-end 1994 was $1,956,000 as compared to $1,671,000 and $1,410,000 at December 31, 1993 and 1992,
 respectively, translating into tangible primary capital to assets ratio of 6.58%, 5.75%, and 5.37% for the years then ended.

     The Assistance Agreement requires the Bank to maintain specified capital ratios including a ratio of Tier 1 capital to total assets of not less than 6% and a ratio of Tier 2 Capital to total assets of at least 8%. The Bank's Tier 1 Capital to total assets was 8.24% as of March 31, 1995 and 8.22%, 8.02%, and 8.45% as of December 31, 1994, 1993, and 1992, respectively. The Bank's Tier 2 Capital to total assets was 9.03% as of March 31, 1995 and 9.05%, 8.83%, and 9.34% as of December 31, 1994, 1993, and 1992, respectively.

     The Assistance Agreement also restricts the Bank's dividends to the amount necessary to service Shawnee Bancorp's acquisition debt, provided that the Bank maintains a return on average assets of .75% and specified capital ratios and the dividends do not exceed the net operating income of the Bank. Additionally, the Bank must notify the FDIC, in writing, 15 days prior to the declaration of a dividend for approval under the Assistance Agreement. Based on the terms of the Assistance Agreement, the Bank had approximately $114,000 available for the payment of dividends at December 31, 1994. Given that the terms of the Assistance Agreement restricts the dividends of the Bank to only those amounts necessary to service acquisition debt, Shawnee Bancorp is effectively prohibited from paying dividends during the period the Assistance Agreement is in effect.

RISK MANAGEMENT

     Shawnee Bancorp's and the Bank's management objective in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing the associated risks. The major risks involved in the banking industry are market, credit, and liquidity risks. The following is a discussion of Shawnee Bancorp's and the Bank's management of these risks.

     MARKET RISK MANAGEMENT

     Shawnee Bancorp's and the Bank's management believes its loan and investment portfolios are sufficiently diversified to minimize the effect of a downturn in any particular industry or market.

     Shawnee Bancorp and the Bank do not have any particular concentration of credit in any one economic sector. However, $8,720,000 or 63.0% of the loan portfolio was concentrated and secured by real estate at December 31, 1994. The commercial loan portfolio, which includes loans made primarily to businesses located and served by Shawnee Bancorp and the Bank, is generally secured by business assets such as real estate, inventory, accounts receivable, and equipment. Of the $8,720,000 in loans secured by real estate, $3,466,000 or 25.0% of total loans are secured by one- to four-family residential mortgages. Consumer loans as of December 31, 1994 totaled $1,508,000 or 10.9% of the loan portfolio. At December 31, 1994, the total investment portfolio was $13,385,000, an increase of 26.0% from the same period in 1993. Approximately 75.2% of the portfolio is comprised of U.S. government issues.

     CREDIT RISK MANAGEMENT

     The risks Shawnee Bancorp's and the Bank's management assumes in providing credit products to customers is fundamental to its business operation. Credit risk management includes defining an acceptable level of risk and return, establishing policies and procedures to govern the credit process, and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of Shawnee Bancorp's and the Bank's Board of Directors and, as such, are reviewed and approved by the Board of Directors. Of equal importance in this risk management process are the ongoing, monitoring procedures performed by management.

     Nonperforming loans represented .72% of total loans at March 31, 1995 compared to .72%, 2.95%, and 3.30% at December 31, 1994, 1993, and 1992,
respectively. Other real estate owned by the Bank as a result of foreclosure transactions was $21,000 at March 31, 1995 compared to $22,000, $24,000, and $96,000 at December 31, 1994, 1993, and 1992, respectively.

     LIQUIDITY RISK MANAGEMENT

     Liquidity is a measurement of Shawnee Bancorp's and the Bank's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. Shawnee Bancorp and the Bank actively manage the composition of their assets and liabilities to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly reviewed policies when determining the appropriate portion of total assets which should be comprised of readily marketable assets available to meet future liquidity needs. Much of this liquidity risk management has been discussed previously in connection with the liquidity and rate sensitivity.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107). During May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114) and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). During October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which amends SFAS
114. During October 1994, the FASB issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS 119).

     SFAS 107 requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value in the body of the financial statements or in the accompanying notes to the financial statements. The methods and significant assumptions used to estimate the fair value of financial instruments must also be disclosed.

     SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or a contract that both: (1) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments with the second entity; and (2) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments with the first entity.

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are the best evidence of the fair value of financial instruments. If quoted market prices are not available, management's best estimate of fair value may be based on the quoted market price of a financial instrument with similar characteristics or on valuation techniques. If it is not practicable for an entity to estimate the fair value of a financial instrument or a class of financial instruments, the entity must disclose information pertinent to estimating the fair value of that financial instrument or class of financial instruments such as the carrying amount, effective interest rate, and maturity, and the reasons why its not practicable to estimate fair value.

     SFAS 107 is effective for financial statements issued for fiscal years ending after December 15, 1992, except for entities with less than $150 million in total assets. For those entities, the effective date shall be for financial statements issued for fiscal years ending after December 15, 1995. Management of Shawnee Bancorp and the Bank does not believe SFAS 107 will have a material effect on Shawnee Bancorp's and the Bank's consolidated financial condition when implemented.

     SFAS 114 (as amended by SFAS 118) amends SFAS No. 5, "Accounting for Contingencies," and SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings." SFAS 114 defines the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest -according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan will be required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the measurement method used historically, SFAS 114 will require a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan will be measured by discounting the total expected future cash flow at the loan's effective rate of interest as stated in the original loan agreement.

       SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. While the income recognition methods described in SFAS 114 are no longer required, SFAS 118 does not preclude a creditor from using those methods.

       The impact of initially applying SFAS 114 and SFAS 118 will not be reported as an accounting change; rather, it will be reported as a component of provision of possible loan losses charged to operations. SFAS 114 and SFAS 118 are effective for fiscal years beginning after December 15, 1994. Management of Shawnee Bancorp and the Bank does not believe SFAS 114 and SFAS 118 will have a material effect on Shawnee Bancorp's and the Bank's consolidated financial condition when implemented.

       SFAS 115 supersedes SFAS No. 12, "Accounting for Certain Marketable Securities," and related Interpretations, and significantly amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and SFAS No. 60, "Accounting and Reporting by Insurance Enterprises." Shawnee Bancorp and the Bank adopted the provisions of SFAS 115 on January 1, 1994.

       SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS 115, debt and equity securities are classified into one of three categories: trading, available-for-sale and held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near-term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale.

       Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in earnings for transfers into the trading category.
  Unrealized gains and losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of stockholders' equity.

       A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

       For securities in the available-for-sale and held-to-maturity categories, premiums and discounts are amortized and accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

       As previously mentioned, effective January 1, 1994, Shawnee Bancorp and the Bank adopted SFAS 115, for which the cumulative effect was recorded on the balance sheet on that date. On January 1, 1994, debt securities with an amortized cost of $9,229,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $1,390,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of approximately $16,000 to increase the recorded balance of such securities at January 1, 1994, to their fair value on that date; a deferred tax liability of approximately $5,000 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment at January 1, 1994, was recorded as a separate component of stockholders' equity.

       As of December 31, 1994, debt securities with an amortized cost of $12,543,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $850,000 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to approximately $(8,000) to decrease the recorded balance of such securities at December 31, 1994, to their fair value on that date; the deferred tax liability was adjusted to a deferred tax asset of approximately $3,000 to reflect the tax effect of the market valuation account; and the separate component of stockholders' equity was adjusted to a $(5,000) balance, resulting from the market valuation adjustment at December 31, 1994. The significant change in the market valuation account and related components resulted from an overall increase in the interest rate environment during 1994, as a direct result of the Federal Reserve increasing the discount interest rate.

       As of March 31, 1995, debt securities with an amortized cost of $13,128,000 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $600,000 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to approximately $2,000 to increase the recorded balance of such securities at March 31, 1995, to their fair value on that date; the deferred tax asset was adjusted to a deferred tax liability of approximately $1,000 to reflect the tax effect of the market valuation account; and the separate component of stockholders' equity was adjusted to a $1,000 balance, resulting from the market valuation adjustment at March 31, 1995. The significant change in the market valuation account and related components resulted from $450,000 or 53.4% of the securities classified as available-for-sale at December 31, 1994 maturing prior to March 31, 1995, and the related funds being reinvested in securities which have market values at March 31, 1995, in excess of their amortized cost basis.

       SFAS 119 requires disclosures about the amounts, nature, and terms of derivative financial instruments that are not subject to SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" because they do not result in off-balance-sheet risk of accounting loss. SFAS 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

       SFAS 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS 119 is effective for financial statements issued for fiscal years ending after December 31, 1995. Management of Shawnee Bancorp and the Bank does not believe SFAS 119 will have a material effect on their consolidated financial condition when implemented.

  EFFECT OF INFLATION

       Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

       Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio. One of the most important effects that inflation has had on the commercial banking industry is to reduce the proportion of earnings paid out in the form of dividends.

       Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired in each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again, there is no simple way to measure the effect on the various categories of income and expense.


                           REGULATORY CONSIDERATIONS

  BANK HOLDING COMPANY REGULATION

       ONB and Shawnee Bancorp are registered as bank holding companies and are subject to the regulations of the Federal Reserve under the BHC Act. Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

       ONB and Shawnee Bancorp are prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, ONB and Shawnee Bancorp are prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHC Act does not place territorial restrictions on the activities of such nonbanking-related activities.

  CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

       Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items.
  The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

       The following are ONB's and Shawnee Bancorp's regulatory capital ratios as of March 31, 1995:


                               ONB       SHAWNEE BANCORP
                               ---       ---------------
       Tier 1 Capital:        13.51%          8.24%

       Total Capital:         16.07%          9.33%

       Leverage Ratio:         8.51%          5.95%


  BANK REGULATION

       The affiliate banks of ONB which are national banks are supervised, regulated and examined by the OCC. The affiliate banks of ONB which are state banks chartered in Indiana, are supervised, regulated and examined by the Indiana Department of Financial Institutions. ONB's affiliate banks chartered in Kentucky are supervised, regulated and examined by the Kentucky Department of Financial Institutions and those affiliate banks chartered in Illinois are supervised, regulated and examined by the Illinois Commissioner. In addition, those ONB affiliate banks which are state banks and members of the Federal Reserve are supervised and regulated by the Federal Reserve, and those which are not members of the Federal Reserve are supervised and regulated by the FDIC. First National, a national bank, is supervised, regulated and examined by the OCC and will continue to be supervised, regulated and examined by this bank regulatory agency following consummation of the Affiliation. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

       Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things to make deposited funds available within specified time periods.

       Insured state-chartered banks are prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks, unless
  (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

  BANK CAPITAL REQUIREMENTS

       The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

       Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into two tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

       In addition, the FDIC and OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

       All of ONB's affiliate banks as well as the Bank exceed the risk-based capital guidelines of the FDIC and OCC as of March 31, 1995.

       FDICIA requires each federal banking agency to revise its risk-based capital standards within 18 months of their enactment to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. Neither ONB nor Shawnee Bancorp is able to predict whether and when higher capital requirements would be imposed and, if so, to what levels and on what schedule.

  BRANCHES AND AFFILIATES

       Branching by ONB affiliate banks in Indiana, Kentucky and Illinois is subject to the jurisdiction, and requires the prior approval of, the bank's primary federal regulatory authority and, if the branching bank is a state bank, of the Indiana Department of Financial Institutions, Kentucky Department of Financial Institutions or the Illinois Commissioner (depending upon the location of the principal office of the bank).

       ONB's affiliate banks and the Bank are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

  FDICIA

       FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

       The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%, and "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

       "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and case receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized", make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

       FDICIA further directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deemed appropriate. The federal banking agencies have issued certain advance notices of proposed rulemakings, soliciting comments on the implementation of these FDICIA provisions. Neither ONB, Shawnee Bancorp nor the Bank can predict on what form such rules will eventually be adopted or what effect such rules will have on ONB's affiliate banks or the Bank.

  DEPOSIT INSURANCE

       The deposits of ONB's affiliate banks are insured up to $100,000 per insured account, by the Bank Insurance Fund ("BIF"), except for deposits acquired in connection with affiliations with savings associations, which deposits are insured by the Savings Association Insurance Fund ("SAIF"). Accordingly, deposit insurance premiums are paid to both BIF and SAIF. The Bank's deposits are insured up to $100,000 per insured account by the BIF. If the FDIC believes that an increase in the insurance rates is necessary, it may increase the insurance premiums applicable to the BIF.

       FDICIA required the FDIC to issue regulations, effective January 1, 1994, which establish a system for setting deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds. Effective January 1, 1993, the FDIC adopted a final rule that implements a transitional risk-based assessment system whereby a base insurance premium, yet unspecified, will be adjusted according to the capital category and subcategory of an institution to one of three capital categories consisting of (1) well-capitalized, (2) adequately capitalized, or (3) undercapitalized, and one of three subcategories consisting of (a) health, (b) supervisory concern, or (c) substantial supervisory concern. An institution's assessment rate will depend upon the capital category and supervisory category to which it is assigned. Assessment rates will range from 0.23% for an institution in the highest category (i.e., well capitalized) to 0.31% for an institution in the lowest category (i.e. undercapitalized and substantial supervisory concern). The supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. Deposit insurance assessments may increase depending upon the category and subcategory, if any, to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of ONB's affiliate banks.

  RECENT LEGISLATION

       President Clinton recently signed into law the Riegle Community Development and Regulatory Improvement Act of 1994 ("Act"). The Act contains seven titles pertaining to community development and home ownership protection, small business capital formation, paperwork reduction and regulatory improvement, money laundering and flood insurance. The Act grants the authority to several agencies to promulgate regulations under the Act. No regulations have yet been promulgated. Neither ONB, Shawnee Bancorp nor the Bank is able to predict the impact of the Act on the banking industry.

       The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 allows for interstate banking and interstate branching without regard to whether such activity is permissible under state law. Beginning on September 29, 1995, bank holding companies may acquire banks anywhere in the United States subject to certain state restrictions. Beginning on June 1, 1997, an insured bank may merge with an insured bank in another state without regard to whether such merger is prohibited by state law. Additionally, an out-of-state bank may acquire the branches of an insured bank in another state without acquiring the entire bank; provided, however, that the law of the state where the branch is located permits such an acquisition. States may permit interstate branching earlier than June 1, 1997, where both states involved with the bank merger expressly permit it by statute. Further, bank holding companies may merge existing bank subsidiaries located in different states into one bank.

       Beginning on September 29, 1995, an insured bank subsidiary may act as an agent for an affiliated bank or thrift in offering limited banking services (receive deposits, renew time deposits, close loans, service loans and receive payments on loans obligations) both within the same state and across state lines.

       Neither ONB, Shawnee Bancorp nor the Bank is able to predict with certainty the impact of this legislation on the banking industry.

  ADDITIONAL MATTERS

       In addition to the matters discussed above, ONB's affiliate banks and the Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

       The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

       Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation of administrative action will be enacted or the extent to which the banking industry in general or ONB and its affiliate banks in particular would be affected thereby.


                           COMPARISON OF COMMON STOCK

       The rights of holders of Shawnee Bancorp Common Stock who receive ONB Common Stock in the Affiliation will be governed by the laws of the State of Indiana, the state in which ONB is incorporated, and by ONB's Amended and Restated Articles of Incorporation ("ONB's Articles of Incorporation") and ONB's By-Laws, as amended ("ONB's By-Laws"). The rights of the shareholders of Shawnee Bancorp are presently governed by the laws of the State of Illinois, the state in which Shawnee Bancorp is incorporated, and by Shawnee Bancorp's Articles of Incorporation and By-Laws. The rights of the shareholders of Shawnee Bancorp differ in certain respects from the rights they would have as ONB shareholders, including for ONB anti-takeover measures and the vote required for the amendment of significant provisions of the articles of incorporation and for the approval of significant corporate transactions. The following summary comparison of ONB Common Stock and Shawnee Bancorp Common Stock includes all material features of such shares but does not purport to be complete and is qualified in its entirety by reference to ONB's and Shawnee Bancorp's Articles of Incorporation and their By-Laws.

  AUTHORIZED BUT UNISSUED SHARES

       ONB's Articles of Incorporation authorize the issuance of 30,000,000 shares of ONB Common Stock, of which 22,556,278 whole shares were outstanding as of March 31, 1995. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of ONB without prior shareholder approval. ONB has 2,000,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of ONB. No shares of preferred stock are presently outstanding.

       The Board of Directors of ONB has authorized a series of preferred stock designated as Series A preferred stock. The Board of Directors of ONB has designated 200,000 shares of Series A preferred stock in connection with the shareholder rights plan of ONB. The ONB Series A preferred stock may not be issued except upon exercise of certain rights ("Rights") pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Proxy Statement. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions -- ONB's Shareholder Rights Plan" below.

       The shares of ONB Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of ONB. Each share of ONB Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on ONB Common Stock. In addition, the ONB Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the ONB Common Stock, in like kind. In the event of liquidation, the holders of ONB Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of ONB Common Stock. Each share of ONB Series A preferred stock will have 100 votes, subject to adjustment, voting together with the ONB Common Stock and not as a separate class unless otherwise required by law or ONB's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of ONB Series A preferred stock will be entitled to receive 100 times the amount received per share of ONB Common Stock. The rights of the ONB Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

       As of March 31, 1995, ONB had approximately 1,446,993 shares of ONB Common Stock reserved for issuance under ONB's dividend reinvestment and stock purchase plan and 1.5 million shares of its common stock reserved for issuance upon conversion of its outstanding 8% convertible subordinated debentures. Such debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of ONB Common Stock at a conversion rate of
  42.517 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $23.52 per share), subject to adjustment in certain events.

       The issuance of additional shares of ONB Common Stock to persons who were not holders of ONB Common Stock prior to such issuance or the issuance of ONB preferred stock may adversely affect the interests of ONB shareholders.

       Shawnee Bancorp's Articles of Incorporation authorizes the issuance of 200,000 shares of Shawnee Bancorp Common Stock, $0.50 par value per share, 118,000 of which were outstanding as of March 31, 1995. Following the Affiliation, all of the outstanding shares of Shawnee Bancorp Common Stock will be cancelled.

       The Bank's Charter authorizes the issuance of 445,766 shares of Bank Common Stock, $1.00 par value per share, all of which were outstanding as of March 31, 1995. Following the Affiliation, all of the outstanding shares of Bank Common Stock will be cancelled.

  PREEMPTIVE RIGHTS

       As permitted by Indiana law, ONB's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional ONB Common Stock or other securities. Preemptive rights may be granted to ONB's shareholders, respectively, if ONB's Articles of Incorporation are amended accordingly. Under Shawnee Bancorp's Articles of Incorporation, shareholders of Shawnee Bancorp have preemptive rights to subscribe for any new or additional Shawnee Bancorp Common Stock or other securities, except that such preemptive right does not apply to Shawnee Bancorp Common Stock or other securities of Shawnee Bancorp

  (i) issued to effect any merger or consolidation with, or acquisition of all or substantially all of the assets of, another corporation, or otherwise offered or issued for a consideration other than cash; (ii) granted or issued to directors, officers or employees of Shawnee Bancorp pursuant to any stock benefit or bonus plan; (iii) issued to satisfy conversion or option rights previously granted by Shawnee Bancorp; or (iv) issued from the treasury of Shawnee Bancorp.

  DIVIDEND RIGHTS

       The holders of common stock of ONB and Shawnee Bancorp are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. With respect to ONB, a dividend may not be paid if, after giving it effect, (1) ONB would not be able to pay its debts as they become due in the usual course of business, or (2) ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if ONB were to be dissolved at the time of the dividend. With respect to Shawnee Bancorp, a dividend may not be paid if, after giving it effect, (i) Shawnee Bancorp would be insolvent, or (ii) the net assets of Shawnee Bancorp would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if Shawnee Bancorp was then to be liquidated. Shawnee Bancorp's ability to pay dividends is further restricted by the FDIC under the Assistance Agreement. See "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Footnote No. 9."

       The amount of dividends, if any, that may be declared by ONB in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since ONB is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of ONB's Board of Directors and other factors that may be appropriate in determining dividend policies.

       Cash dividends paid to ONB by its Illinois-chartered affiliate banks are limited by Illinois law to the bank's net profits then on hand, less losses and statutorily-defined bad debts. Cash dividends paid to ONB by its Indiana-chartered affiliate banks are limited by Indiana law to the balance of the bank's undivided profits account adjusted for statutorily-defined bad debts. Cash dividends paid to ONB by its Kentucky-chartered affiliate banks are limited by Kentucky law to so much of the net profits of the banks, after deducting all expenses, losses, bad or suspended debts and interest and taxes accrued or due from the banks, as the boards of directors of the banks deem expedient. In addition, the approval of the Kentucky Commissioner of Banks is required if the total of all dividends declared by a Kentucky bank in any calendar year exceeds the bank's net profit for that year and the net retained profits from the preceding two years, less any transfers to surplus or a fund for retirement of preferred stock or debt. ONB's national affiliate banks may pay cash dividends on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

       Dividends paid by ONB's affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS". If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of ONB's affiliate banks are currently subject to such a restriction. The Assistance Agreement restricts the Bank's payments of dividends to its shareholders. See "NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS, Footnote No. 9."

VOTING RIGHTS

       The holders of the outstanding shares of ONB Common Stock and Shawnee Bancorp Common Stock are entitled to one vote per share on all matters presented for shareholder vote, except shareholders of Shawnee Bancorp have cumulative voting rights in the election of directors. Shareholders of ONB do not have cumulative voting rights in the election of directors.

       Illinois law generally requires that a merger, consolidation, or exchange of shares be approved by a shareholder vote of two-thirds of the votes entitled to be cast at the shareholders meeting, subject to provisions in the corporation's articles of incorporation requiring a lower or higher percentage vote requirement not less than a majority of the outstanding shares entitled to vote. Indiana law generally require that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. ONB's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of ONB Common Stock. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

       Both Indiana and Illinois law require shareholder approval for most amendments to a corporation's articles of incorporation -- under Indiana law, by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) and under Illinois law, by two-thirds of all shares entitled to vote. Both Indiana and Illinois law permit a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation and Illinois law permits a corporation in its articles of incorporation to prescribe a lower shareholder vote for certain amendments to the articles of incorporation, but not lower than a majority of the outstanding shares entitled to vote. ONB's Articles of Incorporation require a super-majority shareholder vote of eighty percent (80%) of the outstanding shares of ONB Common Stock for the amendment of certain significant provisions.

DISSENTERS' RIGHTS

       The holders of Indiana business corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of (1) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon, (2) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon, (3) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote thereon, (4) approval of a control share acquisition under Indiana law, and (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

       The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to a merger, share exchange or sale or exchange of property if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the NASDAQ National Market System or a similar market. As of the date of this Proxy Statement, shares of ONB Common Stock are traded on the NASDAQ National Market System and, therefore, ONB shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

       With respect to dissenters' rights of the shareholders of Shawnee Bancorp in connection with the Company Merger, see the discussion under the caption "PROPOSED AFFILIATION -- Rights of Dissenting Shareholders" and Appendix B.

LIQUIDATION RIGHTS

       In the event of any liquidation or dissolution of ONB, the holders of shares of ONB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of ONB's liabilities and any rights of creditors and holders of shares of ONB preferred stock then outstanding. In the event of any liquidation, dissolution or winding up of Shawnee Bancorp, the holders of shares of Shawnee Bancorp Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of Shawnee Bancorp's liabilities and any rights of creditors.

ASSESSMENT AND REDEMPTION

       Under Indiana law and Illinois law, respectively, shares of ONB Common Stock and Shawnee Bancorp Common Stock are not liable to further assessment.

       Under Indiana law, ONB may redeem or acquire shares of ONB Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. ONB may not redeem or acquire shares of ONB Common Stock if, after giving such redemption or acquisition effect, ONB would not be able to pay its debts as they become due in the usual course of business, or ONB's total assets would be less than the sum of its total liabilities plus, unless ONB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if ONB were to be dissolved at the time of the redemption or acquisition. Shawnee Bancorp has similar redemption rights under Illinois law.

       In addition, ONB and Shawnee Bancorp must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve (12) months, equals or exceeds 10% of their respective consolidated net worth.

ANTI-TAKEOVER PROVISIONS

       The anti-takeover measures applicable to ONB and Shawnee Bancorp, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of ONB or Shawnee Bancorp. These measures may have the effect of discouraging certain tender offers for shares of ONB Common Stock or Shawnee Bancorp Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

       Indiana Law. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

       An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. ONB is covered by the business combinations provision of Indiana law and Shawnee Bancorp is not covered. The constitutional validity of the business combinations provision of Indiana law has in the past been challenged and has been upheld by the United States Supreme Court.

       In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

       This provision does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. ONB is subject to the control share acquisition provision.

       ONB's Articles of Incorporation. In addition to the protections provided by Indiana law, ONB's Articles of Incorporation require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of the Board of Directors. For purposes of ONB's Articles of Incorporation, "business combination" is defined to include: (1) a merger or consolidation of ONB with or into any other corporation, (2) any sale, lease, exchange or other disposition of any material part of the assets of ONB, or (3) any liquidation or dissolution of ONB or any material subsidiary of ONB. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of ONB Common Stock entitled to vote thereon.

       ONB's Articles of Incorporation also include provisions requiring (1) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, and (2) any person acquiring fifteen percent (15%) of the then issued and outstanding stock of ONB to pay equal consideration in connection with the acquisition of any further shares. These provisions require an eighty percent (80%) affirmative vote of the issued and outstanding shares of ONB Common Stock entitled to vote thereon in order to be altered, amended or repealed.

       ONB's Shareholder Rights Plan. On January 25, 1990, the Board of Directors of ONB declared a dividend of one (1) right for each issued and outstanding share of ONB Common Stock ("Right"). See "COMPARISON OF COMMON STOCK--Authorized But Unissued Shares". The dividend was payable on March 15, 1990 to holders of record of ONB Common Stock at the close of business on March 1, 1990. Each Right entitles the registered holder to purchase from ONB one-hundredth (1/100) of a share of ONB Series A preferred stock at an initial Purchase Price of $60.00, subject to adjustment. The terms and conditions of the Rights are contained in a Rights Agreement between ONB and Old National Bank in Evansville, as Rights Agent.

       The foregoing information concerning ONB's shareholder Rights Plan does not purport to be complete. For additional information, see The Rights Agreement, dated March 1, 1990, between ONB and Old National Bank in Evansville, as Trustee, which is specifically incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       Illinois Law and Shawnee Bancorp's Articles of Incorporation. Under the business combinations provision of the IBCA, any interested shareholder (defined as a shareholder owning at least 15% of the outstanding shares of common stock) of an Illinois corporation is prohibited for a period of three (3) years following the date on which the shareholder becomes an interested shareholder from engaging in any business combination with the corporation unless (i) the board of directors approves the business combination prior to the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced, or (iii) the business combination is approved by the board of directors and authorized in an annual or special meeting of shareholders by at least two-thirds of the outstanding voting shares other than those held by the interested shareholder.

       Shawnee Bancorp is not covered by the IBCA's business combinations provision, but it could elect to be covered through an amendment to Shawnee Bancorp's Articles of Incorporation.

DIRECTOR LIABILITY

       Under Indiana law, a director of ONB will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless
(1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (2) such breach or failure to perform constitutes willful misconduct or recklessness.

       Under Illinois law, a director of Shawnee Bancorp may not be liable by reason of serving as a director or for any action taken as a director if the director acts in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and, as to any criminal action, had no reasonable cause to believe their conduct was unlawful. A director may be liable for his negligence or misconduct in the performance of his duty to the corporation.

DIRECTOR NOMINATIONS

       ONB's By-Laws require that all nominations for election as directors of ONB shall be made by the Board of Directors of ONB in accordance with the By-Laws. Under the By-Laws, the Nominating Committee of the Board of Directors of ONB ("Nominating Committee") is required to submit to the entire Board of Directors its recommendation of nominees for election as directors of ONB prior to each annual or special meeting of shareholders at which directors will be elected.

       The Nominating Committee is comprised of five (5) directors of ONB, none of whom is an officer or employee of ONB. The Nominating Committee maintains the responsibility to recruit potential director candidates, recommend changes to the entire Board of Directors concerning the size, composition and responsibilities of the Board of Directors, review proxy documents received from shareholders relating to the Board of Directors and review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or special meeting of shareholders at which directors will be elected.


                                LEGAL OPINIONS

       Certain legal matters in connection with the Agreement will be passed upon for ONB by the law firm of Krieg DeVault Alexander & Capehart, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204, and for Shawnee Bancorp by the law firm of Peper, Martin, Jensen, Maichel and Hetlage, 720 Olive Street, 24th Floor, St. Louis, Missouri 63101.


                                    EXPERTS

       The consolidated financial statements of ONB and affiliates incorporated into this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the years indicated in their report thereon, and have been so incorporated into this Proxy Statement in reliance upon the report of Arthur Andersen LLP and upon the authority of such firm as experts in auditing and accounting.

       The consolidated financial statements of Shawnee Bancorp as of and for the fiscal year ended December 31, 1994 included in this Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, to the extent and for the year indicated in their report thereon. Such consolidated financial statements have been included in this Proxy Statement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

       Representatives of KPMG Peat Marwick LLP are not expected to be at the Special Meeting.


                                 OTHER MATTERS

       The Special Meetings are called for the purposes set forth in the Notice attached to this Proxy Statement. The Board of Directors of Shawnee Bancorp and the Bank knows of no other matters for action by shareholders at the Special Meetings other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of Shawnee Bancorp and the Bank as of the date hereof, which may properly come before the Special Meetings. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the recommendation of the Board of Directors of Shawnee Bancorp and the Bank.

                        INDEX TO SHAWNEE BANCORP, INC.
                                      AND
                         THE BANK FINANCIAL STATEMENTS



                                                           PAGE
                                                           ----
Independent Auditors' Report.............................   F-2

Consolidated Balance Sheets as of March 31, 1995
and December 31, 1994 and 1993...........................   F-3

Consolidated Statements of Income for the Three Months
Ended March 31, 1995 and 1994 and for the Years Ended
December 31, 1994, 1993, and 1992........................   F-4

Consolidated Statements of Shareholders' Equity for the
Three Months Ended March 31, 1995 and for the Years
Ended December 31, 1994, 1993, and 1992..................   F-5

Consolidated Statements of Cash Flows for the Three
Months Ended March 31, 1995 and 1994 for the
Years Ended December 31, 1994, 1993, and 1992............   F-6

Notes to Consolidated Financial Statements as of
December 31, 1994, 1993, and 1992........................   F-8


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Shawnee Bancorp, Inc.:

       We have audited the accompanying consolidated balance sheet of Shawnee Bancorp, Inc. and subsidiary as of December 31, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of Shawnee Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shawnee Bancorp, Inc. and subsidiary as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

       As discussed in notes 1 and 2 to the consolidated financial statements, Shawnee Bancorp, Inc. and subsidiary changed their method of accounting for investments in debt securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994.


                                      /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
March 23, 1995

                             SHAWNEE BANCORP, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                 MARCH 31, 1995 AND DECEMBER 31, 1994 AND 1993

              (dollars expressed in thousands, except share data)

                                                                MARCH 31,            DECEMBER 31,
                                                                  1995           1994           1993
                                                                ---------       ------        ---------
                       ASSETS                                  (UNAUDITED)                   (UNAUDITED)

Cash and due from banks.....................................     $ 1,129           945             748
Federal funds sold..........................................           -           450           1,735
                                                                 -------        ------          ------
         CASH AND CASH EQUIVALENTS..........................       1,129         1,395           2,483
                                                                 -------        ------          ------
Investment securities:
 Available-for-sale, at estimated market value..............         602           842               -
 Held-to-maturity (estimated market value of $12,888,
   $12,015, and $10,754 at March 31, 1995 and December 31,
   1994 and 1993, respectively).............................      13,128        12,543          10,619
Loans.......................................................      13,959        13,834          14,701
 Less:
   Unearned discount........................................          37            43              34
   Allowance for possible loan losses.......................         235           245             234
                                                                 -------        ------          ------
         LOANS, NET.........................................      13,687        13,546          14,433
                                                                 -------        ------          ------
Office properties, furniture, and equipment, net of
 accumulated depreciation...................................         729           716             725
Other real estate owned.....................................          21            22              24
Accrued interest receivable.................................         317           285             265
Other assets................................................         364           360             509
                                                                 -------        ------          ------
         TOTAL ASSETS.......................................     $29,977        29,709          29,058
                                                                 =======        ======          ======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Non-interest-bearing.......................................       2,262         2,385           2,663
 Interest-bearing...........................................      22,749        22,685          21,261
                                                                 -------        ------          ------
         TOTAL DEPOSITS.....................................      25,011        25,070          23,924
Securities sold under agreements to repurchase..............       1,170         1,604           2,149
Federal funds purchased.....................................         670             -               -
Note payable................................................         700           700             950
Accrued interest payable....................................         146           152             131
Other liabilities...........................................         251           217             173
                                                                 -------        ------          ------
         TOTAL LIABILITIES..................................      27,948        27,743          27,327
                                                                 -------        ------          ------
Stockholders' equity:
 Common stock, $.50 par value; 200,000 shares authorized,
    118,000 shares issued and outstanding...................          59            59              59
 Surplus....................................................       1,357         1,357           1,357
 Retained earnings..........................................         612           555             315
 Unrealized holding gain (loss) on security available-for-
    sale, net...............................................           1            (5)              -
                                                                 -------        ------          ------
    TOTAL STOCKHOLDERS' EQUITY..............................       2,029         1,966           1,731
                                                                 -------        ------          ------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............     $29,977        29,709          29,058
                                                                 =======        ======          ======

  See accompanying notes to consolidated financial statements.

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     THREE MONTHS ENDED MARCH 31, 1995 AND
             1994 AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

              (dollars expressed in thousands, except share data)

                                                   MARCH 31               DECEMBER 31
                                              -----------------   ---------------------------
                                                1995      1994      1994      1993      1992
                                              -------   -------   -------   -------   -------
                                                 (UNAUDITED)                   (UNAUDITED)
Interest income:
  Interest and fees on loans..............    $   314       279     1,176     1,201     1,303
  Interest on investment securities:
    Taxable...............................        174       118       494       453       505
    Exempt from federal income tax........         44        33       148        83         3
  Interest on federal funds sold..........          2         8        41        42        28
                                              -------   -------   -------   -------   -------
        TOTAL INTEREST INCOME.............        534       438     1,859     1,779     1,839
                                              -------   -------   -------   -------   -------
Interest expense:
  Interest on deposits....................        224       169       732       722       904
  Interest on short-term borrowings.......         27        21        80        57        20
  Interest on note payable................         15        14        62        65        75
                                              -------   -------   -------   -------   -------
        TOTAL INTEREST EXPENSE............        266       204       874       844       999
                                              -------   -------   -------   -------   -------
        NET INTEREST INCOME...............        268       234       985       935       840
Provision for possible loan losses........         (2)        1         2        (6)      (44)
                                              -------   -------   -------   -------   -------
        NET INTEREST INCOME AFTER
          PROVISION FOR POSSIBLE
          LOAN LOSSES.....................        270       233       983       941       884
                                              -------   -------   -------   -------   -------
Noninterest income:
  Service charges on deposit accounts.....         24        24       102       105        99
  Security gains..........................         -         -         -          6        13
  Other income............................         19        17        75        72        67
                                              -------   -------   -------   -------   -------
        TOTAL NONINTEREST INCOME..........         43        41       177       183       179
                                              -------   -------   -------   -------   -------
Noninterest expense:
  Salaries and employee benefits..........         89        87       376       353       320
  Occupancy...............................         12        13        54        56        67
  Furniture and equipment.................         15        16        67        63        65
  Data processing fees....................         13        15        59        64        68
  Federal Deposit Insurance Corporation
    assessment............................         15        15        61        57        55
  Postage, printing, and supplies.........         14        11        42        36        47
  Amortization............................         10        10        39        39        39
  Other expenses..........................         64        33       155       167       197
                                              -------   -------   -------   -------   -------
        TOTAL NONINTEREST EXPENSE.........        232       200       853       835       858
                                              -------   -------   -------   -------   -------
        INCOME BEFORE INCOME
          TAX EXPENSE.....................         81        74       307       289       205
Income tax expense........................         24        17        67        71        61
                                              -------   -------   -------   -------   -------
        NET INCOME........................    $    57        57       240       218       144
                                              =======   =======   =======   =======   =======
SHARE DATA:
  Average common shares outstanding.......    118,000   118,000   118,000   118,000   117,000
                                              =======   =======   =======   =======   =======
  Earnings per common share...............    $   .48       .48      2.03      1.85      1.23
                                              =======   =======   =======   =======   =======

         See accompanying notes to consolidated financial statements.

                             SHAWNEE BANCORP, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     THREE MONTHS ENDED MARCH 31, 1995 AND
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

              (dollars expressed in thousands, except share data)

                                                                                   Unrealized
                                                                                     holding
                                                                                   gain (loss)       Total
                                                                                  on securities     stock-
                                                 Common               Retained      available-     holders'
                                                  stock    Surplus    Earnings    for-sale, net     equity
                                                 ------    -------    --------    -------------    --------
BALANCE AT DECEMBER 31, 1991 (UNAUDITED)......   $   55     1,265        (47)           -            1,273

Sale of 8,000 shares of common stock
  (unaudited).................................        4        92         -             -               96

Net income (unaudited)........................       -         -         144            -              144
                                                 ------     -----        ---           ---           -----

BALANCE AT DECEMBER 31, 1992 (UNAUDITED)......       59     1,357         97            -            1,513

Net income (unaudited)........................       -         -         218            -              218
                                                 ------     -----        ---           ---           -----

BALANCE AT DECEMBER 31, 1993 (UNAUDITED)......       59     1,357        315            -            1,731

Cumulative effect of implementation of
  change in accounting for investment                -         -          -             11              11
  securities, net of tax......................

Net income....................................       -         -         240            -              240

Net change in unrealized holding gain (loss)
  on debt securities available-for-sale,             -         -          -            (16)            (16)
  net of tax..................................
                                                 ------     -----        ---           ---           -----

BALANCE AT DECEMBER 31, 1994..................       59     1,357        555            (5)          1,966

Net income (unaudited)........................       -         -          57            -               57

Net change in unrealized holding gain (loss)
  on debt securities available-for-sale,             -         -          -              6               6
  net of tax (unaudited)
                                                 ------     -----        ---           ---           -----

BALANCE AT MARCH 31, 1995 (UNAUDITED).........  $    59     1,357        612             1           2,029
                                                 ======     =====        ===           ===           =====

See accompanying notes to consolidated financial statements.

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     THREE MONTHS ENDED MARCH 31, 1995 AND
             1994 AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

              (dollars expressed in thousands, except share data)

                                                                MARCH 31             DECEMBER 31
                                                              -------------    -----------------------
                                                              1995     1994     1994     1993     1992
                                                              -----    ----    -----    -----    -----
                                                               (UNAUDITED)                (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................    $  57      57      240      218      144
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation, amortization, and deferred taxes......       23      24       95      180      162
      Provision for possible loan losses..................       (2)      1        2       (6)     (44)
      Decrease (increase) in accrued interest receivable..      (32)     54      (20)       5       31
      Increase (decrease) in accrued interest payable.....       (6)      3       21       (7)     (48)
      Net change in other assets and liabilities..........       15      49      155     (275)     360
      Loss on sale of other real estate...................       -       -        -         5       64
      Gain on sale of investment securities...............       -       -        -        (6)     (13)
      Other operating activities, net.....................       (4)      1        3        4       62
                                                              -----    ----   ------   ------   ------
        NET CASH PROVIDED BY OPERATING ACTIVITIES.........       51     189      496      118      718
                                                              -----    ----   ------   ------   ------
Cash flows from investing activities:
  Purchase of investment securities,
    available-for-sale....................................     (200)     -      (896)      -        -
  Purchase of investment securities, held-to-maturity.....     (691)   (940)  (4,884)  (6,236)  (3,013)
  Proceeds from calls and maturities of investment
    securities, available-for-sale........................      450     200    1,450       -        -
  Proceeds from calls and maturities of investment
    securities, held-to-maturity..........................       10      50      850    2,210      940
  Proceeds from sales of investment securities............       -       -        -       101    1,844
  Principal payments on mortgage-backed securities,
    held-to-maturity......................................       94     114      710      716      122
  Net (increase) decrease in loans........................     (147)    (94)     810      185   (1,305)
  Reimbursement for charge-offs subject to FDIC
    Assistance Agreement..................................        8       1       63      135      199
  Recoveries of loans previously charged off..............       -        7       12       14       74
  Proceeds from sale of other real estate owned...........       -       -        -       140      164
  Purchases of office properties, furniture, and
    equipment.............................................      (41)    (15)     (50)     (41)     (29)
  Proceeds from sale of office properties, furniture,
    and equipment.........................................       23      -        -        11       -
                                                              -----    ----   ------   ------   ------
        NET CASH USED IN INVESTING ACTIVITIES.............     (494)   (677)  (1,935)  (2,765)  (1,004)
                                                              -----    ----   ------   ------   ------
Cash flows from financing activities:
  Net increase (decrease) in deposits.....................      (59)    348    1,146    1,797      845
  Increase (decrease) in securities sold under
    agreements to repurchase..............................     (434)      5     (545)   1,281      368
  Increase in federal funds purchased.....................      670      -        -        -        -
  Repayments of note payable..............................       -       -      (250)    (210)     (40)
  Sale of common stock....................................       -       -        -        -        96
                                                              -----    ----   ------   ------   ------
        NET CASH PROVIDED BY FINANCING ACTIVITIES.........      177     353      351    2,868    1,269
                                                              =====    ====   ======   =======  ======

                                                                 MARCH 31              DECEMBER 31
                                                              ---------------    ------------------------
                                                              1995       1994     1994     1993     1992
                                                              ------    -----    ------    -----    -----
                                                               (UNAUDITED)                   (UNAUDITED)
        NET INCREASE (DECREASE) IN
          CASH AND CASH EQUIVALENTS.......................      (266)    (135)   (1,088)     221      983
Cash and cash equivalents, beginning of period............     1,395    2,483     2,483    2,262    1,279
                                                              ------    -----    ------    -----    -----
Cash and cash equivalents, end of period..................    $1,129    2,348     1,395    2,483    2,262
                                                              ======    =====    ======    =====    =====
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Income taxes..........................................    $   -        -         -        44       -
    Interest on deposits, short-term borrowings, and
      note payable........................................       272      201       853      851    1,047
  Noncash:
    Other real estate owned transferred from loans........        -        -         -        75      123
    Loans to facilitate sale of foreclosed real estate....        -        -         -        -       198
    Transfer of debt securities to available-for-sale.....        -     1,390     1,390       -        -
                                                              ======    =====    ======    =====    =====

See accompanying notes to consolidated financial statements.

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1994 (AUDITED), 1993 AND 1992 (UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS
     --------

     Shawnee Bancorp, Inc. and subsidiary (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary bank located in Harrisburg, Illinois. The Company is subject to competition from other financial institutions and is subject to the regulations of certain federal and state agencies which perform periodic examinations.

     Shawnee Bancorp, Inc. was incorporated on December 27, 1990 for the purpose of acquiring a majority ownership in The Bank of Harrisburg (the Bank). The Bank was acquired on September 16, 1991. Shawnee Bancorp, Inc., the shareholders of Shawnee Bancorp, Inc., the Bank, and the Federal Deposit Insurance Corporation (FDIC) entered into an Assistance Agreement (the Agreement) on September 16, 1991. The Agreement, among other matters, provides for assistance in the initial capitalization of the Bank, guarantees of the recovery of loan charge-offs and related collection expenses on loans originated by prior Bank management, restricts the sale of Company or Bank stock, requires the maintenance of specified capital ratios, and limits Bank dividends. The Agreement expires on September 16, 1996, except for the loan recovery guaranty which expired on September 16, 1994.

     BASIS OF FINANCIAL STATEMENT PRESENTATION
     -----------------------------------------

     The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. The most significant estimate, which is particularly susceptible to significant change in the near term, relates to the determination of the allowance for possible loan losses. The more significant accounting policies used by the Company in the accompanying consolidated financial statements are summarized below.

     PRINCIPLES OF CONSOLIDATION
     ---------------------------

     The consolidated financial statements include the accounts of the Company and its 98.5% owned subsidiary, Bank of Harrisburg. All significant intercompany balances and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS
     -------------------------
     For purposes of the consolidated statements of cash flows, cash and cash equivalents is defined as cash and due from banks and federal funds sold.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     INVESTMENT SECURITIES
     ---------------------

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), on January 1, 1994. Under SFAS 115, debt securities are classified in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Securities not classified as trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities (for which no securities were so designated by the Company at December 31, 1994) are included in earnings. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized gains and losses are recognized in earnings for transfers into the trading category. Unrealized gains and losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of stockholders' equity. The unrealized gains and losses included in the separate component of stockholders' equity for securities transferred from the available-for-sale category to the held-to-maturity category are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield using the interest method.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     For securities in the available-for-sale and held-to-maturity categories, premiums and discounts are amortized and accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Prior to adoption of SFAS 115 in 1994, investments in debt securities were stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to maturity of the respective security. Amortization of premiums and accretion of discounts on mortgage-backed securities were amortized in relation to the corresponding prepayment rates, both historical and estimated, using a method which approximates the interest method. Gains or losses were recognized upon realization and

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     were shown separately in the consolidated statements of income and the cost of the securities sold was based on a specific identification method.

     LOANS
     -----
     The Company grants commercial, real estate mortgage, and consumer loans primarily to customers in the Company's immediate geographic lending area. The Company has a diversified loan portfolio and has no concentrations of credit in any specific industry.

     Loans receivable are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates the level yield method. Interest and fees on loans are recorded in income using the interest method. Loans receivable are stated at cost as the Company has the ability and it is management's intent to hold them to maturity. The accrual of interest is discontinued when management believes interest or principal may not be paid in a timely manner in the normal course of business. Generally, payments received on nonaccrual loans are recorded as principal reductions. Interest income is recognized after all principal has been repaid or an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals.

     The allowance for possible loan losses is maintained at a level considered adequate to provide for potential losses. The provision for possible loan losses is based on a periodic analysis, considering, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral, and payment experience. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

     Management believes the allowance for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the allowance for possible loan losses of the Company. Such agencies may require the Company to increase its allowance for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

     During May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). During October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118), which amends SFAS 114.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan will be considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest -according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan will be required to be discounted at the loan's effective interest rate. Alternatively, impairment could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS 114 will require a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan will be measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

     SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Prior to the issuance of SFAS 118, SFAS 114 provided for two alternative income recognition methods to be used to account for changes in the net carrying amount of an impaired loan subsequent to the initial measurement of impairment. Under the first income recognition method, a creditor would accrue interest on the net carrying amount of the impaired loan and report other changes in the net carrying amount of the loan as an adjustment to the provision for possible loan losses. Under the second income recognition method, a creditor would recognize all changes in the net carrying amount of the loan as an adjustment to the provision for possible loan losses. While those income recognition methods are no longer required, SFAS 118 does not preclude a creditor from using either of those methods.

     The impact of initially applying SFAS 114 and SFAS 118 will not be reported as an accounting change; rather, it will be reported as a component of the provision for possible loan losses charged to operations. SFAS 114 and 118 are effective for fiscal years beginning after December 15, 1994. The Company does not believe SFAS 114 and SFAS 118 will have a material effect on its consolidated financial position when implemented.

     OFFICE PROPERTIES, FURNITURE, AND EQUIPMENT
     -------------------------------------------

     Office properties, furniture, and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Office properties and improvements are depreciated over five to 40 years and furniture and equipment over three to 40 years. Expenditures for major renewals and betterments of office properties, furniture, and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

     OTHER REAL ESTATE OWNED
     -----------------------

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Other real estate owned, consisting of real estate acquired through foreclosure or deeded to the Company in lieu of foreclosure, is stated at the lower of fair value less applicable selling costs or cost at the time the property is acquired. The excess of cost over fair value of other real estate owned at the date of acquisition is charged to the allowance for possible loan losses. Subsequent reductions in carrying value to reflect a reduction in current fair value or costs incurred in maintaining the properties are charged to expense as incurred.

     Gains on sales of other real estate owned are recognized when the title has passed to the purchaser, minimum down payment requirements have been met, the terms of any notes received by the Company satisfy continuing payment requirements, and the Company is relieved of any requirement for continued involvement in the properties.

     INTANGIBLE ASSETS
     -----------------

     The excess of cost over fair value of net assets acquired, included in other assets of the Company's consolidated balance sheets, is being amortized on a straight-line basis over 15 years. The organization costs incurred in such acquisition, also included in other assets, is being amortized over five years.

     INCOME TAXES
     ------------

     The Company and the Bank file consolidated federal income tax returns.

     In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a change from the deferred method of accounting for income taxes pursuant to Accounting Principle Board (APB) Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Company adopted SFAS 109; however, no adjustment was necessary to reflect the cumulative effect of adoption in the Company's 1993 consolidated statement of income.

     Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     EARNINGS PER COMMON SHARE
     -------------------------

     Earnings per common share data is calculated using the weighted average number of shares of common stock outstanding during each period.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  2.   INVESTMENTS IN DEBT SECURITIES

       Effective January 1, 1994, the Company adopted SFAS 115, for which the cumulative effect was recorded on the consolidated balance sheet on that date. On January 1, 1994, debt securities with an amortized cost of $1,390,000 were classified as available-for-sale securities; a market valuation account was established for the available-for-sale securities of approximately $16,000 to increase the recorded balance of such securities at January 1, 1994 to their fair value on that date; a deferred tax liability of approximately $5,000 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment at January 1, 1994 was recorded as a separate component of stockholders' equity. The Company did not classify any securities as trading securities at January 1, 1994.

       The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market values of debt securities classified as available-for-sale at December 31, 1994 are as follows:

                                                                     Gross       Gross     Estimated
                                                        Amortized  unrealized  unrealized   market
                                                          cost       gains       losses      value
                                                        ---------  ----------  ----------  ---------
                                                           (dollars expressed in thousands)
       Securities of U.S. government corporations
         and agencies.................................     $850        -           (8)        842
                                                           ====       ==           ==         ===

       The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market values of debt securities classified as held-to-maturity at December 31, 1994 are as follows:

                                                                            Gross       Gross     Estimated
                                                               Amortized  unrealized  unrealized   market
                                                                 cost       gains       losses      value
                                                               ---------  ----------  ----------  ---------
                                                                   (dollars expressed in thousands)
       U.S. Treasury securities..............................   $ 1,196       -           (26)      1,170
       Securities of U.S. government corporations
           and agencies......................................     8,027       -          (313)      7,714
       Obligations of states and political
           subdivisions......................................     2,968        1         (187)      2,782
       Other debt securities.................................       352       -            (3)        349
                                                                -------       --         ----      ------
                                                                $12,543        1         (529)     12,015
                                                                =======       ==         ====      ======

                                                                                               (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The amortized costs and estimated market value of investment securities classified as available-for-sale and held-to-maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Available-for-sale         Held-to-maturity
                                                     ------------------         ----------------
                                                                Estimated                 Estimated
                                                   Amortized      market       Amortized    market
                                                      cost        value          cost       value
                                                   ---------    ----------     ---------  ---------
                                                           (dollars expressed in thousands)
  Due in one year or less......................       $550          548             713        701
  Due after one year through five years........        300          294           6,278      6,124
  Due after five years through ten years.......         -            -            2,016      1,881
  Due after ten years..........................         -            -              575        531
                                                      ----          ---          ------     ------
                                                       850          842           9,582      9,237
  Mortgage-backed securities...................         -            -            2,961      2,778
                                                      ----          ---          ------     ------
                                                      $850          842          12,543     12,015
                                                      ====          ===          ======     ======

  The amortized cost, gross unrealized gains, gross unrealized losses, and estimated market values of investment securities at December 31, 1993 were as follows:

                                                                Gross       Gross     Estimated
                                                   Amortized  unrealized  unrealized   market
                                                     cost       gains       losses      value
                                                   ---------  ----------  ----------  ---------
                                                       (dollars expressed in thousands)
  U.S. Treasury securities......................    $   882        -           -           882
  Securities of U.S. government corporations
      and agencies..............................      7,491        75         (35)       7,531
  Obligations of states and political
      subdivisions..............................      1,842        77          -         1,919
  Other debt securities.........................        404        18          -           422
                                                    -------       ---         ---       ------
                                                    $10,619       170         (35)      10,754
                                                    =======       ===         ===       ======

  There were no sales of investment securities during 1994. Proceeds from sales of investment securities were $101,000 and $1,844,000 for the years ended December 31, 1993 and 1992, respectively. Gross gains of $6,000 and $23,000, respectively, were realized on those sales. There were no gross losses in 1993. Gross losses of $10,000 were realized on sales for the year ended December 31, 1992.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Investment securities with a carrying value of approximately $3,454,000 and $2,912,000 at December 31, 1994 and 1993, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

 3.    LOANS

       The composition of the loan portfolio at December 31, 1994 and 1993 is as follows:

                                                        1994        1993
                                                       -------      -----
                                                (dollars expressed in thousands)

         Commercial, financial, and agricultural....   $ 3,286      3,559
         Real estate:
             Commercial.............................     5,254      5,238
             Residential............................     3,466      3,953
         Consumer...................................     1,508      1,631
         Industrial revenue bonds...................       320        320
                                                       -------     ------
                                                       $13,834     14,701
                                                       =======     ======


  The Company grants agribusiness, commercial, residential, and consumer loans to customers throughout their service area, which is primarily in southern Illinois. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector in this service area; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the southern Illinois area. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

  Industrial revenue bonds meet the definition of debt securities under SFAS 115 and, therefore, must be classified as trading, available-for-sale, or held-to-maturity based on the Company's intent to sell or hold the bonds. The Company classified all industrial revenue bonds as held-to-maturity upon adoption of SFAS 115 on January 1, 1994. No fair value information on these bonds was available as of December 31, 1994 as the bonds are not actively traded.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Transactions in the allowance for possible loan losses for the years ended December 31, 1994, 1993, and 1992 are summarized as follows:

                                                                       1994    1993   1992
                                                                      ------   ----   ----
                                                                (dollars expressed in thousands)

            Balance at beginning of year.............................  $234      230    200
            Provision charged (credited) to operations...............     2       (6)   (44)
            Charge-offs on loans originated under
               current Bank management...............................    (3)      (4)     -
            Recoveries of charge-offs on loans originated under
               current Bank management...............................     1        -      3
            Charge-offs on loans subject to Federal Deposit Insurance
               Corporation (FDIC) Assistance Agreement...............   (63)    (135)  (199)
            Reimbursement received for charge-offs on loans
               subject to FDIC Assistance Agreement..................    63      135    199
            Recoveries of charge-offs on loans subject to FDIC
               Assistance Agreement..................................    11       14     71
                                                                       ----     ----   ----
            Balance at end of year...................................  $245      234    230
                                                                       ====     ====   ====

       The allowance for possible loan losses is a valuation account available to absorb future loan losses. Under the terms of the Assistance Agreement with the FDIC, the Bank was entitled to recover 100% of charge-offs on loans originated under prior Bank management. Charge-offs on loans originated under current Bank management were not recoverable under the Agreement. Recoveries of charge-offs on loans originated under prior Bank management, and costs of collection with respect to these recoveries, were equally divided between the Bank and the FDIC. The portion of the Agreement relating to reimbursements for charge-offs expired on September 16, 1994; recoveries on these charged-off loans and the related costs of collection will continue to be divided equally between the Bank and the FDIC until the expiration of the Agreement on September 16, 1996.

       Nonaccrual loans totaled approximately $28,000 and $360,000 at December 31, 1994 and 1993, respectively. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1,000 and $10,000 for the years ended December 31, 1994 and 1993, respectively.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Aggregate loan transactions involving executive officers and directors of the Company for the year ended December 31, 1994 are summarized as follows (dollars expressed in thousands):

          Aggregate balance, December 31, 1993..  $3,640
          New loans and advances................     507
          Repayments............................    (386)
                                                  ------
          Aggregate balance, December 31, 1994..  $3,761
                                                  ======

       Such loans were made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collection.

 4.    OFFICE PROPERTIES, FURNITURE, AND EQUIPMENT

       Office properties, furniture, and equipment at December 31, 1994 and 1993 are summarized as follows:

                                                     1994   1993
                                                    ------  -----
                                           (dollars expressed in thousands)

          Land and land improvements............    $  118    118
          Buildings and improvements............       678    654
          Furniture, fixtures, and equipment....       768    742
                                                    ------  -----
                                                     1,564  1,514
          Less accumulated depreciation.........       848    789
                                                    ------  -----
                                                    $  716    725
                                                    ======  =====

       Depreciation expense for the years ended December 31, 1994, 1993, and 1992 was approximately $59,000, $54,000, and $55,000, respectively.

 5.    INTEREST-BEARING DEPOSITS

       Interest-bearing deposits at December 31, 1994 and 1993 are summarized as follows:

                                                               1994        1993
                                                               ----        ----
                                                       (dollars expressed in thousands)

          Interest-bearing demand deposits..........         $ 7,525       5,785
          Savings deposits..........................           2,693       2,955
          Time and certificates of deposit:
             Less than $100,000.....................          10,718      10,050
             $100,000 and over......................           1,749       2,471
                                                             -------      ------
                                                             $22,685      21,261
                                                             =======      ======

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Interest on deposits for the years ended December 31, 1994, 1993 and 1992 consists of the following:

                                                                1994    1993    1992
                                                                ----    ----    ----
                                                          (dollars expressed in thousands)
          Interest-bearing demand deposits...........           $163     152     166
          Savings deposits...........................             74      79     102
          Time and certificates of deposit:
             Less than $100,000......................            431     420     580
             $100,000 and over.......................             64      71      56
                                                                ----     ---     ---
                                                                $732     722     904
                                                                ====     ===     ===

  6.   NOTE PAYABLE

       Note payable consists of a demand note with an original face value of $1,200,000 from an unaffiliated bank.

       The demand note provides for interest payments quarterly. The demand note bears interest at the lending bank's prime rate on commercial loans (8.5% and 6.0% at December 31, 1994 and 1993, respectively). The weighted average rate paid on the note was 7.52%, 6.16% and 6.36% in 1994, 1993, and 1992, respectively. Principal payments are not required, but the Company has the right to prepay the demand note in whole or in part at any time without penalty or premium provided certain conditions are met. Common stock of the Bank is pledged to secure the demand note.

  7.   INCOME TAXES

       As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993; however, no adjustment to the consolidated statement of income was necessary to reflect the cumulative effect of this adoption in the Company's consolidated financial statements.

       The components of income tax expense for the years ended December 31, 1994, 1993, and 1992 are as follows:

                                   1994       1993       1992
                                  ------     ------     ------
                                (dollars expressed in thousands)

Current federal income taxes...    $66         18         -
Deferred income taxes..........      1         53         61
                                   ---         --         --
                                   $67         71         61
                                   ===         ==         ==

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  A reconciliation of expected income tax expense to income tax expense computed by applying the federal statutory rate of 34% to income before income tax expense for the years ended December 31, 1994, 1993, and 1992 to reported income tax expense is as follows:

                                                             1994   1993   1992
                                                            ------  -----  -----
                                                     (dollars expressed in thousands)
     Expected statutory federal income tax...............    $105     98     70
     Increase (decrease) in income taxes resulting from:
      Tax-exempt income..................................     (46)   (26)    (1)
      Other, net.........................................       8     (1)    (8)
                                                             ----   ----   ----
       Income tax expense................................    $ 67     71     61
                                                             ====   ====   ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below (dollars expressed in thousands):

                                                      1994    1993
                                                     -------  -----
     Deferred tax assets:
      Other real estate owned......................   $  21     21
      Unrealized holding loss on securities
        available-for-sale.........................       3     -
      Alternative minimum tax credits..............      14     10
                                                      -----   ----
           Total deferred tax assets...............      38     31
                                                      -----   ----
     Deferred tax liabilities:
      Office properties, furniture, and equipment..     (94)   (88)
      Allowance for possible loan losses...........     (71)   (72)
      Other........................................      (1)    (1)
                                                      -----   ----
           Total deferred tax liabilities..........    (166)  (161)
                                                      -----   ----
           Net deferred tax liabilities............   $(128)  (130)
                                                      =====   ====

  Pursuant to SFAS 109, a valuation allowance would be provided on deferred tax assets when it is more likely than not some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1994, due to management's belief that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       The significant components of deferred income tax expense for the year ended December 31, 1992 is as follows (dollars expressed in thousands):

          Net operating loss carryforward.............................  $ 45
          Provision for possible loan losses for financial reporting
            purposes greater than for tax reporting purposes..........    15
          Other real estate owned.....................................    12
          Depreciation................................................     5
          Other, net..................................................   (16)
                                                                        ----

                                                                        $ 61
                                                                        ====


  8.   COMMITMENTS AND CONTINGENT LIABILITIES

       The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                             Contractual amount
                                                             ------------------
                                                               1994      1993
                                                               ----      ----
                                                      (dollars expressed in thousands)
          Financial instruments whose contractual amounts
            represents:
              Commitments to extend credit..................   $343       277
              Standby letters of credit.....................    354       454
                                                               ====       ===

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

       Commitments to extend credit and standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include commercial and residential real estate, accounts receivable, inventory and equipment, and securities.

       In the ordinary course of business, there are various legal proceedings against the Company. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial position of the Company.

  9.   DIVIDEND LIMITATIONS

       The Bank is restricted by state and federal regulations, as well as by the terms of the Agreement described in note 1, in the amount of dividends available for payment to the Company. The Bank is state-chartered and subject to supervision by the FDIC and the Illinois Commissioner of Bank and Trust Companies, and is only limited in the amount of dividends paid, without prior regulatory approval, to maintain minimum capital requirements and what sound and prudent banking practices would permit. However, the Agreement limits the amount of dividends paid to the amount necessary to service acquisition debt of the Company, provided that the Bank maintains a return on average assets of .75%, the dividends do not exceed the net operating income of the Bank, and the dividends do not cause the ratio of the Bank's Tier 1 capital to total assets to fall below 6% or the Bank's ratio of Tier 2 capital to total assets to fall below 8%. Additionally, the Bank must notify the FDIC, in writing, 15 days prior to the declaration of a dividend for approval under the Agreement. Management believes they are in compliance with the terms of the Agreement. Based on the terms of the Agreement, the Bank had approximately $114,000 available for the payment of dividends at December 31, 1994. Given that the terms of the Agreement restrict the dividends of the Bank to only those amounts necessary to service acquisition debt, the Company is effectively prohibited from paying dividends during the period the Agreement is in effect.

  10.  EMPLOYEE BENEFITS

       During 1994, the Company began to sponsor a pre-tax savings plan that is designed to give employees an opportunity to contribute toward their retirement. Employer contributions are optional. Employer contributions amounted to approximately $3,000 for the year ended December 31, 1994. Postretirement benefits are generally not provided for the Company's employees.

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  11.   PARENT COMPANY ONLY FINANCIAL INFORMATION

        Following are condensed balance sheets of Shawnee Bancorp, Inc. (parent company only) as of December 31, 1994 and 1993, and condensed statements of income and cash flows for the years ended December 31, 1994, 1993, and 1992:

                            CONDENSED BALANCE SHEETS
                        (dollars expressed in thousands)

                                   ASSETS                                     1994         1993
                                                                             -------       -----
                                                                                        (UNAUDITED)
        Cash deposited in Bank.............................................   $   32         114
        Investment in Bank, at equity......................................    2,379       2,272
        Excess of purchase price over equity in Bank, net of
           amortization of $59,000 in 1994 and $41,000 in 1993.............      215         233
        Organizational costs, net of accumulated amortization of $65,000
           in 1994 and $44,000 in 1993.....................................       40          61
        Other assets.......................................................       -            1
                                                                              ------       -----
          Total assets.....................................................   $2,666       2,681
                                                                              ======       =====

       LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable...............................................................      700         950
Stockholders' equity:
    Common stock...........................................................       59          59
    Surplus................................................................    1,357       1,357
    Retained earnings......................................................      555         315
    Unrealized holding loss on investment securities
      available-for-sale, net..............................................       (5)         -
                                                                              ------       -----
         Total stockholders' equity........................................    1,966       1,731
                                                                              ------       -----
         Total liabilities and stockholders' equity........................   $2,666       2,681
                                                                              ======       =====

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                         CONDENSED STATEMENTS OF INCOME
                        (dollars expressed in thousands)

                                                                   1994   1993   1992
                                                                  ------  -----  -----
                                                                          (UNAUDITED)
Income:
  Dividends from Bank...........................................   $206    171    184
  Interest income on cash deposited in Bank.....................      2      4      5
                                                                   ----   ----   ----
      Total income..............................................    208    175    189
                                                                   ----   ----   ----
 Expenses:
  Interest expense..............................................     62     65     75
  Amortization of excess of purchase price over equity of Bank..     18     18     18
  Amortization of organizational costs..........................     21     21     21
  Other.........................................................     -       1      1
                                                                   ----   ----   ----
      Total expenses............................................    101    105    115
                                                                   ----   ----   ----
      Income before income tax benefit and equity
        in undistributed earnings of Bank.......................    107     70     74
Income tax benefit..............................................    (21)   (32)   (25)
                                                                   ----   ----   ----
      Income before equity in undistributed
        earnings of Bank........................................    128    102     99
Equity in undistributed earnings of Bank........................    112    116     45
                                                                   ----   ----   ----
      Net income................................................   $240    218    144
                                                                   ====   ====   ====

                       CONDENSED STATEMENTS OF CASH FLOWS
                        (dollars expressed in thousands)

                                                                    1994    1993   1992
                                                                   ------   -----  -----
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income....................................................    $ 240    218    144
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed earnings of Bank...................     (112)  (116)   (45)
     Amortization of excess of purchase price over
        equity of Bank..........................................       18     18     18
     Amortization of organizational costs.......................       21     21     21
     Other, net.................................................        1     25    (99)
                                                                    -----   ----   ----
          Net cash provided by operating activities.............      168    166     39
                                                                    -----   ----   ----
Cash flows from financing activities:
  Payments on note payable......................................     (250)  (210)   (40)
  Sale of common stock..........................................       -      -      96
                                                                    -----   ----   ----
          Net cash provided by (used in)
            financing activities................................     (250)  (210)    56
                                                                    -----   ----   ----
          Net increase (decrease) in cash and
            cash equivalents....................................      (82)   (44)    95
Cash and cash equivalents, beginning of year....................      114    158     63
                                                                    -----   ----   ----

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Cash and cash equivalents, end of year.............       $32    114    158
                                                          ===    ===    ===

                                                                     (Continued)

                             SHAWNEE BANCORP, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  12. BASIS OF PRESENTATION - INTERIM CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

       The unaudited interim consolidated financial statements include the accounts of Shawnee Bancorp, Inc. and its subsidiary after elimination of material intercompany transactions. This unaudited data, in the opinion of the Company, includes all adjustments necessary for the fair presentation thereof. All adjustments made were of a normal and recurring nature.

  13.  EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF INDEPENDENT AUDITORS' REPORT

       On May 31, 1995, the Company entered into an Agreement of Affiliation and Merger with Old National Bancorp (Old National) to merge Shawnee Bancorp, Inc. into Old National and merge Bank of Harrisburg into The First National Bank of Harrisburg, a wholly owned subsidiary of Old National. At December 31, 1994, Old National, which is headquartered in Evansville, Indiana, had total assets of approximately $4.15 billion. The merger agreement with Old National will be effected through a stock for stock exchange. The merger is contingent upon approval of various regulatory agencies and the stockholders of Shawnee Bancorp, Inc. and requires the approval of the FDIC under the Agreement. If approved, the merger is expected to close by the fourth quarter of 1995.

                                                                     (Continued)

                                                            APPENDIX A

                      AGREEMENT OF AFFILIATION AND MERGER

     THIS AGREEMENT OF AFFILIATION AND MERGER ("Agreement"), made and entered into effective as of the 31st day of May, 1995, by and among OLD NATIONAL BANCORP ("ONB"), SHAWNEE BANCORP, INC., HARRISBURG ("Shawnee Bancorp"), THE FIRST NATIONAL BANK OF HARRISBURG ("First National") and THE BANK OF HARRISBURG ("Harrisburg").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Evansville, Vanderburgh County, Indiana; and

     WHEREAS, Shawnee Bancorp is an Illinois corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, with its principal office located in Harrisburg, Saline County, Illinois; and

     WHEREAS, First National is a wholly-owned subsidiary of ONB and a national banking association with its principal banking office located in Harrisburg, Saline County, Illinois; and

     WHEREAS, Harrisburg is a wholly-owned subsidiary of Shawnee Bancorp and an Illinois chartered bank with its principal banking office located in Harrisburg, Saline County, Illinois; and

     WHEREAS, it is the desire of the parties hereto that Shawnee Bancorp should first merge with and into ONB and then immediately thereafter Harrisburg should merge with and into First National; and

     WHEREAS, a majority of the entire Board of Directors of each of ONB, Shawnee Bancorp, First National and Harrisburg have approved this Agreement, have authorized its execution and delivery and have designated this Agreement a plan of reorganization and a plan of merger.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ONB, Shawnee Bancorp, First National and Harrisburg hereby make this Agreement and prescribe the terms and conditions of the merger of Shawnee Bancorp with and into ONB and of Harrisburg with and into First National and the mode of carrying such mergers into effect as follows:

                                   SECTION 1

                               THE COMPANY MERGER
                               ------------------

     1.01. General Description. Upon the terms and subject to the conditions of this Agreement, immediately prior to the Bank Merger (as defined in Section 2.01 hereof) and at the Effective Time (as defined in Section 11 hereof), Shawnee Bancorp shall be merged into and under the Articles of Incorporation of ONB ("Company Merger"). ONB shall survive the Company Merger ("Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

     1.02. Name, Offices and Management. The name of the Surviving Corporation shall be "Old National Bancorp." Its principal office shall be located at 420 Main Street, Evansville, Indiana 47708. The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of ONB serving at the Effective Time, until such time as their successors have been duly elected and have qualified. The officers of the Surviving Corporation shall consist of the officers of ONB serving at the Effective Time, until such time as their successors shall have been duly elected and have qualified.

     1.03. Capital Structure. The capital of the Surviving Corporation shall be not less than the capital of ONB immediately prior to the Effective Time.

     1.04. Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of ONB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

     1.05. Assets and Liabilities. At the Effective Time, the title to all assets, real estate and other property owned by Shawnee Bancorp shall vest in the Surviving Corporation without reversion or impairment. At the Effective Time, all liabilities of Shawnee Bancorp shall be assumed by the Surviving Corporation.

                                   SECTION 2

                                THE BANK MERGER
                                ---------------

     2.01. General Description. Upon the terms and subject to the conditions of this Agreement, immediately following consummation of the Company Merger and at the Effective Time, Harrisburg shall be merged into and under the Articles of Association of First National ("Bank Merger") (the Bank Merger and the Company Merger are hereinafter collectively referred to as the "Mergers"). First National shall survive the Bank Merger ("Surviving Bank") and shall continue its corporate existence as a national banking association under the laws of the United States of America pursuant to the provisions of and with the effect provided in the National Bank Act, as amended.

     2.02. Name, Offices and Management. The name of the surviving bank shall be "The First National Bank of Harrisburg". Its principal office shall be located at 2 East Locust Street, Harrisburg, Illinois 62946. The Board of Directors of the Surviving Bank, until such time as their successors have been duly elected and have qualified, shall consist of the Board of Directors of First National and Harrisburg serving at the Effective Time. The officers of First National serving at the Effective Time shall be the officers of the Surviving Bank until the Board of Directors of the Surviving Bank shall determine otherwise. As of and following the Effective Time, the main bank office and all branch offices of Harrisburg shall become branch offices of First National.

     2.03. Capital Structure. At the Effective Time, the capital of the Surviving Bank shall be not less than the capital of First National immediately prior to the Effective Time. At the Effective Time, all outstanding shares of Harrisburg common stock shall be cancelled.

     2.04. Articles of Association and By-Laws. The Articles of Association and By-Laws of First National in existence at the Effective Time shall remain the Articles of Association and By-Laws of the Surviving Bank, until such Articles of Association and By-Laws shall be further amended as provided by applicable law.

     2.05. Assets and Liabilities. All rights, franchises and interests of the individual merging banks in and to all assets and every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer and without reversion or impairment. At the Effective Time, all liabilities of Harrisburg shall be assumed by the Surviving Bank.

     2.06. Tax-Free Reorganization. ONB, Shawnee Bancorp, First National and Harrisburg intend for the Mergers to qualify as a reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Internal Revenue Code of 1986, as amended ("Code"), and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.


                                   SECTION 3

                                MANNER AND BASIS
                          OF EXCHANGE OF CAPITAL STOCK
                          ----------------------------

     3.01. Exchange Ratio for Company Merger. Upon and by virtue of the Company Merger becoming effective at the Effective Time, each issued and outstanding share of Shawnee Bancorp Common Stock (as defined in Section 5.03 hereof) shall be converted into the right to receive such number of shares of ONB common stock equal to the quotient arrived at by dividing (a) Forty-One Dollars ($41.00) by
(b) the Market Value (as defined below) of ONB common stock ("Exchange Ratio"). For purposes of this Agreement, the "Market Value" of ONB common stock shall be the average of the per share closing prices of ONB common stock, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System for the first five (5) business days on which shares of ONB common stock are traded within the ten (10) calendar days immediately preceding the Effective Time. The aggregate Market Value of all of the shares of ONB common stock to be exchanged in the Company Merger, calculated pursuant to the Exchange Ratio, and including those shares of Harrisburg Common Stock (as defined in Section 5.03 hereof) beneficially held of record by shareholders of Shawnee Bancorp exchanged for ONB common stock instead of cash, shall not exceed $4,841,026.

     3.02. Consideration for Bank Merger.  (a) Except as otherwise provided in
Section 3.02(b) hereof, upon and by virtue of the Bank Merger becoming effective at the Effective Time, each of the 103 minority shareholders of Harrisburg, who in the aggregate beneficially own 6,686 shares, or 1.5% of the total number of issued and outstanding shares, of Harrisburg Common Stock, shall be converted into the right to receive from ONB Seventeen Dollars ($17.00) in cash per share of Harrisburg Common Stock. The aggregate amount ONB shall pay to the minority shareholders of Harrisburg in consideration of the Bank Merger shall not exceed $110,636.

     (b) Upon and by virtue of the Bank Merger becoming effective at the Effective Time, Fred G. Denny and Robert Mugge, as shareholders of record of both Shawnee Bancorp and Harrisburg, may exchange their shares of Harrisburg Common Stock for such number of shares of ONB common stock equal to the quotient arrived at by dividing (i) Seventeen Dollars ($17.00) by (ii) the Market Value of ONB common stock.

     3.03. No Fractional Shares. Certificates for fractional shares of ONB common stock shall not be issued for fractional share interests arising from application of the Exchange Ratio. Each shareholder of Shawnee Bancorp who would otherwise have been entitled to a fraction of a share of ONB common stock shall be paid in cash an amount equal to such fraction multiplied by the Market Value (as herein defined) of ONB common stock.

     3.04. Recapitalization. If, between the date of this Agreement and the Effective Time, ONB distributes or issues a stock dividend with respect to its shares of common stock, or combines, subdivides, reclassifies or splits its issued and outstanding shares of common stock, such that the number of issued and outstanding shares of ONB common stock is increased or decreased, then the Exchange Ratio shall be adjusted so that Shawnee Bancorp's shareholders shall receive, in the aggregate, such number of shares of ONB common stock representing the same percentage of outstanding shares of ONB common stock at the Effective Time as would have been represented by the number of shares such shareholders would have received if any of the foregoing actions had not occurred.

     3.05. Distribution of ONB Common Stock and Cash. (a) Following the Effective Time and within ten (10) days thereof, ONB shall mail to each Shawnee Bancorp shareholder and each Harrisburg shareholder a letter of transmittal providing instruction as to the transmittal to ONB of certificates representing shares of Shawnee Bancorp Common Stock and certificates representing shares of Harrisburg Common Stock, as applicable, and the issuance of shares of ONB common stock, or cash with respect to Harrisburg shareholders, in exchange therefor pursuant to the terms of this Agreement.

     (b) Following the Effective Time, ONB shall distribute stock certificates representing shares of ONB common stock and any cash payment, without interest, for fractional shares, if any, to each former shareholder of Shawnee Bancorp, and ONB shall distribute cash payment to each former shareholder of Harrisburg, without interest, within ten (10) business days following delivery to ONB of the shareholder's certificate or certificates representing shares of Shawnee Bancorp Common Stock and/or shares of Harrisburg Common Stock, respectively, accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to ONB.

     (c) Following the Effective Time, stock certificates representing shares of Shawnee Bancorp Common Stock shall be deemed to evidence ownership of ONB common stock for all corporate purposes other than the payment of dividends or other distributions. No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of ONB common stock shall be paid to any Shawnee Bancorp shareholder entitled to receive the same until such shareholder has surrendered to ONB his or her certificate or certificates representing Shawnee Bancorp Common Stock in exchange for a certificate or certificates representing ONB common stock. Upon surrender thereof, there shall be paid in cash to the record holder of the new certificate or certificates evidencing shares of ONB common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such shares of ONB common stock.

     (d) ONB shall be entitled to rely upon the stock transfer books of Shawnee Bancorp and Harrisburg to establish the persons entitled to receive shares of ONB common stock or cash payments as a result of the Mergers, which books shall be conclusive with respect to the ownership of shares of Shawnee Bancorp Common Stock and Harrisburg Common Stock.

     (e) With respect to any certificate for shares of Shawnee Bancorp Common Stock or Harrisburg Common Stock which has been lost, stolen or destroyed, ONB shall be authorized to issue shares of ONB common stock (or to pay cash as to any fractional shares) or to make cash payments, as the case may be, to the registered owner of such certificate upon receipt by ONB of an agreement to indemnify ONB against loss from such lost, stolen or destroyed stock certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to ONB, and upon compliance by the Shawnee Bancorp shareholder or the Harrisburg shareholder with all other reasonable requirements of ONB in connection with lost, stolen or destroyed stock certificates.

                                   SECTION 4

                            DISSENTING SHAREHOLDERS
                            -----------------------

     Shareholders of Shawnee Bancorp who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Article 11 of the Illinois Business Corporation Act of 1983, as amended. Shareholders of Harrisburg who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Chapter 205 of the Illinois Banking Act, as amended.

                                   SECTION 5

               REPRESENTATIONS AND WARRANTIES OF SHAWNEE BANCORP
               -------------------------------------------------

     Shawnee Bancorp hereby represents and warrants to ONB with respect to itself and, where applicable, Harrisburg, as follows:

     5.01. Organization and Authority. (a) Shawnee Bancorp is a corporation duly organized and validly existing under the laws of the State of Illinois and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended ("BHC Act"). Shawnee Bancorp has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Shawnee Bancorp has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity, other than a majority of the issued and outstanding common stock of Harrisburg. Shawnee Bancorp does not have a class of stock registered pursuant to Section 12, and is not subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended ("1934 Act").

     (b) Harrisburg is an Illinois chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Harrisburg has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Schedule (for purposes of this Agreement, "Disclosure Schedule" shall mean the schedules referencing the applicable provisions of this
Section 5 which have been delivered to ONB and are made a part of this Agreement), Harrisburg has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity. Harrisburg is subject to primary federal regulatory supervision and examination by the Federal Deposit Insurance Corporation ("FDIC") and state regulatory supervision by the Illinois Commissioner of Banks and Trust Companies ("ICBT").

     5.02. Authorization. (a) Each of Shawnee Bancorp and Harrisburg has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 9.02 hereof. This Agreement and its execution and delivery by Shawnee Bancorp and Harrisburg have been duly authorized by the Board of Directors of Shawnee Bancorp and Harrisburg and constitutes a valid and binding obligation of Shawnee Bancorp and Harrisburg, subject to the fulfillment of the conditions precedent set forth in Section 9.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor the consummation of the Mergers contemplated hereby (i) conflicts with or violates Shawnee Bancorp's or Harrisburg's Articles of Incorporation, Charter or By-Laws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of applicable bank regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree;
(iii) except as set forth in the Disclosure Schedule, conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, contract, agreement, arrangement, commitment or other instrument to which Shawnee Bancorp or Harrisburg is a party or by which Shawnee Bancorp or Harrisburg is subject or bound; (iv) except as set forth in the Disclosure Schedule, results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party or any other adverse interest, upon any right, property or asset of Shawnee Bancorp or Harrisburg; or (v) except as set forth in the Disclosure Schedule, terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, arrangement, commitment or other instrument to which Shawnee Bancorp or Harrisburg is bound or with respect to which Shawnee Bancorp or Harrisburg is to perform any duties or obligations or receive any rights or benefits.

     (c) Other than in connection or in compliance with the provisions of the BHC Act and applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation by Shawnee Bancorp or Harrisburg of the Mergers contemplated by this Agreement.

     5.03. Capitalization. (a) The authorized capital stock of Shawnee Bancorp presently consists, and at the Effective Time will consist, of 200,000 shares of common stock, $.50 par value per share, 118,000 of which shares are issued and outstanding (the issued and outstanding shares of Shawnee Bancorp common stock are referred to herein as "Shawnee Bancorp Common Stock"). The issued and outstanding shares of Shawnee Bancorp Common Stock have been duly and validly authorized by all necessary corporate action of Shawnee Bancorp, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Shawnee Bancorp shareholder. Shawnee Bancorp has no class or series of capital stock authorized other than as described in this Section 5.03(a) and has no intention or obligation to authorize or issue any other class or series of capital stock or any additional shares of Shawnee Bancorp Common Stock. On a consolidated basis as of December 31, 1994, Shawnee Bancorp had total shareholders' equity of $1,966,000, which consisted of common stock of $59,000, capital surplus of $1,357,000, retained earnings of $555,000, and unrealized loss on securities available for sale of ($5,000). Each share of Shawnee Bancorp Common Stock is entitled to one vote per share. A description of the Shawnee Bancorp Common Stock is contained in the Articles of Incorporation of Shawnee Bancorp, as amended, as set forth in the Disclosure Schedule pursuant to Section 5.04 hereof.

     (b) The authorized common stock of Harrisburg consists, and at the Effective Time will consist, of 445,766 shares of common stock, $1.00 par value per share (hereinafter referred to as "Harrisburg Common Stock"), all of which shares are outstanding, 439,080 of which shares are validly issued to Shawnee Bancorp and 6,686 of which shares are validly issued to 103 other individual minority shareholders. Such issued and outstanding shares of Harrisburg Common Stock have been duly and validly authorized by all necessary corporate action of Harrisburg, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Harrisburg shareholders. Harrisburg has no class or series of capital stock authorized other than as described in this
Section 5.03(b) and has no intention or obligation to authorize or issue any other class or series of capital stock or any additional shares of Harrisburg Common Stock. Except for the pledge of shares of Harrisburg Common Stock to Mercantile Bank of St. Louis National Association, St. Louis, Missouri, to secure the Promissory Note ("Note"), in the principal amount of $1,200,000, dated September 17, 1991, payable by Shawnee Bancorp to such bank (hereinafter referred to as the "Mercantile Indebtedness"), the issued and outstanding shares of Harrisburg Common Stock are owned by Shawnee Bancorp free and clear of all liens, pledges, charges, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. As of December 31, 1994, Harrisburg had total capital of $2,415,283, which consisted of common stock of $445,766, capital surplus of $1,244,554, undivided profits of $730,472, and unrealized loss on securities available for sale of ($5,509).

     (c) Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Shawnee Bancorp Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Shawnee Bancorp, by which Shawnee Bancorp is or may become bound. Shawnee Bancorp does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Shawnee Bancorp Common Stock.

     (d) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Harrisburg Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Harrisburg, by which Shawnee Bancorp or Harrisburg is or may become bound. Harrisburg does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Harrisburg Common Stock.

     (e) Except as set forth in the Disclosure Schedule, Shawnee Bancorp has no knowledge of any person who beneficially owns 5% or more of the issued and outstanding shares of Shawnee Bancorp Common Stock.

     5.04. Organizational Documents. The Articles of Incorporation, Charter and By-Laws of Shawnee Bancorp and Harrisburg, representing true, accurate and complete copies of such corporate documents of Shawnee Bancorp and Harrisburg in effect as of the date of this Agreement, have been delivered to ONB and are included in the Disclosure Schedule.

     5.05. Compliance with Law. (a) Except as set forth in the Disclosure Schedule, neither Shawnee Bancorp nor Harrisburg has engaged in any activity or has taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement or in the violation of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could have an adverse effect on the financial condition, results of operations, business, assets or capital of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis. To the knowledge of each of Shawnee Bancorp and Harrisburg after due inquiry, each possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable to ONB or First National, as applicable, at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

     (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Shawnee Bancorp or Harrisburg which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, Shawnee Bancorp or Harrisburg including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of Shawnee Bancorp or Harrisburg as a result of an examination by any regulatory agency or body or set forth in any accountant's, auditor's or other report to Shawnee Bancorp or Harrisburg.

     (c) All of the existing offices and branches of Harrisburg have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. Harrisburg has no approved but unopened offices or branches.

     5.06. Accuracy of Statements Made and Materials Provided to ONB. (a) No representation, warranty or other statement made by Shawnee Bancorp or Harrisburg in this Agreement, the Disclosure Schedule or any written report, statement, list, certificate, materials or other information furnished or to be furnished by Shawnee Bancorp or Harrisburg to ONB through and including the Effective Time in connection with this Agreement or the Mergers contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Shawnee Bancorp or Harrisburg with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Mergers), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Shawnee Bancorp's and Harrisburg's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

     (b) Any materials or information provided by Shawnee Bancorp or Harrisburg to ONB for use by ONB in any filing with any state or federal regulatory agency shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

     5.07. Litigation and Pending Proceedings. (a) Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Shawnee Bancorp and Harrisburg after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Shawnee Bancorp or Harrisburg have any knowledge after due inquiry of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting Shawnee Bancorp or Harrisburg which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Except as set forth in the Disclosure Schedule, neither Shawnee Bancorp nor Harrisburg is (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority, (ii) presently charged with or, to the knowledge of Shawnee Bancorp and Harrisburg after due inquiry, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) the subject of any pending or, to the knowledge of Shawnee Bancorp and

Harrisburg after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital, properties or operations.

     5.08. Financial Statements and Reports. Shawnee Bancorp has delivered to ONB copies of the following financial statements and reports of Shawnee Bancorp and Harrisburg (collectively, the "Shawnee Bancorp Financial Statements"):

     (a) Consolidated Balance Sheet for the year ended December 31, 1994 and the related Consolidated Statement of Income, Consolidated Statement of Changes in Shareholders' Equity and Consolidated Statement of Cash Flows of Shawnee Bancorp for the year ended December 31, 1994;

     (b) Consolidated Balance Sheet for the year ended December 31, 1993 and the related Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1993 and 1992;

     (c) Consolidated Reports of Condition and Income ("Call Reports") for Harrisburg as of the close of business on December 31, 1994, 1993 and 1992; and

     (d) Financial Statements of Shawnee Bancorp on Form FR Y-9LP and Form FR Y-9C filed with the Board of Governors of the Federal Reserve System ("Federal Reserve") as of the close of business on December 31, 1994, 1993 and 1992.

     The Shawnee Bancorp Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial position of Shawnee Bancorp and Harrisburg as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The Shawnee Bancorp Financial Statements described in clause (a) above are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis. The Shawnee Bancorp Financial Statements described in clauses (b), (c) and (d) above are unaudited and have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations and present fairly the consolidated financial condition and results of operations at the dates and for the periods presented. The Shawnee Bancorp Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts which inclusion or omission would render any of the Shawnee Bancorp Financial Statements false, misleading or inaccurate in any material respect.

     5.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule is a true, accurate and complete copy of the following:

      (i) A brief description and the location of all real property owned by Shawnee Bancorp or Harrisburg and the principal buildings and structures located thereon, together with a legal description of such real property, and each lease of real property to which Shawnee Bancorp or Harrisburg is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

      (ii) All current conditional sales contracts or other title retention agreements relating to Shawnee Bancorp or Harrisburg and agreements for the purchase of federal funds;


      (iii) All current agreements, contracts, leases, licenses, understandings, commitments or obligations of Shawnee Bancorp or Harrisburg which individually or in the aggregate:

           (A) involve payment or receipt by Shawnee Bancorp or Harrisburg (other than as disbursements of loan proceeds to customers or loan payments by customers) of more than $10,000, including, without limitation, the Mercantile Indebtedness;

           (B) involve payments based on profits of Shawnee Bancorp or Harrisburg;

           (C) relate to the purchase of goods, products, supplies, data processing or other services in excess of $5,000;

           (D) were not made in the ordinary course of business; or

           (E) may not be terminated without penalty within one (1) year from the date of this Agreement; and

      (iv) The name and current annual salary of each director, officer and employee of Shawnee Bancorp or Harrisburg whose current annual salary from Shawnee Bancorp, Harrisburg or any combination thereof is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Shawnee Bancorp, Harrisburg or a combination thereof to or for the benefit of each such person for the year ended December 31, 1994, and any employment agreement or arrangement with respect to each such person.

     (b) Shawnee Bancorp or Harrisburg has, prior to the date of this Agreement, provided ONB or given ONB access to the files and documentation of all borrowers from Harrisburg, or persons or entities that may become obligated to Harrisburg under a letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of Harrisburg, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness; and

     (c) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 5.09 is valid and enforceable against Shawnee Bancorp or Harrisburg in accordance with its terms. Shawnee Bancorp, Harrisburg and, to their respective knowledge after due inquiry, all other parties thereto are in compliance with the provisions thereof, and Shawnee Bancorp, Harrisburg and, to their respective knowledge after due inquiry, any other party thereto are not in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. None of the foregoing requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement. Other than as disclosed pursuant to this Section 5.09, to the knowledge of Shawnee Bancorp and Harrisburg after due inquiry, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this Section 5.09.

     5.10. Absence of Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, except as provided in the Shawnee Bancorp Financial Statements, except for unfunded loan commitments to customers of Harrisburg, except for trade payables incurred in the ordinary course of business and except for reasonable obligations and expenses of Shawnee Bancorp and Harrisburg incurred and to be incurred in connection with the Mergers contemplated by this Agreement, neither Shawnee Bancorp nor Harrisburg has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $5,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action taken or omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

     5.11. Title to Assets. (a) Shawnee Bancorp and Harrisburg have good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank holding company or bank premises and all other real estate owned) which is reflected in the Shawnee Bancorp Financial Statements as of December 31, 1994; good and marketable title to all personal property reflected in the Shawnee Bancorp Financial Statements as of December 31, 1994, other than personal property disposed of in the ordinary course of business since December 31, 1994; good and marketable title to all other properties and assets (whether real or personal, tangible or intangible) which Shawnee Bancorp or Harrisburg purports to own; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in Shawnee Bancorp's or Harrisburg's business; and good and marketable title to all property and assets acquired and not disposed of since December 31, 1994. All of such properties and assets are owned by Shawnee Bancorp or Harrisburg free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature except (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Shawnee Bancorp Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, minor imperfections of title and other limitations which are not material in amounts to Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis, do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned by Shawnee Bancorp or Harrisburg is in material compliance with all applicable zoning laws.

     (b) Each of Shawnee Bancorp and Harrisburg has conducted its business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the federal Clean Water Act, the Occupational Health and Safety Act, the federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the knowledge of Shawnee Bancorp and Harrisburg after due inquiry, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Shawnee Bancorp or Harrisburg with respect to any of the Environmental Laws and there is no basis or grounds for any such claim, action or proceeding. No environmental clearance, certificate or other governmental approval is required for the conduct of the business of Shawnee Bancorp and Harrisburg or the consummation of the Mergers contemplated hereby. Neither Shawnee Bancorp nor Harrisburg is the owner of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal or any other remedial action under any of the Environmental Laws.

     (c) Neither Shawnee Bancorp nor Harrisburg (i) is in default in any respect under any agreements pursuant to which either leases real or personal property,
(ii) has knowledge of any default under such agreements by any party thereto and
(iii) has knowledge of any event which, with notice or lapse of time or both, would constitute a default or a breach thereof.

     5.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, there is no loan by Harrisburg in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Harrisburg and a list of all loans in excess of $10,000 which Harrisburg has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

     (b) All loans reflected in the Shawnee Bancorp Financial Statements as of December 31, 1994 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 1994 (i) have been made for good, valuable and adequate consideration in the ordinary course of business;
(ii) the notes or other evidences of indebtedness evidencing the loans constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; and
(iii) are secured, to the extent that Harrisburg has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Harrisburg as the secured party or mortgagee.

     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Shawnee Bancorp Financial Statements are adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. The aggregate loan balances outstanding as of December 31, 1994 in excess of the reserve for loan losses as of such date are collectible in accordance with the respective terms of the loan agreements.

     (d) None of the investments reflected in the Shawnee Bancorp Financial Statements as of and for the period ended December 31, 1994 and none of the investments made by Shawnee Bancorp or Harrisburg since December 31, 1994 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Shawnee Bancorp or Harrisburg to dispose freely of such investment at any time, except for those investments classified as held to maturity in accordance with Statement of Financial Accounting Standards No. 115. Neither Shawnee Bancorp nor Harrisburg is a party to any repurchase agreements with respect to securities.

     (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which Harrisburg has any participation interest or which have been made with or through another financial institution on a recourse basis against Harrisburg.

     (f) The total amount of the principal, together with accrued interest thereon and all proper costs and expenses attributable thereto, of the Mercantile Indebtedness does not, and will not at the Effective Time, exceed One Million Two Hundred Thousand Dollars ($1,200,000.00). Except for the Mercantile Indebtedness, neither Shawnee Bancorp nor Harrisburg has nor will have at the Effective Time any indebtedness for borrowed money.

     5.13. Shareholder Rights Plan. Except as set forth in the Disclosure Schedule, Shawnee Bancorp has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Shawnee Bancorp or Harrisburg or which may be considered an anti-takeover mechanism.

     5.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by Shawnee Bancorp or Harrisburg; in which Shawnee Bancorp or Harrisburg participates as a participating employer; to which Shawnee Bancorp or Harrisburg contributes; with respect to which Shawnee Bancorp or Harrisburg acts as administrator, trustee or fiduciary, whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, "Shawnee Bancorp Plans"): (i) all such Shawnee Bancorp Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department of Labor ("Department") and Treasury Regulations promulgated thereunder, the breach of which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis;
(ii) all Shawnee Bancorp Plans intended to constitute tax-qualified plans under
Section 401(a) of the Code have complied since their adoption in all respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters have been timely received from the Internal Revenue Service ("Service") with respect to each such Shawnee Bancorp Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) no Shawnee Bancorp Plan (or its related trust) holds any stock of Shawnee Bancorp, Harrisburg or any related or affiliated person or entity; (iv) neither Shawnee Bancorp nor Harrisburg has any liability to the Department or the Service with respect to any Shawnee Bancorp Plan; (v) neither Shawnee Bancorp nor Harrisburg has engaged in any transaction that may subject Shawnee Bancorp, Harrisburg or any Shawnee Bancorp Plan to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any Shawnee Bancorp Plan; (vii) each Shawnee Bancorp Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder; (viii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Shawnee Bancorp Plan or has been misled as to his or her rights under any Shawnee Bancorp Plan; (ix) all obligations required to be performed by Shawnee Bancorp and Harrisburg under any provision of a Shawnee Bancorp Plan have been performed by them and they are not in default under or in violation of any provision of a Shawnee Bancorp Plan; (x) no event has, to the best knowledge of Shawnee Bancorp, occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any Shawnee Bancorp Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of Shawnee Bancorp, threatened against Shawnee Bancorp, Harrisburg, any Shawnee Bancorp Plan or the assets of any Shawnee Bancorp Plan; and (xii) with respect to any Shawnee Bancorp Plan sponsored, participated in or contributed to by Shawnee Bancorp or Harrisburg or with respect to which Shawnee Bancorp or Harrisburg is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been, to the best knowledge of Shawnee Bancorp, no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed.

     (b) With regard to any Shawnee Bancorp Plan intended to be qualified under
Section 401(a) of the Code, no director, officer, employee or agent of Shawnee Bancorp or Harrisburg has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, (i) the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under Section 501(a) of the Code for any trust related to such Plan or (ii) a participant or beneficiary or a non-participating employee has been denied any benefit due or to become due under such Shawnee Bancorp Plan or has been misled as to his or her rights under such Shawnee Bancorp Plan. Neither Shawnee Bancorp nor Harrisburg has ever sponsored or contributed to a defined benefit plan, as defined in Section 414(j) of the Code.

     (c) Shawnee Bancorp and Harrisburg have provided to ONB in the Disclosure Schedule true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a complete summary, of all of the following: (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all amendments thereto; (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements; (iii) all executive and other incentive compensation plans and programs; (iv) all group insurance and health contracts, policies or plans; and (v) all other incentive, welfare or employee benefit plans or agreements, maintained or sponsored, participated in, or contributed to by Shawnee Bancorp or Harrisburg for its current or former directors, officers or employees. All such plans have been, since their inception, drafted, implemented, administered and, where applicable, amended or terminated in accordance with their terms and with applicable law.

     (d) No current or former director, officer or employee of Shawnee Bancorp or Harrisburg is entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Shawnee Bancorp or Harrisburg, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of that coverage pursuant to the applicable requirements of the Code with respect thereto.

     (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Shawnee Bancorp or Harrisburg, in which Shawnee Bancorp or Harrisburg participates as a participating employer or to which Shawnee Bancorp or Harrisburg contributes, no director, officer, employee or agent of Shawnee Bancorp or Harrisburg has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Shawnee Bancorp or Harrisburg under Section 4980B(a)of the Code. With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by Shawnee Bancorp and Harrisburg.

     (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, severance or similar agreements, commitments or understandings, or any employee benefit or retirement plan, binding upon Shawnee Bancorp or Harrisburg and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

     5.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by Shawnee Bancorp, Harrisburg and all Shawnee Bancorp Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the applicable plan, trust or contract, and adequate actuarial accruals and reserves for such payments have been and are being made by Shawnee Bancorp or Harrisburg in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans;
(c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, severance, reimbursement, bonus or collective bargaining agreements; (d) all executive and other incentive compensation plans or programs; (e) all group insurance and health contracts and policies; and (f) all other incentive, welfare, retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to Shawnee Bancorp or Harrisburg for its current or former directors, officers, employees and agents. All obligations and liabilities of Shawnee Bancorp and Harrisburg, whether arising by operation of law, by contract or by past custom, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Shawnee Bancorp or Harrisburg in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 5.15 are correctly and accurately reflected and accounted for in all material respects in the Shawnee Bancorp Financial Statements and the books, statements and records of Shawnee Bancorp and Harrisburg.

     5.16. Taxes, Returns and Reports. Shawnee Bancorp and Harrisburg have since 1991 (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is, to the knowledge of Shawnee Bancorp after due inquiry, true, accurate and complete in all respects;
(b) paid all taxes, assessments and other governmental charges due or claimed to be due upon each of them or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes in the Shawnee Bancorp Financial Statements as of December 31, 1994 is adequate to cover all of Shawnee Bancorp's and Harrisburg's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 1994. Neither Shawnee Bancorp nor Harrisburg has, or will have, any liability for taxes of any nature for or with respect to the operation of their respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Shawnee Bancorp Financial Statements (as hereinafter defined). Neither Shawnee Bancorp nor Harrisburg is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Shawnee Bancorp or Harrisburg have been audited by any taxing authority during the past five (5) years.

     5.17. Deposit Insurance. The deposits of Harrisburg are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended, and Harrisburg has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

     5.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance and insurance providing benefits for employees) owned or held by Shawnee Bancorp or Harrisburg on the date hereof or with respect to which Shawnee Bancorp or Harrisburg pays any premiums. Each such policy is in full force and effect.

     5.19. Books and Records. The books and records of Shawnee Bancorp and Harrisburg are complete and correct in all material respects and accurately reflect the basis for the respective financial condition, results of operations, business, assets and capital of Shawnee Bancorp and Harrisburg set forth therein or in the Shawnee Bancorp Financial Statements.

     5.20. Broker's, Finder's or Other Fees. Except for reasonable fees of Shawnee Bancorp's attorneys and accountants, all of which will be paid by Shawnee Bancorp prior to the Effective Time, no agent, broker or other person acting on behalf of Shawnee Bancorp or Harrisburg or under any authority of Shawnee Bancorp or Harrisburg is or shall be entitled to any commission, any broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby.

     5.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by Shawnee Bancorp or Harrisburg pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and, with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

     5.22. Interim Events. Except as otherwise permitted hereunder, since December 31, 1994, neither Shawnee Bancorp nor Harrisburg has:

     (a) Suffered any changes having a material adverse financial impact on the financial condition, results of operations, business, assets, capital or prospects of Shawnee Bancorp or Harrisburg;

     (b) Suffered any material damage, destruction or loss to any of its properties, whether or not covered by insurance;

     (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 7.03(a)(iii) hereof;

     (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split up its stock;

     (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other benefit plan to employees, officers or directors of Shawnee Bancorp or Harrisburg;

     (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement, or fired, suspended or dismissed any employee director or officer;

     (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

     (h) Except for the Mergers contemplated by this Agreement, merged, consolidated or sold shares of Shawnee Bancorp Common Stock or Harrisburg Common Stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of Shawnee Bancorp Common Stock or Harrisburg Common Stock or acquired or agreed to acquire any stock, equity interest or business of any third party;

     (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

     (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Harrisburg of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

     (k) Cancelled or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

     (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

     (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

     (n) Conducted its business in any manner other than substantially as it was being conducted at December 31, 1994.

     5.23. Regulatory Filings. (a) Shawnee Bancorp and Harrisburg have filed and will continue to file in a timely manner all filings with all federal and state regulatory agencies as required by applicable law. All such filings with federal and state regulatory agencies were true, accurate and complete in all respects as of the dates of the filings and have been prepared on a basis consistent with past accounting practices and as required by applicable rules or regulations, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

     (b) Shawnee Bancorp and Harrisburg are in full compliance with the terms and provisions of that certain Assistance Agreement Among Federal Deposit Insurance Corporation, First Bank and Trust, Harrisburg, Illinois, Shawnee Bancorp, Inc. and The Investors, dated as of September 16, 1991 ("FDIC Assistance Agreement"), and there is no breach of or default under such agreement.

     5.24. Contracts. Neither Shawnee Bancorp nor Harrisburg is in default under or breach of or, to the best knowledge of Shawnee Bancorp, alleged to be in default under or breach of any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation, including the FDIC Assistance Agreement and those documents evidencing the Mercantile Indebtedness, which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis.

     5.25. No Third Party Options. There are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of Shawnee Bancorp or Harrisburg.

     5.26. Representations and Warranties at the Effective Time. All representations and warranties of Shawnee Bancorp and Harrisburg contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     5.27. Nonsurvival of Representations and Warranties. The representations and warranties of Shawnee Bancorp and Harrisburg contained in this Agreement shall expire at the Effective Time, and thereafter Shawnee Bancorp and Harrisburg and all directors, officers and employees of Shawnee Bancorp and Harrisburg shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in such representations and warranties or except as otherwise provided by law, whether statutory or common law or otherwise.

                                   SECTION 6

                     REPRESENTATIONS AND WARRANTIES OF ONB
                     -------------------------------------

     ONB represents and warrants to Shawnee Bancorp and Harrisburg with respect to itself and, where applicable, First National, as follows:

     6.01. Organization and Authority. ONB is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the BHC Act, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. First National is a wholly-owned subsidiary of ONB, is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02. Authorization. (a) Each of ONB and First National has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to the fulfillment of the conditions precedent set forth in Section 9.01 hereof. This Agreement and its execution and delivery by ONB has been duly authorized by the Board of Directors of ONB and constitutes a valid and binding obligation of ONB, subject to the conditions precedent set forth in Section 9.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Mergers contemplated hereby (i) conflicts with or violates ONB's Articles of Incorporation or By-Laws or First National's Articles of Association or By-Laws;
(ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of government banking regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, agreement, arrangement, commitment or other instrument to which ONB or First National is a party or by which ONB or First National is subject or bound and which is material to ONB on a consolidated basis.

     (c) Other than in connection or in compliance with the provisions of the BHC Act and applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by ONB and First National of the Mergers contemplated by this Agreement.

     6.03. Capitalization. (a) The authorized capital stock of ONB as of the date of this Agreement consists of (i) 30,000,000 shares of common stock, no par value per share, of which approximately 21,165,123 shares were issued and outstanding as of December 31, 1994, and (ii) 2,000,000 shares of preferred stock, no shares of which have been or are presently intended to be issued, other than in connection with any obligations of ONB to issue such preferred stock under its shareholders' rights plan. Such issued and outstanding shares of ONB capital stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholders. All of the issued and outstanding shares of common stock of ONB's subsidiaries are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Except as described in this Section 6.03, ONB has no other authorized series or class of capital stock. Except for shares of ONB common stock to be issued in connection with (i) ONB's dividend reinvestment and stock purchase plan, (ii) ONB's outstanding convertible subordinated debentures,
(iii) acquisitions by ONB of other financial institutions or holding companies, and (iv) ONB's restricted stock plan and other employee benefit plans, ONB has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB capital stock. On a consolidated basis as of December 31, 1994, ONB had total shareholders' equity of approximately $365,940,000, which consisted of common stock of $21,897,000, capital surplus of $220,260,000 and retained earnings of $130,330,000.

     (b) ONB has no knowledge of any person who beneficially owns 5% or more of its issued and outstanding shares of common stock.

     6.04. Organizational Documents. The Articles of Incorporation and By-Laws of ONB and the organizational documents of First National in force as of the date of this Agreement have been delivered to Shawnee Bancorp and represent true, accurate and complete copies of such corporate documents of ONB and First National in effect as of the date of this Agreement.

     6.05. Compliance With Law. Neither ONB nor any of its subsidiaries has engaged in any activity or has taken or omitted to take any action which has resulted or could result in the violation of any local, state, federal or foreign law, statute, rule, regulation, ordinance, order, restriction or requirement or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis.

     6.06. Regulatory Filings. ONB and each of its subsidiaries have filed and will continue to file in a timely manner all required filings with the Securities and Exchange Commission ("SEC") including, but not limited to, all reports on Form 8, Form 8-K, Form 10-K and Form 10-Q, and all other federal and state regulatory agencies as required by applicable law. All filings by ONB with the SEC and with all other federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

     6.07. Litigation and Pending Proceedings. There are no claims, actions, suits, proceedings, investigations or arbitrations pending or, to the best knowledge of ONB after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does ONB have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting ONB or its subsidiaries which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ONB and its subsidiaries on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     6.08. Financial Statements and Reports. (a) ONB or its agents have delivered to Shawnee Bancorp copies of the following financial statements and reports of ONB and its subsidiaries (collectively, the "ONB Financial Statements"):

     (i) Consolidated Balance Sheets and related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of ONB as of and for the years ended December 31, 1992, 1993 and 1994; and

    (ii) Consolidated Statements of Cash Flows of ONB for the years ended December 31, 1992, 1993 and 1994.

     (b) The ONB Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial position of ONB and its subsidiaries as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The ONB Financial Statements described in clauses (i) and (ii) above which consist of fiscal year-end information are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis except as may otherwise be indicated in any independent auditors' reports with respect to such financial statements. The ONB Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the ONB Financial Statements false, misleading or inaccurate in any material respect.

     6.09. Shares to be Issued in the Company Merger. The shares of ONB common stock which Shawnee Bancorp shareholders will be entitled to receive upon consummation of the Company Merger pursuant to this Agreement will, at the Effective Time, be duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will have been registered under the Securities Act of 1933, as amended ("1933 Act").

     6.10. Shareholder Approval. The approval by ONB's shareholders of the Mergers contemplated by this Agreement is not required.

     6.11. Representations and Warranties at the Effective Date. All representations and warranties of ONB contained herein shall be true, accurate and complete in all material respects on and as of the Effective Date as though made or given at such time.

     6.12. Nonsurvival of Representations and Warranties. The representations and warranties of ONB contained in this Agreement shall expire at the Effective Time and, thereafter, ONB and all directors, officers and employees of ONB shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally or knowingly in such representations and warranties or except as otherwise provided by law, whether statutory or common law or otherwise.

                                   SECTION 7

                          COVENANTS OF SHAWNEE BANCORP
                          ----------------------------

     Shawnee Bancorp covenants and agrees, and covenants and agrees to cause Harrisburg to act, as follows:

     7.01. Shareholder Approval. (a) Subject to Section 7.06(b) hereof, Shawnee Bancorp shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Shawnee Bancorp at the earliest possible reasonable date. Subject to Section 7.06(b) hereof, the Board of Directors of Shawnee Bancorp shall recommend to Shawnee Bancorp's shareholders that such shareholders approve this Agreement and the Mergers contemplated hereby and shall solicit proxies voting in favor of this Agreement from Shawnee Bancorp's shareholders.

     (b) Harrisburg shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Charter and By-Laws of Harrisburg at the earliest possible reasonable date. The Board of Director of Harrisburg shall recommend to Harrisburg's shareholders that such shareholders approve this Agreement and the Mergers contemplated hereby and shall solicit proxies voting in favor of this Agreement from Harrisburg's shareholders.

     7.02. Other Approvals. (a) Shawnee Bancorp shall proceed expeditiously, cooperate fully and use its best efforts to assist ONB in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date. Shawnee Bancorp shall promptly advise ONB in writing if, prior to the Effective Time, it shall obtain knowledge of any fact that would make it necessary to amend the Registration Statement or to supplement the prospectus contained in the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

     (b) The tax-qualified Shawnee Bancorp Plans shall be terminated so that all benefit accruals thereunder will cease on the December 31 coincident with or immediately following the Effective Time. Prior to the Effective Time, Shawnee Bancorp shall cooperate with ONB in the dissolution of the Shawnee Bancorp Plans to the reasonable satisfaction of ONB. Participants' benefits under the Shawnee Bancorp Plans shall be distributed, following the Shawnee Bancorp Plans dissolution, (i) in a single lump sum, (ii) by distribution of an annuity contract if so required by the applicable Shawnee Bancorp Plan, or (iii) by direct rollover to the ONB Profit Sharing Plan (as hereinafter defined) or to an individual retirement account. However, if so determined by ONB, distributions shall not be permitted from any Shawnee Bancorp Plans until the Service has issued a favorable determination letter as to the termination of the applicable Shawnee Bancorp Plan. To the extent an application with respect to the Shawnee Bancorp Plans is permitted by the Service's procedures, ONB shall be responsible for, and Shawnee Bancorp shall cooperate with ONB in, the submission of all applications to the Service as soon as practicable following the Shawnee Bancorp Plans' termination for a determination letter to the effect that the termination of the Shawnee Bancorp Plan does not adversely affect its tax-qualified status. Shawnee Bancorp shall be responsible for and shall pay any and all costs and expenses associated with such termination and determination letter.

     7.03. Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, each of Shawnee Bancorp and Harrisburg shall not, without the prior written consent of ONB:

            (i) make any changes in its capital stock accounts (including, without limitation, any stock split, recapitalization or reclassification);

           (ii) authorize a class of stock or issue, or authorize the issuance of, any capital stock other than or in addition to the issued and outstanding common stock as set forth in Section 5.03 hereof;

    (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders, except that Harrisburg may pay cash dividends to Shawnee Bancorp in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Shawnee Bancorp and for expenses incurred in connection with the transactions contemplated by this Agreement;

     (iv) redeem any of its outstanding shares of common stock;

      (v) merge, combine or consolidate or effect a share exchange with or sell any of its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

     (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

    (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with sound banking practices (and, with respect to loan transactions or commitments, letters of credit and deposit accounts, only on terms and conditions which are not materially more favorable than those available to the borrower or customer from competitive sources in transactions in the ordinary course of business);

   (viii) acquire or dispose of any property or asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

     (ix) except for repurchase agreements entered into in the ordinary course of business and the pledge of securities to secure public funds deposits, subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;


      (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Shawnee Bancorp or Harrisburg;

     (xi) execute, create, institute, modify or amend (except with respect to any amendments to the Shawnee Bancorp Plans required by law, rule, regulation or this Agreement) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consultant, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Shawnee Bancorp or Harrisburg; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities;

    (xii) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, consulting or severance agreements with respect to any present or former directors, officers or employees of Shawnee Bancorp or Harrisburg;

   (xiii) hire or employ any new or additional employees of Shawnee Bancorp or Harrisburg, except those which are reasonably necessary for the proper operation of Shawnee Bancorp's or Harrisburg's business;

    (xiv) elect or appoint any new officers or directors of either Shawnee Bancorp or Harrisburg;

     (xv) amend, modify or restate Shawnee Bancorp's or Harrisburg's Articles of Incorporation, Charter or By-Laws from those in effect on the date of this Agreement and as delivered to ONB hereunder;

    (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or a material portion of the assets, of Shawnee Bancorp or Harrisburg;

   (xvii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects Harrisburg's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

  (xviii) fail to accrue, pay, discharge and satisfy all liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such liabilities, obligations and expenses become due;

    (xix) issue, or authorize the issuance, of any securities convertible into or exchangeable for shares of Shawnee Bancorp Common Stock or Harrisburg Common Stock;

     (xx) except for trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Shawnee Bancorp Financial Statements or the Subsequent Shawnee Bancorp Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $5,000;

    (xxi) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

   (xxii) pay or commit to pay any management or consulting or other similar type of fees;

  (xxiii) incur any additional indebtedness or increase the aggregate outstanding principal indebtedness under the Mercantile Indebtedness, or be in breach of or default under any of the documents evidencing the Mercantile Indebtedness, including, without limitation, the Note; or

            (xxiv) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 7.03(a)(vii) hereof and legal and accounting fees related to the transactions contemplated by this Agreement) requiring payments by Shawnee Bancorp or Harrisburg which exceed $5,000, whether individually or in the aggregate, or that is not in the ordinary course of business.

    (b) Each of Shawnee Bancorp and Harrisburg shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Shawnee Bancorp and Harrisburg as of the date of this Agreement.

    7.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Shawnee Bancorp and Harrisburg each shall (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use its best efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to it and to the conduct of its business; and (e) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

    7.05. Restrictions Regarding Affiliates. Shawnee Bancorp shall, within 30 days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide ONB with a list identifying each person who may be deemed to be an affiliate of Shawnee Bancorp for purposes of Rule 145 under the 1933 Act. On or prior to the Effective Time, Shawnee Bancorp shall use its best efforts to cause each director, executive officer and other person who may be deemed to be such an affiliate of Shawnee Bancorp to deliver to ONB on or prior to the Effective Time hereunder a written agreement, substantially in the form as attached hereto as Exhibit A, providing that such person (a) has not sold, pledged, transferred, disposed of or otherwise reduced his or her market risk with respect to the shares of Shawnee Bancorp Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the Effective Time, and (b) will not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of ONB common stock to be received by such person pursuant to this Agreement (i) until such time as financial results covering at least 30 days of combined operations of ONB and Shawnee Bancorp have been published as and when required and within the meaning of
  Section 201.01 of the SEC's Codification of Financial Reporting Policies and
  (ii) unless such sales are pursuant to an effective Registration Statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from registration under the 1933 Act.

    7.06. Other Negotiations. (a) Subject to Section 7.06(b) hereof, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of ONB, Shawnee Bancorp and Harrisburg shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Shawnee Bancorp or Harrisburg or to which Shawnee Bancorp or Harrisburg may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions"). Shawnee Bancorp and Harrisburg shall promptly communicate to ONB the terms of any proposal or offer which either of them may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

    (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Shawnee Bancorp and Harrisburg may engage, and may permit and authorize their respective directors, officers, employees, agents or representatives to engage, in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning an unsolicited offer by such third party with respect to an Acquisition Transaction only with the prior written approval of ONB, which approval shall be provided to Shawnee Bancorp promptly upon receipt by ONB of a letter from Shawnee Bancorp signed by at least a majority of its Board of Directors then in office indicating that Shawnee Bancorp has received an unsolicited offer regarding an Acquisition Transaction which the Board of Directors of Shawnee Bancorp (i) considers, in the exercise of its fiduciary duties as a Board, to be substantially superior to the then current offer of ONB pursuant to this Agreement and (ii) concludes, after consultation with its counsel, that its fiduciary duties as a Board require it to consider and, in light of such duties, take such other actions with respect to such unsolicited offer as may be necessary or appropriate, and such approval may, in all other instances, be provided to Shawnee Bancorp when and if ONB shall, in its sole discretion, determine. This Section 7.06 shall not authorize Shawnee Bancorp or Harrisburg, or their respective directors, officers, employers, agents or representatives, to initiate any discussions or negotiations relative to an Acquisition Transaction with a third party.

    7.07. Press Releases. Except as required by law, Shawnee Bancorp and Harrisburg shall not issue any press releases or make any other public announcements or disclosures relating to the Mergers without the prior consent of ONB, which consent shall not be unreasonably withheld.

    7.08. Disclosure Schedule Update. Shawnee Bancorp shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Shawnee Bancorp or Harrisburg contained herein materially incorrect, untrue or misleading.

    7.09. Information, Access Thereto, Confidentiality. ONB and its respective representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Shawnee Bancorp and Harrisburg. ONB and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Shawnee Bancorp and Harrisburg and of their financial and legal condition as deemed reasonably necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Shawnee Bancorp or Harrisburg. Upon request, Shawnee Bancorp and Harrisburg shall furnish ONB or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial and operating data and other information reasonably requested by ONB which has been or is developed by Shawnee Bancorp or Harrisburg, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Shawnee Bancorp or by Harrisburg of any claim of attorney-client privilege), and will permit ONB and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Shawnee Bancorp or Harrisburg, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ONB or its respective representatives or agents. No investigation by ONB shall affect the representations and warranties made by Shawnee Bancorp or Harrisburg herein. Any confidential information or trade secrets received by ONB or its employees or agents in the course of such examination, including such confidential information and trade secrets contained in the Disclosure Schedule, shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or, at Shawnee Bancorp's request, returned to Shawnee Bancorp in the event this Agreement is terminated as provided in Section 10 hereof. This Section 7.09 shall not require the disclosure of any information the disclosure to ONB of which would be prohibited by law.

    7.10. Subsequent Shawnee Bancorp Financial Statements. As soon as available after the date of this Agreement, Shawnee Bancorp shall deliver to ONB the monthly unaudited consolidated balance sheets and profit and loss statements of Shawnee Bancorp prepared for its internal use, Harrisburg's Call Reports for each quarterly period completed prior to the Effective Time and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent Shawnee Bancorp Financial Statements"). The Subsequent Shawnee Bancorp Financial Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent Shawnee Bancorp Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any respect.

    7.11. Employee Benefits. The terms of Section 8.03 hereof and the provision of any employee benefits by ONB or any of its subsidiaries to employees of Harrisburg shall not (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Shawnee Bancorp or Harrisburg; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

    7.12. FDIC Assistance Agreement. Shawnee Bancorp shall take any and all necessary and appropriate action to cause the FDIC Assistance Agreement to be modified, terminated or released to the satisfaction of ONB prior to or as of the Effective Time, and to obtain the approval of the FDIC of this Agreement and the Mergers contemplated hereby as required under the FDIC Assistance Agreement.

    7.13. Mercantile Indebtedness. In connection with ONB assuming, transferring, assigning or paying in full the Mercantile Indebtedness pursuant to Sections 8.08 hereof, Shawnee Bancorp shall proceed expeditiously, cooperate fully and use its best efforts to obtain the complete release of the General Pledge and Security Agreement from Shawnee Bancorp to Mercantile Bank covering the shares of Harrisburg Common Stock, which pledge was taken, made or given to secure repayment of the Mercantile Indebtedness, all to the reasonable satisfaction of ONB.

    7.14. Shareholder Agreement. The Shareholder Agreement, dated September 13, 1991, among the shareholders of Shawnee Bancorp shall be terminated in all respects prior to the Effective Time.

                                   SECTION 8

                                COVENANTS OF ONB
                                ----------------

   ONB covenants and agrees, and covenants and agrees to cause First National to act, as follows:

    8.01. Approvals. ONB shall have primary responsibility for the preparation, filing and cost of all bank holding company and bank regulatory applications required for consummation of the Mergers. ONB shall file all bank holding company and bank regulatory applications as soon as practicable after the execution of this Agreement. ONB shall provide to Shawnee Bancorp's counsel copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

    8.02. SEC Registration. (a) ONB shall file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on an appropriate form under the 1933 Act covering ONB common stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and Shawnee Bancorp, prepared for use in connection with the meeting of shareholders of Shawnee Bancorp referred to in Section 7.01 of this Agreement, all in accordance with the rules and regulations of the SEC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all Blue Sky exemptions, authorizations, consents or approvals required for the issuance of ONB common stock. In advance of filing the Registration Statement and all other filings described in Section 8.01 herein, ONB shall provide Shawnee Bancorp and its counsel with a copy of the Registration Statement and each such other filing and provide an opportunity to comment thereon.

    (b) The information pertaining to ONB furnished by or on behalf of ONB or its management for inclusion in the Registration Statement, and the information pertaining to ONB which appears in the Registration Statement, as well as the documents incorporated by reference therein, filed with the SEC, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

    8.03. Employee Benefit Plans. (a) At such time as ONB shall determine in its sole discretion but in no event later than January 1, 1996, ONB will make available to the employees of Harrisburg who continue as employees of any subsidiary of ONB after the Effective Time, and, further, subject to Section 8.03(b) and (c) hereof, substantially the same employee benefits on substantially the same terms and conditions that ONB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. Until such time as the employees of Harrisburg become covered by the ONB welfare benefit plans, the employees of Harrisburg shall remain covered by the welfare benefit plans sponsored by Harrisburg, subject to the terms of such plans.

    (b) Years of service (as defined in the applicable ONB plan) of an officer or employee of Harrisburg prior to the Effective Time shall be credited, effective as the date on which such employees become covered by ONB's employee welfare benefit plans, to each such officer or employee eligible for coverage under Section 8.03(a) hereof for purposes of (i) eligibility under ONB's employee welfare benefit plans, and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the ONB Employees' Retirement Plan ("ONB Pension Plan") and under the ONB Employees' Savings and Profit Sharing Plan ("ONB Profit Sharing Plan"). Those officers and employees of Harrisburg who otherwise meet the eligibility requirements of the ONB Pension Plan and the ONB Profit Sharing Plan, based upon their age and years of Harrisburg service, shall become participants thereunder on the January 1st which coincides with or next follows the Effective Time. Those officers or employees who do not meet the eligibility requirements of the ONB Pension Plan or ONB Profit Sharing Plan on such date shall become participants thereunder on the first plan entry date under the ONB Pension Plan or the ONB Profit Sharing Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

    (c) No full-time officer or employee of Harrisburg serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of ONB's welfare benefit plans if such officer, employee or individual was covered by the corresponding Harrisburg welfare benefit plan for more than 270 days immediately preceding the Effective Time.

    (d) The terms of this Section 8.03 or the provision of any employee benefits by ONB or any of its subsidiaries to employees of Harrisburg shall not (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Shawnee Bancorp or Harrisburg; or (ii) prohibit or restrict ONB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

    8.04. Authorization of ONB Common Stock. The Board of Directors of ONB shall, prior to the Effective Time, authorize the issuance of the required number of shares of ONB common stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Mergers contemplated hereby.

    8.05. Press Releases. Except as required by law, ONB shall not issue any press releases or make any other public announcements or disclosures relating primarily to Shawnee Bancorp or Harrisburg with respect to the Mergers without the prior consent of Shawnee Bancorp or Harrisburg, which consent shall not be unreasonably withheld.

    8.06 Indemnification and Insurance. (a) Indemnification. From and after the Effective Time, ONB shall assume and honor any obligations as provided for and permitted by applicable federal and state law which Shawnee Bancorp and Harrisburg had immediately prior to the Effective Time with respect to the indemnification of each person who is, on the date hereof, or has been at any time prior to the date hereof, or who becomes, prior to the Effective Time, a director or officer of Shawnee Bancorp or Harrisburg or was serving at the request of Shawnee Bancorp as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of Shawnee Bancorp's Articles of Incorporation or By-Laws or Harrisburg's Charter or By-Laws in effect at the Effective Time, against any and all losses in connection with or arising out of any claim, which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed) of Shawnee Bancorp or Harrisburg. Indemnification of employees and directors of Shawnee Bancorp or Harrisburg following the Effective Time will be provided to the same extent as provided to other persons serving in similar capacities for ONB or its subsidiaries following the Effective Time.

    (b) Insurance. For a period of one (1) year after the Effective Time, ONB shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Shawnee Bancorp and Harrisburg (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred prior to or at the Effective Time. Following the Effective Time, ONB will provide any Shawnee Bancorp or Harrisburg employees who become officers of ONB or any of its subsidiaries with the same directors' and officers' liability insurance coverage that ONB provides to other similarly situated officers at ONB and its bank subsidiaries.

    8.07. Information, Access Thereto, Confidentiality. Shawnee Bancorp and Harrisburg and its representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the material facilities, operations, books, records and properties of ONB. Shawnee Bancorp and Harrisburg and their respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the material operations, books, records and properties of ONB and of its financial and legal condition as Shawnee Bancorp and Harrisburg shall deem reasonably necessary or advisable to familiarize itself with such books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of ONB. No investigation by Shawnee Bancorp or Harrisburg shall affect the representations and warranties made by ONB. Any confidential information or trade secrets received by Shawnee Bancorp or Harrisburg or their respective employees or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Shawnee Bancorp or, at ONB's request, returned to ONB in the event this Agreement is terminated as provided in Section 10 hereof. This
  Section 8.07 shall not require the disclosure of any information to Shawnee Bancorp and Harrisburg the disclosure of which would be prohibited by law.

            8.08. Mercantile Indebtedness. Upon terms and conditions acceptable to ONB, prior to or as of the Effective Time, ONB shall either (i) pay in full the Mercantile Indebtedness or (ii) assume, assign or transfer the Mercantile Indebtedness to it or an affiliate or subsidiary of ONB.

    8.09. FDIC Assistance Agreement. ONB shall cooperate fully and use its best efforts to assist Shawnee Bancorp in modifying, terminating or releasing the FDIC Assistance Agreement upon terms and conditions acceptable to ONB.

                                   SECTION 9

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

    9.01. ONB. The obligation of ONB to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions at or prior to the Effective Time, unless waived in writing by ONB:

    (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Shawnee Bancorp and Harrisburg contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

    (b) Covenants. Each of the covenants and agreements of Shawnee Bancorp and Harrisburg shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

    (c) Deliveries at Closing. ONB shall have received from Shawnee Bancorp and Harrisburg at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 12.02(b) hereof.

    (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of Shawnee Bancorp in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened. In addition, such shares shall be listed on the NASDAQ National Market System.

    (e) Regulatory Approvals. The Federal Reserve, the FDIC, the Office of the Comptroller of the Currency ("OCC") and the ICBT shall have authorized and approved the Mergers on terms and conditions satisfactory to ONB. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities, including the FDIC as required by the FDIC Assistance Agreement, whose orders, consents, approvals or clearances are required by law for consummation of the Mergers contemplated by this Agreement shall have been obtained on terms and conditions satisfactory to ONB.

    (f) Shareholder Approval. The shareholders of Shawnee Bancorp and Harrisburg shall have approved and adopted this Agreement as required by applicable law and Shawnee Bancorp's and Harrisburg's Articles of Incorporation and Charter, respectively.

    (g) Officers' Certificate. Shawnee Bancorp and Harrisburg shall have delivered to ONB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of Shawnee Bancorp and Harrisburg are true, accurate and correct in all material respects on and as of the Effective Time;
  (ii) all the covenants of Shawnee Bancorp and Harrisburg have been complied with from the date of this Agreement through and as of the Effective Time; and
  (iii) Shawnee Bancorp and Harrisburg have satisfied and fully complied with all conditions necessary to make this Agreement effective as to each of them.

    (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Mergers to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Shawnee Bancorp, except with respect to (a) cash received by Shawnee Bancorp's shareholders (i) for fractional shares resulting from application of the Exchange Ratio or (ii) pursuant to the exercise of dissenters' rights as described in Section 4 hereof, and (b) cash received by the minority shareholders of Harrisburg (i) in the Bank Merger or (ii) pursuant to the exercise of dissenters' rights described in
  Section 4 hereof.

    (i) Affiliate Agreements. ONB shall have received from Shawnee Bancorp (i) a list identifying each affiliate of Shawnee Bancorp in accordance with
  Section 7.05 hereof dated as of the Effective Time and (ii) from each affiliate of Shawnee Bancorp the agreements dated as of the Effective Time contemplated by Section 7.05 hereof.

    (j) FDIC Assistance Agreement. The FDIC shall have modified, released or terminated the FDIC Assistance Agreement, and any and all other arrangements, commitments, undertakings, understandings, agreements or contracts with any governmental regulatory agency or body shall have been released or terminated, all to the reasonable satisfaction of ONB.

    9.02. Shawnee Bancorp. The obligation of Shawnee Bancorp to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Shawnee Bancorp:

    (a) Representations and Warranties at Effective Time. All of the representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time.

    (b) Covenants. Each of the covenants and agreements of ONB shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

    (c) Deliveries at Closing. Shawnee Bancorp shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to Shawnee Bancorp, listed in Section 12.02(a) hereof.

    (d) Registration Statement Effective. ONB shall have registered its shares of common stock to be issued to shareholders of Shawnee Bancorp in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened. In addition, such shares shall be listed on the NASDAQ National Market System.

    (e) Regulatory Approvals. The Federal Reserve, the FDIC, the OCC and the ICBT shall have authorized and approved the Mergers. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities, including the FDIC as required by the FDIC Assistance Agreement, whose orders, consents, approvals or clearances are required by law for consummation of the Mergers contemplated by this Agreement shall have been obtained.

    (f) Shareholder Approval. The shareholders of Shawnee Bancorp and Harrisburg shall have approved and adopted this Agreement as required by applicable law and Shawnee Bancorp's and Harrisburg's Articles of Incorporation and Charter, respectively.

    (g) Officers' Certificate. ONB shall have delivered to Shawnee Bancorp a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of ONB are true, accurate and correct in all material respects at and as of the Effective Time; (ii) all the covenants of ONB have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

    (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Mergers to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Shawnee Bancorp, except with respect to (a) cash received by Shawnee Bancorp's shareholders (i) for fractional shares resulting from application of the Exchange Ratio or (ii) pursuant to the exercise of dissenters' rights as described in Section 4 hereof, and (b) cash received by the minority shareholders of Harrisburg (i) in the Bank Merger and (ii) pursuant to dissenters' rights as described in Section 4 hereof.

                                   SECTION 10

                             TERMINATION OF MERGERS
                             ----------------------

    10.01. Manner of Termination. This Agreement and the Mergers may be terminated at any time prior to the Effective Time by written notice delivered by ONB to Shawnee Bancorp, or by Shawnee Bancorp to ONB, as follows:

   (a)  By ONB or Shawnee Bancorp, if:

            (i) the Mergers contemplated by this Agreement have not been consummated by January 31, 1996; or

            (ii) the respective Boards of Directors of ONB and Shawnee Bancorp mutually agree to terminate this Agreement.

   (b)  By ONB, if:

            (i) the Mergers will not qualify for pooling-of-interest accounting treatment for ONB;

            (ii) any item, event or information set forth in any update to the Disclosure Schedule has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis;

            (iii) there has been a misrepresentation or a breach of any warranty by or on the part of Shawnee Bancorp in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of ONB, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis; provided, however, that in the event of any inaccuracy in the representations and warranties contained in Section 5.03 hereof relative to the number of issued and outstanding shares of capital stock of Shawnee Bancorp or Harrisburg, ONB shall have the absolute right to terminate this Agreement without regard to the materiality of any such inaccuracy;

            (iv) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of Shawnee Bancorp or Harrisburg;

            (v) it shall reasonably determine that the Mergers contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against ONB, Shawnee Bancorp, Harrisburg or any subsidiary of ONB, or any director or officer of any of such entities (A) relating to this Agreement or the Mergers or (B) which is likely to have a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shawnee Bancorp or Harrisburg, whether individually or on a consolidated basis, or of ONB; or

            (vi) there has been a material adverse change in the business, prospects, assets, capitalization, financial condition or results of operations of Shawnee Bancorp or Harrisburg as of the Effective Time as compared to that in existence as of December 31, 1994.

   (c)  By Shawnee Bancorp, if:

            (i) there has been a misrepresentation or a breach of any warranty by or on the part of ONB in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of Shawnee Bancorp, a material adverse effect on the business, assets, capitalization, financial condition or results of operation of ONB on a consolidated basis;

            (ii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of ONB; or

            (iii) there has been a material adverse change in the financial condition, results of operations, business, prospects, assets or capitalization of ONB on a consolidated basis as of the Effective Time as compared to that in existence on December 31, 1994.

    10.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of ONB, Shawnee Bancorp and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with the confidentiality provisions of this Agreement set forth in Section 7.09 and Section 8.07 hereof and the payment of expenses set forth in Section 13.09 hereof.

                                   SECTION 11

                          EFFECTIVE TIME OF THE MERGER
                          ----------------------------

    Upon the terms and subject to the conditions specified in this Agreement, the Mergers shall become effective at the close of business on the day and at the time specified in the Articles of Merger of Shawnee Bancorp with and into ONB as filed with the Indiana Secretary of State and the Illinois Secretary of State ("Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time shall occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Mergers set forth in Section 9 of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Mergers.

                                   SECTION 12

                                    CLOSING
                                    -------

    12.01. Closing Date and Place. So long as all conditions precedent set forth in Section 9 have been satisfied and fulfilled, the closing of the Mergers ("Closing") shall take place on the Effective Time at a location to be reasonably determined by ONB.

   12.02. Deliveries. (a) At the Closing, ONB shall deliver to Shawnee Bancorp the following:

            (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit B attached hereto;

            (ii) the officers' certificate contemplated by Section 9.02(g) hereof;

            (iii) copies of all approvals by bank regulatory agencies necessary to consummate the Mergers;

            (iv) copies of the resolutions of the Board of Directors of ONB and First National, certified by the Secretary of ONB and the Cashier of First National, respectively, relative to the approval of this Agreement and the Mergers; and

            (v) such other documents as Shawnee Bancorp or its legal counsel may reasonably request.

   (b) At the Closing, Shawnee Bancorp shall deliver to ONB the following:

            (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit C attached hereto;

            (ii) the officers' certificate contemplated by Section 9.01(g) hereof;

            (iii) a list of Shawnee Bancorp's and Harrisburg's shareholders as of the Effective Time, certified by the President and Secretary of Shawnee Bancorp and Harrisburg, respectively;

            (iv) copies of the resolutions adopted by the Board of Directors and shareholders of Shawnee Bancorp and Harrisburg, certified by the President or Secretary of Shawnee Bancorp and Harrisburg, respectively, relative to the approval of this Agreement and the Mergers; and

            (v) such other documents as ONB or its legal counsel may reasonably request.

                                   SECTION 13

                                 MISCELLANEOUS
                                 -------------

    13.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and may not be assigned by any party hereto without the prior written consent of the other parties hereto.

    13.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of any of the covenants or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or
  (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Mergers. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or noncompliance hereunder.

    (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

    13.03. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

                  If to ONB or First National:            with a copy to (which shall not
                                                           constitute notice):

                  Old National Bancorp                    Krieg DeVault Alexander & Capehart
                  420 Main Street, 11th Floor             One Indiana Square, Suite 2800
                  P.O. Box 718                            Indianapolis, Indiana 46204-2017
                  Evansville, Indiana  47705              ATTN: Nicholas J. Chulos, Esq.
                  ATTN:  Jeffrey L. Knight,               Telephone:  (317) 238-6224
                   Corporate Secretary and                Telecopier:  (317) 636-1507
                   General Counsel
                  Telephone:  (812) 464-1363
                  Telecopier: (812) 464-1567


                  If to Shawnee Bancorp or Harrisburg:    with a copy to (which shall not
                                                           constitute notice):

                  Shawnee Bancorp, Inc., Harrisburg       Peper, Martin, Jensen, Maichel and Hetlage
                  2 West Walnut Street                    24th Floor, 720 Olive Street
                  P.O. Drawer 448                         St. Louis, Missouri 63101
                  Harrisburg, Illinois 62946-0448         Attn:  John R. Short, Esq.
                  Attn:  William Cook, President          Telephone:  (314) 444-6430
                  Telephone:  (618) 253-7693              Telecopier:  (314) 621-4834
                  Telecopier:  (618) 252-1234

  or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, three (3) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

            13.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

            13.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

            13.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

            13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws.

            13.08. Entire Agreement. This Agreement supersedes all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Mergers or matters contemplated herein and constitutes the entire agreement between the parties hereto. Upon the execution of this Agreement by all the parties hereto, the preliminary non-binding letter of intent, dated February 6, 1995, executed by ONB and Shawnee Bancorp, and any and all other prior writings of either party relating to the Mergers, shall terminate and shall be rendered of no further force or effect.

            13.09. Expenses. ONB and Shawnee Bancorp shall each pay their respective expenses incidental to the Mergers contemplated hereby. Notwithstanding the foregoing, if the Mergers are not able to be consummated because any governmental entity denies approval of the Mergers based upon antitrust or any other reason which is directly attributable to or based upon ONB's condition, actions or status, or a lawsuit is filed to enjoin the Mergers based upon antitrust or any other reason which is directly attributable to or based upon ONB's condition, actions or status, (and such denial or legal action is not subject to further administrative or judicial appeal), and ONB thereafter terminates this Agreement pursuant to section 10.01(b)(v) hereof, ONB will, within ten (10) days after such termination of the Mergers, reimburse Shawnee Bancorp for all reasonable out-of-pocket expenses and fees incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement, the Mergers and all documents and applications related thereto up to a maximum of Fifty Thousand Dollars ($50,000). In the event of such a termination of this Agreement, ONB shall not be obligated to pay Shawnee Bancorp any amount for any reason other than the foregoing sum.

            13.10. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when Old National Bank in Evansville, the lead affiliate bank of ONB, is open for the transaction of business.

            13.11. Disclosure Schedule. The Disclosure Schedule attached hereto is intended to be and hereby is specifically made a part of this Agreement.

            IN WITNESS WHEREOF, ONB, Shawnee Bancorp, First National and Harrisburg have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested in counterparts by their duly authorized officers.


                         OLD NATIONAL BANCORP

                         By: /s/ John N. Royse
                            -------------------------------------
                             John N. Royse, Chairman and
                                Chief Executive Officer
  ATTEST:

  By: /s/ Jeffrey L. Knight
     -------------------------------
       Jeffrey L. Knight, Secretary

                         SHAWNEE BANCORP, INC., HARRISBURG


                         By: /s/ William Cook
                            -------------------------------------
                              William Cook, President and
                               Chief Executive Officer



  ATTEST:


  By: /s/ David H. Clemmons
     -------------------------------
       David H. Clemmons, Secretary

                         THE FIRST NATIONAL BANK
                            OF HARRISBURG



                         By:   /s/ Ronald Gibbons
                             ------------------------------------
                               Ronald Gibbons, President and Chief
                               Executive Officer

  ATTEST:


  By: /s/ Shirley Rose
     -------------------------------
        Shirley Rose, Cashier

                         THE BANK OF HARRISBURG



                         By:   /s/ William Cook
                             ------------------------------------
                               William Cook, President



  ATTEST:


  By: /s/ Cindy Dillard
     -------------------------------
        Cindy Dillard, Cashier

                                                                      APPENDIX B


                        ILLINOIS DISSENTERS' RIGHTS LAW
              UNDER THE ILLINOIS BUSINESS CORPORATION ACT OF 1983

  5/11.65. RIGHT TO DISSENT

          s 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (i) alters or abolishes a preferential right of such shares;
          (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;
          (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

          (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

          (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

  5/11.70. PROCEDURE TO DISSENT

          s 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

          (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

          (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.
          (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

          (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

          (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

          (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

          (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

          (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

          (j) As used in this Section:

          (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                                                      APPENDIX C

                               NATIONAL BANK ACT
                            DISSENTERS' RIGHTS LAW

S 215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(b) DISSENTING SHAREHOLDERS

          If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) VALUATION OF SHARES

          The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

          If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                                                      APPENDIX D

                                   NOTICES

                           DEPARTMENT OF THE TREASURY

                   Office of the Comptroller of the Currency

                               (Docket No. 92-3)

                                Stock Appraisals

                             Monday, March 16, 1992


          To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel.

PURPOSE

          This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 30, 1991 are summarized.

REFERENCES: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (item 2)

BACKGROUND

          Under 12 U.S.C. 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. 215a.

          The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

  METHODS OF VALUATION USED

          Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

          The OCC uses various methods to estimate the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

          Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

          The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

          The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

          Both the investment value method and the adjusted book value method present appraised values, which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

  OVERALL VALUATION

            The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

  Purchase Premiums

            For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

  STATISTICAL DATA

            The chart below lists the results of appraisals the OCC performed between January 1, 1985, and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

            In connection with disclosures given to shareholders under 12 CFR
  11.590 (Item 2), banks may provide shareholders a copy of this Banking Circular or disclose the information contained in the Banking Circular, including the results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) The OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

                               APPRAISAL RESULTS


APPRAISAL DATE    APPRAISAL PRICE OFFERED  BOOK VALUE   AVERAGE PRICE
                   VALUE                                EARNINGS RATIO
                                                        OF PEER GROUP
1/1/85             107.05         110.00      178.29         5.3
1/2/85              73.16             NA       66.35         6.8
1/15/85             53.41          60.00       83.95         4.8
1/31/85             22.72          20.00       38.49         5.4
2/1/85              30.63          24.00       34.08         5.7
2/25/85             27.74          27.55       41.62         5.9
4/30/85             25.98          35.00       42.21         4.5

7/30/85            3,153.10       2,640.00    6,063.66        NC
9/1/85                17.23          21.00       21.84       4.7
11/22/85             316.74         338.75      519.89       5.0
11/22/85              30.28             NA       34.42       5.9
1/12/86               19.93             NA       26.37       7.0
3/14/86               59.02         200.00      132.20       3.1
4/21/86               40.44          35.00       43.54       6.4
5/2/86                15.50          16.50       23.69       5.0
7/3/86               405.74             NA      612.82       3.9
7/31/86              297.34         600.00      650.63       4.4
8/22/86              103.53         106.67      136.23        NC
12/26/86              16.66             NA       43.57       4.0
12/31/86              53.39          95.58       69.66       7.1
5/1/87               186.42             NA      360.05       5.1
6/11/87               50.46          70.00       92.35       4.5
6/11/87               38.53          55.00       77.75       4.5
7/31/87               13.10             NA       20.04       6.7
8/26/87               55.92          57.52       70.88        NC
8/31/87               19.55          23.75       30.64       5.0
8/31/87               10.98             NA       17.01       4.2
10/6/87               56.48          60.00       73.11       5.6
3/15/88              297.63             NA      414.95       6.2
6/2/88                27.26             NA       28.45       5.4
6/30/88              137.78             NA      215.36       6.0
8/30/88              768.62         677.00    1,090.55      10.7
3/31/89              773.62             NA      557.30       7.9

5/26/89              136.47         180.00      250.42           4.5
5/29/90                9.87             NA       11.04           9.9

- ---------------------------------
  *The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
  NA--Not Available.
  NC--Not Computed.

            For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

  Dated: February 26, 1992.

  Robert L. Clarke,

  Comptroller of the Currency.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

  ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)  The following Exhibits are being filed as part of this Registration
  Statement:

    2       Agreement of Affiliation and Merger (included as Appendix A to
            Prospectus)

    3(i) Articles of Incorporation of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-57207, dated January 22, 1993)

    3(ii) By-Laws of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-80670, dated June 23, 1994)

    4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto)

    5       Opinion of Krieg DeVault Alexander & Capehart re: legality

    8 Ruling Request to the Internal Revenue Service re: certain federal income tax matters

    10 Material Contracts (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and to the Distribution Agreement set forth in Exhibit 1 of the Registrant's Registration Statement on Form S-3, File No. 33-55222, dated December 2, 1992)

   21       Subsidiaries of the Registrant

   23.01 Consent of Krieg DeVault Alexander & Capehart (included in Opinion of Krieg DeVault Alexander & Capehart re: legality at Exhibit 5)

   23.02    Consent of Arthur Andersen LLP

   23.03    Consent of KPMG Peat Marwick LLP

   24       Powers of Attorney

   99.01    Form of Proxy

   99.02    Form of Proxy



  ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The undersigned registrant hereby undertakes that every prospectus
  (i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on August 3, 1995.

                                OLD NATIONAL BANCORP



                                By: /s/ RONALD B. LANKFORD
                                    -----------------------------
                                    Ronald B. Lankford, President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of August 3, 1995.

Name                                Title
- ----                                -----


/s/ JOHN N. ROYSE                   Chairman of the Board, Director and Chief
- -----------------------------       Executive Officer (Chief Executive Officer)
John N. Royse

/s/ STEVE H. PARKER                 Senior Vice President (Chief Financial
- -----------------------------       Officer and Principal Accounting Officer)
Steve H. Parker

DAVID L. BARNING*                   Director
- -----------------------------
David L. Barning

RICHARD J. BOND*                    Director
- -----------------------------
Richard J. Bond

ALAN W. BRAUN*                      Director
- -----------------------------
Alan W. Braun

JOHN J. DAUS, JR.*                  Director
- -----------------------------
John J. Daus, Jr.

WAYNE A. DAVIDSON*                  Director
- -----------------------------
Wayne A. Davidson

LARRY E. DUNIGAN*                   Director
- -----------------------------
Larry E. Dunigan

DAVID E. ECKERLE*                   Director
- -----------------------------
David E. Eckerle

THOMAS B. FLORIDA*                  Director
- -----------------------------
Thomas B. Florida

PHELPS L. LAMBERT*                  Director
- -----------------------------
Phelps L. Lambert

RONALD B. LANKFORD*                 President and Director
- -----------------------------
Ronald B. Lankford

LUCIEN H. MEIS*                     Director
- -----------------------------
Lucien H. Meis

DAN W. MITCHELL*                    Director
- -----------------------------
Dan W. Mitchell

MARJORIE Z. SOYUGENC*               Director
- -----------------------------
Marjorie Z. Soyugenc

CHARLES D. STORMS*                  Director
- -----------------------------
Charles D. Storms

EDWARD T. TURNER, JR.*              Director
- -----------------------------
Edward T. Turner, Jr.

                                    *By: /s/ JEFFREY L. KNIGHT
                                         -----------------------------
                                         Attorney-in-Fact

                                    Printed Name:  Jeffrey L. Knight
                                                 ---------------------


SS-38097-1